As filed with the Securities and Exchange Commission on October 16, 2008 (Registration No. 333- 147156)

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1/A

(PRE-EFFECTIVE AMENDMENT NO. 4)
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JUMA TECHNOLOGY, CORP.
(Exact name of registrant as specified in its charter)

Delaware	4813	68-0605151
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

JUMA TECHNOLOGY, CORP.
154 Toledo Street
Farmingdale, NY 11735
(631) 300-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony M. Servidio, Chief Executive Officer
154 Toledo Street
Farmingdale, NY 11735
(631) 300-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of All Communications to:
Arthur S. Marcus, Esq.
John H. Riley, Esq.
Gersten Savage LLP
600 Lexington Avenue - 9th Floor
New York, New York 10022

Approximate date of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

Title of Each Class of Securities to Be Registered	Number of Shares to Be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock(2)(3)(4)	6,570,465	$.75	$4,927,849	$458.29
Total	6,570,465		$4,927,849	$458.29 *

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the closing price reported on the OTC Bulletin Board on October 19, 2007.

(2)
In accordance with Rule 457(g), the registration fee for these shares is calculated based upon a price which represents the highest of: (i) the price at which the warrants may be exercised; (ii) the offering price of securities of the same class included in this registration statement; or (iii) the price of securities of the same class, as determined pursuant to Rule 457(c).

(3)
The number of shares of registrant’s common stock to be registered hereunder is based upon registrant’s commitment to Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund, L.P. (collectively, the “Vision entities”) to register such number of shares of common stock equal to one hundred twenty percent (120%) of the number of shares of common stock as shall from time to time be sufficient to effect the exercise of the warrants described below. By agreement between the registrant and the Vision entities, the parties agreed to register a maximum of 6,570,465 shares of registrant’s common stock. In light of the foregoing and in accordance with Rule 416(a), the registrant is registering an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares that we believe will be issuable upon the exercise of warrants to account for anti-dilution and price protection adjustments. Should a decrease in the exercise price as a result of an issuance or sale of shares below the then current conversion or exercise price, as applicable, result in our having insufficient shares, we will not rely upon Rule 416, but will file new registration statement to cover the resale of such additional shares should that become necessary.

(4)
Represents a portion of the shares of our common stock issuable upon the exercise of outstanding Series B five-year warrants. The exercise price of the warrants is $.75. As set forth above, in accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

*	Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

JUMA TECHNOLOGY CORP.
6,570,465 SHARES OF COMMON STOCK

Subject to Completion, Dated October 16, 2008

This prospectus relates to the resale of up to an aggregate of 6,570,465 shares of our common stock, par value $.0001 per share, by (a) Vision Opportunity Master Fund, Ltd. and (b) Vision Capital Advantage Fund, L.P.. All of such shares of common stock are issuable upon exercise of certain currently outstanding Series B Warrants to purchase shares of common stock. These securities were issued under a Note and Warrant Purchase Agreement dated as of August 16, 2007 between the Company and Vision Opportunity Master Fund, Ltd. , a portion of which securities were subsequently transferred to Vision Capital Advantage Fund, L.P., and affiliate of Vision Opportunity Master Fund, Ltd. Please refer to “SELLING SECURITY HOLDERS” beginning on page 68. We are not selling any shares of common stock in this offering and, as a result, will not receive any proceeds from this offering. However, upon the exercise of common stock purchase warrants, we will receive the proceeds from such exercise if payment is made in cash.

The selling security holders are offering for sale from time to time shares of our common stock at prices established on the Over-the-Counter Bulletin Board during the term of this offering, or as otherwise described in “PLAN OF DISTRIBUTION.” Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “JUMT.OB.” On October 15, 2008, the last reported sale price of our common stock was $.20. This price will fluctuate based on the demand for the shares of our common stock.

The selling security holders and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933. The selling security holders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. We agree to pay the expenses of registering the foregoing shares of our common stock; these expenses are estimated to be $54,836.00.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 16, 2008

You should rely only on the information contained in this prospectus and the information we have referred you to. We have not authorized any person to provide you with any information that is different.

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PROSPECTUS SUMMARY

The following summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the “RISK FACTORS” and our financial statements and the notes accompanying the financial statements appearing elsewhere in this prospectus. Unless otherwise specifically noted, the term “Company” includes Juma Technology Corp. (“Juma”) and Juma’s three subsidiaries, AGN Networks, Inc., Juma Acquisition (ATI) Corp., and Juma Technology, LLC.

Our Company and its Business

We are a highly specialized convergence systems integrator with a complete suite of services for the implementation and management of an entities data, voice and video requirements. We are focused on providing converged communications solutions for voice, data and video network implementations for various vertical markets with an emphasis in driving long term professional services engagements, maintenance, monitoring and management contracts. The Company utilizes several different technologies in order to provide its expertise and solutions to clients across a broad spectrum of business-critical requirements, regardless of the objectives. Juma integrates high-speed network routers and high-capacity data switches from the industry’s leading manufacturers and deploys what it believes is best-of-breed communications solutions with a full range of managed services for its clients. Management believes that the Company is a complete solution source, enhancing the abilities of an organization’s technical staff and increasing the reliability and functionality of clients’ Information Technology (“IT”) environments.

Corporate Background and information

Background

Edmonds 4, Inc. was formed as a Delaware corporation on August 19, 2004 for the purpose of finding a suitable business in which to invest. On March 25, 2005, pursuant to the terms of a Stock Purchase Agreement, Glen Landry purchased 100,000 shares pre-split of the issued and outstanding common stock of Edmonds 4, Inc. from Richard Neussler, the sole officer, director and stockholder of the Company. At such time Glen Landry was appointed as the President, Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors.

As a result of this change in control, Edmonds 4, Inc. changed its business plan to the production of cosmetics and creams. On April 8, 2005, the certificate of incorporation was amended to change the name of the Company to Elite Cosmetics, Inc., to better reflect the business plan. On March 2, 2006, the certificate of incorporation was amended to change the name of the Company to X and O Cosmetics, Inc. (“XO”). Immediately prior to the reverse merger described in the following paragraph, XO had two employees, and was controlled by Glen Landry. Mr. Landry beneficially owned 99% of the outstanding stock of XO and was also an officer and director. XO had no income from operations and had a substantial accumulated deficit.

Reverse Merger

On November 14, 2006, XO consummated an agreement with Juma Technology, LLC, pursuant to which XO acquired 100% of Juma Technology LLC’s member interests in exchange for 33,250,731 shares of our common stock (the “Reverse Merger”). The transaction was treated for accounting purposes as a recapitalization by Juma Technology LLC as the accounting acquirer. Prior to the Reverse Merger, there were 259,830,000 shares of our common stock outstanding. As part of the Reverse Merger, 33,250,731 shares of our common stock were issued to former members of Juma Technology, LLC and their affiliates, and our former officer and director, Glen Landry returned 251,555,731 of his 256,500,000 shares of common stock back to treasury; after giving effect to this share cancellation, there were 8,274,269 shares of common stock outstanding at the time of the reverse merger. The 8,274,269 shares were comprised of approximately 3,250,000 shares owned by non-affiliates of XO, 5,024,269 shares owned by Mr. Landry, which shares were subsequently transferred by Mr. Landry in private transactions to certain investors in consideration for cash payment therefor, and 10,000 shares issued to an employee for services. Following the transaction, there were 41,535,000 shares of common stock issued and outstanding.

On January 28, 2007, XO changed its name to Juma Technology Corp.

The Company carries on Juma Technology LLC’s business, as described in this prospectus; see “BUSINESS.”

On March 6, 2007, the Company completed the acquisition of AGN Networks, Inc. (“AGN”) through the merger of AGN into a newly formed wholly owned subsidiary of the Company pursuant to an Agreement and Plan of Merger. The Company acquired AGN networks, Inc. as it is in the business of delivering telephone company service of operators of Voice over Internet Protocol Telephone systems. Its customers include mid range and enterprise sized corporate, institutional and government organizations. AGN’s services enhance functionality and increase fault-tolerance while providing for robust business continuity via disaster recovery mechanisms. Its flagship offering allows IP PBX’es to be interconnected to the Public Switched Telephone Network in 30 minutes or less.

In February, 2008 AGN Networks Inc. changed its name to Nectar Services Corp.

The Company’s principal executive offices are located at 154 Toledo Street, Farmingdale, NY 11735 and telephone number to (631) 300-1000.

Recent Financing Activities

On August 16, 2007, the Company signed a $5,000,000, 6% convertible promissory note with Vision Opportunity Master Fund, Ltd. Interest on the note was due quarterly and matured within six months. The note also carried a mandatory conversion option which called for conversion of the note into Convertible Preferred Stock once the Company is approved to issue preferred stock. The conversion price for this mandatory conversion was $0.60 per share. The Convertible Preferred stock issuable upon such conversion was convertible into common stock of the Company at a 1:1 ratio and carries a 6% dividend. The Company also issued Series A, Series B, and Series C Warrants to Vision Opportunity Master Fund, Ltd. .In September 2008, the Series A Warrants owned by Vision Opportunity Master Fund, Ltd. and its transferee, Vision Capital Advantage Fund, L.P. (collectively, the “Vision entities”), were exchanged for shares of the Company’s Series B Convertible Preferred Stock, and the Series C Warrants were amended to provide that the securities underlying the Series C Warrants were changed from shares of the Company’s common stock to shares of the Company’s Series B Convertible Preferred Stock.

In connection with this financing, the Company engaged Westminster Securities Corp. to use its reasonable efforts to introduce the Company to potential investors. As partial consideration for these services, the Company issued three five-year warrants to Westminster Securities Corp. and its affiliates to purchase an aggregate of 400,000 shares of the Company’s common stock. The Company granted Westminster Securities Corp. piggy registration rights with respect to the shares of common stock underlying these warrants. On August 16, 2007, the last trade reported on the OTCBB service for the Company’s common stock was at $1.00 per share. Accordingly, the market value of the securities underlying the Series B Warrants subject to this prospectus as of that date was $6,570,465.

The sale of the note and warrants was made in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended.

The gross proceeds to the Company were $5,000,000, and the net proceeds to the Company were approximately $4,639,386. The proceeds from sale of the note and warrants were to be used for working capital.

After the Company entered into the note and warrant purchase agreement, the stockholders of the Company approved the amendment of the Company’s certificate of incorporation, authorizing the issuance of preferred stock. The Company had already filed a definitive proxy statement prior to the time the Company entered into the note and warrant purchase agreement which stated that the Company had no present plans, understandings, or agreements to issue any shares of preferred stock. The Company filed an 8-K disclosing the agreements and the plan to issue preferred stock but did not amend its definitive proxy statement prior to the stockholders’ meeting. The Company subsequently filed a Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock, the series of preferred stock covered by the note and warrant purchase agreement. The note has been converted into an aggregate of 8,333,333 shares of Series A Convertible Preferred Stock.

The Company and the purchaser entered into a registration rights agreement. Under this agreement, as amended, the Company is required to file a registration statement with the Securities and Exchange Commission, registering and maintaining the registration of the 26,666,668 shares of common stock underlying the previously described note, preferred stock, and the warrants. The Company is also obligated to use its best efforts to cause this registration statement to be declared effective within certain time limits. Ordinarily, this registration statement must be declared effective within 140 days following the filing date of this registration statement (or in the event the registration statement receives a “full review” by the Commission, the 160th day following the filing date). If the registration statement were not filed by October 30, 2007 or if the registration statement is not declared effective by the effective date or if certain other specified events occur, the Company is required to pay as partial liquidated damages to the holders of the securities, in registered shares of common stock or in cash, at the Company’s option, a sum equal to two percent of the holders’ initial investment in the note per month, but in no event shall the liquidated damages exceed eighteen percent of the holders’ initial investment. Subsequently, the Company and the Vision entities agreed to require the Company to cause this registration statement to become effective with respect to only the common stock underlying a portion of the previously described warrants-6,570,465 shares of common stock. The Company and the Vision entities also agreed to extend the effective date deadline to October 31, 2008. The filing of this registration statement covering the shares of common stock underlying the previously described securities is in partial fulfillment of the Company’s obligations under the registration rights agreement.

In November 2007, the Company entered into a second financing with Vision Opportunity Master Fund, Ltd. Under the Note and Warrant Purchase Agreement, as amended, the Company executed and delivered to Vision Opportunity Master Fund, Ltd.: (a) the Company’s $2,500,000 principal amount, senior secured 10% convertible promissory note, (b) the Company’s $600,000 principal amount, senior secured 10% convertible promissory note replacing an earlier issued Company note in the same amount, (c) one warrant to purchase an aggregate of 7,300,000 shares of the Company’s common stock and (d) one warrant to purchase an aggregate of 1,000,000 shares of the Company’s common stock. The term of each warrant is 5 years and the initial exercise price is $.90 per share.

The Note and Warrant Purchase Agreement contemplated two other tranches, the closing with respect to such tranches scheduled to take place in March and June 2008. At each such subsequent closing, the Company would issue an additional promissory note to Vision Opportunity Master Fund, Ltd. in the principal amount of $1,450,000. Each such subsequent closing was subject to the Company complying with certain covenants and meeting certain conditions under the Note and Warrant Purchase Agreement.

The Company used the proceeds from sale of the November notes and warrants to pay off a $350,000 line of credit from M&T Bank, to pay payroll and other employment related obligations, and for general corporate purposes. The expenses of this tranche of this financing were approximately $46,000, which included professional and due diligence fees of approximately $16,000. The net proceeds to the Company from this tranche were approximately $3,054,000.

On March 7, 2008, the Company closed the second tranche under the Note Purchase Agreement. We issued an additional promissory note to Vision Opportunity Master Fund, Ltd. in the principal amount of $1,450,000. The proceeds from sale of this note were used to purchase certain software products and services and for general corporate purposes. The expenses of this tranche of this financing were approximately $10,000, which included professional and due diligence fees of approximately $5,000. The net proceeds to the Company from this tranche were approximately $1,440,000.

The sale of this note was made in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended. In this regard, the Company relied on the representations of the purchaser contained in the Note Purchase Agreement, as amended.

On June 20, 2008, the Company closed the third tranche under the Note Purchase Agreement. We issued an additional promissory note to Vision Opportunity Master Fund, Ltd. in the principal amount of $1,450,000. The proceeds from sale of this note were used for general corporate purposes. The expenses of this tranche of this financing were approximately $47,012.50, which were comprised of the Company’s and Opportunity Master Fund, Ltd.’s professional and due diligence fees. The net proceeds to the Company from this tranche were approximately $1,402,987.50.

The sale of this note was made in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended. In this regard, the Company relied on the representations of the purchaser contained in the Note Purchase Agreement, as amended.

In connection with this closing, the Company also entered into Amendment No. 1 to Series A Warrants to Purchase Shares of Common Stock and Senior Secured 10% Convertible Promissory Notes of Juma Technology Corp. Under this Amendment No. 1, among other amendments, the exercise price per share under the warrants issued in November 2007 was reduced from $0.90 to $0.72, and the conversion price per share under the notes issued in November 2007 and the note issued in March 2008 was reduced from $0.75 to $0.60. Finally, these notes’ provisions concerning adjustments to conversion price was amended to trigger a conversion price adjustment in the event currently outstanding convertible notes are converted into shares of our common stock at a conversion price based on the then market price of our common stock.

The notes, as amended, accrue interest at 10% per annum from the date of issuance, and such interest is payable quarterly in arrears commencing on December 31, 2007 (for the November notes); commencing on March 31, 2008 (for the March notes); and commencing on June 30, 2008 (for the June notes) and on the last business day of each of March, June, September, and December thereafter, as applicable. The maturity date of the notes is thirty-six months from the original November 2007 issuance date. The holders of the notes are entitled to convert the notes into shares of the Company’s common stock at any time. Based on the amended fixed conversion price of $0.60 per share, the November notes in the aggregate principal amount of $3,100,000 are convertible into 5,166,167 shares of common stock, and the March note and the June note, each in the aggregate principal amount of $1,450,000 are each convertible into 2,416,667 shares of common stock.

The Company’s obligations under the notes are secured by the grant of a security interest in favor of Vision Opportunity Master Fund, Ltd. in all of its assets. Under the security agreement, Vision Opportunity Master Fund, Ltd. has certain rights and remedies upon the occurrence and continuance of an event of default.

On November 29, 2007, the Company and Vision Opportunity Master Fund, Ltd. entered into another registration rights agreement. As amended through January, 2008, commencing six months after the effective date of the registration statement with respect to which this prospectus is a part, upon demand by the holders of a majority-in-interest of the common stock underlying the notes and warrants, the Company will have 30 days to file a registration statement (the “Filing Date”) with respect to the common stock underlying the warrants. Ordinarily, the registration statement must be declared effective within the 90th day following the Filing Date (the “Effectiveness Date”). If the registration statement is not filed by the Filing Date or if the registration statement is not declared effective by the Effective Date or if certain other specified events occur, the Company is required to pay as partial liquidated damages to the holders of the securities, in registered shares of common stock or in cash, at the Company’s option, a sum equal to two percent of the holders’ initial investment in the notes per month, but in no event shall the liquidated damages exceed eighteen percent of the holders’ initial investment.

In addition to the above referenced agreements, the Company and Vision Opportunity Master Fund, Ltd. also entered into an Exchange Agreement in connection with the closing of the third tranche. Under the Exchange Agreement, Vision Opportunity Master Fund, Ltd. tendered to the Company the above referenced warrants issued in November 2007 for cancellation of such warrants and the exchange of such warrants for 498,000 shares of the Company’s Series B Convertible Preferred Stock. In order to facilitate the issuance of the Series B Convertible Preferred Stock, the Company first filed with the Delaware Secretary of State a Certificate Reducing the Number of Authorized Shares of Series A Convertible Preferred Stock from 10,000,000 shares to 8,333,333 shares and then the Company filed with the Delaware Secretary of State a Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock. Under the Certificate of Designation, 1,666,667 shares of the Company’s authorized preferred stock has been designated as Series B Convertible Preferred Stock, of which an aggregate of 498,000 shares of Series B Convertible Preferred Stock were issued pursuant to the Exchange Agreement to Vision Opportunity Master Fund, Ltd.

The cancellation of the warrants in exchange for the issuance of shares of the Company’s Series B Convertible Preferred Stock was made in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended. In this regard, the Company relied on the representations of the holder contained in the Exchange Agreement.

In August 2008, the Company and Vision Opportunity Master Fund, Ltd. entered into the Amendment No. 1 to the Series C Warrant of Juma Technology Corp. extending the Series C Warrant’s term to October 16, 2008, which term, pursuant to a subsequent amendment, has been extended to November 16, 2008.

On September 12, 2008, the Company and Vision Opportunity Master Fund, Ltd. and an affiliate, Vision Capital Advantage Fund, L.P. (collectively, the “Vision entities”), a recent transferee of a portion of the Company’s securities owned by Vision Opportunity Master Fund, Ltd. again amended the Series C Warrants as well as amending the terms of the Series A Warrant and the Series B Warrant. Under the Amendments No. 1 to Series A Warrant and Series B Warrant to Purchase Shares of Common Stock and Amendments No. 2 to Series C Warrant to Purchase Shares of Common Stock of Juma Technology Corp. between the Company and, respectively, Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund, L.P. (collectively, the “Warrant Amendments”), (a) the exercise price per share under the Series A Warrant was reduced from $0.90 to $0.72; (b) the exercise price per share under the Series B Warrant was reduced from $1.35 to $0.75; and (c) the exercise price per share under the Series C Warrant was increased from $0.90 to $4.00. The definition of “Warrant Shares” under the Series C Warrant was amended to provide that the shares issuable upon the exercise of the Series C Warrant would be shares of the Company’s Series B Convertible Preferred Stock in lieu of shares of the Company’s common stock. In addition, the number of shares of the Company’s common stock issuable upon the exercise of the Series B Warrant was increased from 2,777,778 to 6,250,000 and the number of shares of the Company’s Series B Convertible Preferred Stock issuable upon the exercise of the Series C Warrant was decreased from 2,777,778 to 625,000.

In addition to the above referenced amendments, the Company and each of the Vision entities also entered into an Exchange Agreement. Under the Exchange Agreements, the applicable holder tendered to the Company the above referenced Series A Warrants, as amended, for cancellation of such Warrants and the exchange of such Warrants for an aggregate of 500,000 shares of the Company’s Series B Convertible Preferred Stock.

The cancellation of the Series A Warrants in exchange for the issuance of shares of the Company’s Series B Convertible Preferred Stock was made in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended. In this regard, the Company relied on the representations of the holders contained in the Exchange Agreements.

On September 12, 2008, pursuant to the Series C Warrant, as amended, each of the Vision entities exercised a portion of its Series C Warrant. The holders tendered an aggregate of $1,250,000 to the Company in consideration of the Company’s issuance of an aggregate of 312,500 shares of the Company’s Series B Convertible Preferred Stock. It is anticipated, that these funds, net of professional fees of approximately $31,200 incurred in connection with the negotiation, execution and delivery of the Warrant Amendments and the Exchange Agreements, will be used for general corporate purposes.

The Offering

Securities Being Offered	Up to 6,570,465 shares of common stock. The 6,570,465 represents 30% of the Company’s outstanding shares held by non-affiliates.

Initial Offering Price
The initial offering price for shares of our common stock will be determined by prevailing prices established on the Over-the-Counter Bulletin Board or as negotiated in private transactions, or as otherwise described in “PLAN OF DISTRIBUTION.”

Terms of the Offering	The selling security holders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering
The offering will conclude when all of the 6,570,465 shares of common stock have been sold or if the continuation of the offering is no longer necessary due to the operation of the resale provisions of Rule 144 promulgated under the Securities Act of 1933.

Risk Factors	The securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “RISK FACTORS.”

Common Stock Issued Before Offering	46,093,945 shares of our common stock are issued and outstanding as of October 14, 2008.

Common Stock Issued after Offering
52,664,410 shares of our common stock will be issued and outstanding after the offering. This number does not take into account (a) 12,151,250 stock options issued and outstanding under the 2006 and 2007 Stock Option Plans; (b) warrants to purchase 1,318,000 shares of our common stock; (c) 34,563,334 shares of common stock underlying other securities held by Vision Opportunity Master Fund, Ltd; and (d) 2,042,537 shares of common stock underlying certain convertible notes. Giving effect to the exercise of these options and warrants and the conversions pursuant to the convertible notes, the number of shares of common stock that will be issued after the offering would be 102,739,531 shares of common stock.

Use of Proceeds
We are not selling any shares of common stock in this offering and, as a result, will not receive any proceeds from this offering. However, upon the exercise of common stock purchase warrants, we will receive the proceeds from such exercise if payment is made in cash. The proceeds from the exercise of such warrants, if any, will be used for working capital and general corporate purposes. See “USE OF PROCEEDS.”

Summary Financial Information

The following tables set forth the summary financial information for the Company. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this prospectus and the information under “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.”

Juma Technology Corp.
Summary Financial Information

	Six Month Ended June 30, 2008 (unaudited)	Six Month Ended June 30, 2007 (unaudited)	2007	2006
Cash and cash equivalents	$943,231	$143,446	$302,889	$191,470
Accounts receivable	3,918,511	3,474,581	3,775,360	3,990,836
Total current assets	5,370,377	4,622,820	4,674,837	5,176,908
Accounts payable	3,042,386	4,226,807	2,564,353	2,825,597
Total current liabilities	7,120,066	6,352,175	4,872,667	4,129,892
Total liabilities	14,093,372	8,255,149	8,885,547	4,503,113
Total stockholders’ (deficiency) equity	(6,704,548)	(2,642,117)	(2,422,821)	1,582,642

Sales	9,611,626	6,240,064	12,587,003	11,063,329
Cost of goods sold	7,573,500	5,324,050	11,070,932	7,312,516
Gross margin	2,038,126	916,014	1,516,071	3,750,813
Operating expenses	6,273,001	5,549,688	12,534,647	4,889,569
(Loss) from operations	(4,234,875)	(4,633,674)	(11,018,576)	(1,214,954)
Net (loss)	(5,128,075)	(4,395,494)	(15,861,359)	(1,528,153)

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. The risks described below are not the only ones we will face. If any of these risks actually occurs, our business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Related to Our Business

We may fail to continue as a going concern, in which event you may lose your entire investment in our shares.

Our audited financial statements have been prepared on the assumption that we will continue as a going concern. As indicated by our independent registered public accountants in their report relative to the Company’s financial statements as of December 31, 2007 and as discussed in Note 1 to the financial statements, the Company has incurred significant recurring losses. The realization of a major portion of its assets is dependent upon its ability to meet its future financing needs and the success of its future operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

If we fail to continue in business, you will lose your investment in the shares you acquire in this offering.

Because larger and better-financed competitors may affect our ability to operate our business and achieve profitability, our business may fail.

Management is aware of similar products and services that compete directly with our products and services and some of the companies developing these similar products and services are larger, better-financed companies that may develop products superior to ours. Many of our current and prospective competitors are larger and have greater financial resources, which could create significant competitive advantages for those companies. Our future success depends on our ability to compete effectively with our competitors. As a result, we may have difficulty competing with larger, established competitor companies. Generally, these competitors have:

•	substantially greater financial, technical and marketing resources;

•	larger customer base;

•	better name recognition; and

•	potentially more expansive product offerings.

These competitors are likely to command a larger market share, which may enable them to establish a stronger competitive position than we have, in part, through greater marketing opportunities. If we fail to address competitive developments quickly and effectively, we may not be able to remain a viable entity.

Because we depend on our key personnel, the loss of their services or the failure to attract additional highly skilled personnel could adversely affect our operations.

If we are unable to maintain our key personnel and attract new employees with high levels of expertise in those areas in which we propose to engage, without unreasonably increasing our labor costs, the execution of our business strategy may be hindered and our growth limited. We believe that our success is largely dependent on the continued employment of our senior management and the hiring of strategic key personnel at reasonable costs. We have entered into written employment agreements with Anthony Servidio, Joseph Fuccillo, David Giangano, Frances Vinci, Joseph Cassano and Anthony Fernandez. Each of these agreements provides for a three-year term; however, the applicable executive may terminate such agreement on notice. We do not have “key-person” insurance on the lives of any of our key officers or management personnel to mitigate the impact to our company that the loss of any of them would cause. Specifically, the loss of any of our executive officers would disrupt our operations and divert the time and attention of our remaining officers. If any of our current senior managers were unable or unwilling to continue in his or her present position, or if we were unable to attract a sufficient number of qualified employees at reasonable rates, our business, results of operations and financial condition will be materially adversely affected.

Because our revenues are subject to fluctuations due to general economic conditions, we cannot guarantee the success of our business.

Expenditures by businesses tend to vary in cycles that reflect overall economic conditions as well as budgeting and buying patterns. Our revenue could be materially reduced by a decline in the economic prospects of businesses or the economy in general, which could alter current or prospective businesses’ spending priorities or budget cycles or extend our sales cycle. Due to such risks, you should not rely on quarter-to-quarter comparisons of our results of operations as an indicator of our future results.

If we are unable to promote and maintain our brands, our future revenue and the entire business may be adversely affected.

We believe that establishing and maintaining the brand identities of our products and services is a critical aspect of attracting and expanding a large client base. Promotion and enhancement of our branded products and services, including but not limited to Avaya, Inc., will depend largely on our success in continuing to provide high quality service. If businesses do not perceive our existing services to be of high quality, or if we introduce new services or enter into new business ventures that are not favorably received by businesses, we will risk diluting our brand identities and decreasing our attractiveness to existing and potential customers.

In order to attract and retain customers and to promote and maintain brands in response to competitive pressures, we may also have to increase substantially our financial commitment to creating and maintaining a distinct brand loyalty among our customers. If we incur significant expenses in an attempt to improve our services or to promote and maintain our brands, our profit margins could decline significantly decline. Moreover, any brand identities we establish may be diluted as a result of any inability to protect our trademarks and service marks or domain names, which could have a material adverse effect on our business, prospects, financial condition and results of operations. Similarly, should the Avaya brand cease to exist, that event would likewise have a materially adverse impact on our business, prospects, financial condition and results of operations.

If we are not able to adequately protect our proprietary rights, our operations would be negatively impacted.

We believe that our ability to compete partly depends on the superiority, uniqueness and value of our technology, including both internally developed technology and technology licensed from third parties. To protect our proprietary rights, we rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. Despite these efforts, any of the following may reduce the value of our intellectual property:

•	our applications for patents, trademarks and copyrights relating to our business may not be granted and, if granted, may be challenged or invalidated;

•	once issued, patents, trademarks and copyrights may not provide us with any competitive advantages;

•	our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology;

•	our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we develop; or

•	another party may obtain a blocking patent and we would need to either obtain a license or design around the patent in order to continue to offer the contested feature or service in our products.

In addition, we may not be able to effectively protect our intellectual property rights in certain foreign countries where we may do business in the future or from which competitors may operate.

If we are forced to litigate to defend our intellectual property rights, or to defend against claims by third parties against us relating to intellectual property rights, legal fees and court injunctions could adversely affect or end our business.

Disputes regarding the ownership of technologies are common and likely to arise in the future. We may be forced to litigate to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties’ proprietary rights. Any such litigation could be very costly and could distract our management from focusing on operating our business.

If we are later subject to claims that we have infringed the proprietary rights of others or exceeded the scope of licenses, we may be required to obtain a license or pay additional fees or change our designs or technology.

We can give no assurances that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against us or that any such assertions or prosecutions will not materially adversely affect our business. Regardless of whether any such claims are valid or can be successfully asserted, defending against such claims could cause us to incur significant costs and could divert resources away from our other activities. In addition, assertion of infringement claims could result in injunctions that prevent us from distributing our products. If any claims or actions are asserted against us, we may seek to obtain a license to the intellectual property rights that are in dispute. Such a license may not be available on reasonable terms, or at all, which could force us to change our software designs or other technology.

If we expand into international markets, our inexperience outside the United States would increase the risk that our international expansion efforts will not be successful, which would in turn limit our prospects for growth.

We may explore expanding our business to other countries. Expansion into international markets requires significant management attention and financial resources. In addition, we may face the following risks associated with any expansion outside the United States:

•	challenges caused by distance, language and cultural differences;

•	legal, legislative and regulatory restrictions;

•	currency exchange rate fluctuations;

•	economic instability;

•	longer payment cycles in some countries;

•	credit risk and higher levels of payment fraud;

•	potentially adverse tax consequences; and

•	higher costs associated with doing business internationally.

These risks could harm our international expansion efforts, which would in turn harm our business prospects.

If we experience significant fluctuations in our operating results and rate of growth, our business may be harmed.

Our results of operations may fluctuate significantly due to a variety of factors, many of which are outside of our control and difficult to predict. The following are some of the factors that may affect us from period to period and may affect our long-term financial performance:

•	our ability to retain and increase revenues associated with customers and satisfy customers’ demands;

•	our ability to be profitable in the future;

•	our investments in longer-term growth opportunities;

•	challenges caused by distance, language and cultural differences;

•	legal, legislative and regulatory restrictions;

•	currency exchange rate fluctuations;

•	economic instability;

•	longer payment cycles in some countries;

•	credit risk and higher levels of payment fraud;

•	potentially adverse tax consequences; and

•	higher costs associated with doing business internationally.

•	changes to service offerings and pricing by us or our competitors;

•	changes in the terms, including pricing, of our agreements with our equipment manufacturers;

•	the effects of commercial agreements and strategic alliances and our ability to successfully integrate them into our business;

•	technical difficulties, system downtime or interruptions;

•	the effects of litigation and the timing of resolutions of disputes;

•	the amount and timing of operating costs and capital expenditures;

•	changes in governmental regulation and taxation policies; and

•	changes in, or the effect of, accounting rules, on our operating results, including new rules regarding stock-based compensation.

If we do not successfully enhance existing products and services or fail to develop new products and services in a cost-effective manner to meet customer demand in the rapidly evolving market for internet and IP-based communications services, our business may fail.

The market for communications services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new service and product introductions. We are currently focused on delivering voice, data, and video services. Our future success will depend, in part, on our ability to use leading technologies effectively, to continue to develop our technical expertise, to enhance our existing services and to develop new services that meet changing customer needs on a timely and cost-effective basis. We may not be able to adapt quickly enough to changing technology, customer requirements and industry standards. If we fail to use new technologies effectively, to develop our technical expertise and new services, or to enhance existing services on a timely basis, either internally or through arrangements with third parties, our product and service offerings may fail to meet customer needs, which would adversely affect our revenues and prospects for growth.

Our services may have technological problems or may not be accepted by consumers. To the extent we pursue commercial agreements, acquisitions and/or strategic alliances to facilitate new product or service activities, the agreements, acquisitions and/or alliances may not be successful. If any of this were to occur, it could damage our reputation, limit our growth, negatively affect our operating results and harm our business.

In addition, if we are unable, for technological, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or customer requirements, we could lose customers, strategic alliances and market share. Sudden changes in user and customer requirements and preferences, the frequent introduction of new products and services embodying new technologies and the emergence of new industry standards and practices could render our existing products, services and systems obsolete. The emerging nature of products and services in the technology and communications industry and their rapid evolution will require that we continually improve the performance, features and reliability of our products and services. Our success will depend, in part, on our ability to:

•	enhance our existing products and services;

•	design, develop, launch and/or license new products, services and technologies that address the increasingly sophisticated and varied needs of our current and prospective customers; and

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis

The development of additional products and services and other proprietary technology involves significant technological and business risks and requires substantial expenditures and lead-time. We may be unable to use new technologies effectively. Updating our technology internally and licensing new technology from third parties may also require us to incur significant additional capital expenditures.

Because we rely on third-party suppliers for components, software, systems and related services, we are at risk of interruption of supply or increase in costs, in which events would harm our business and results of operation.

We rely on third-party suppliers for some of the hardware and software necessary for our services. Although we believe we can secure other suppliers, we expect that the deterioration or cessation of any relationship would have a material adverse effect, at least temporarily, until new relationships are satisfactorily in place.

We also run the risk of supplier price increases and component shortages. Competition for materials in short supply can be intense, and we may not be able to compete effectively against other purchasers who have higher volume requirements or more established relationships. Even if suppliers have adequate supplies of components, they may be unreliable in meeting delivery schedules, experience their own financial difficulties, provide components of inadequate quality or provide them at prices which reduce our profit. Any problems with our third-party suppliers can be expected to have a material adverse effect on our financial condition, business, results of operations and continued growth prospects.

Because we outsource certain operations, we are exposed to losses related to the failure of third-party vendors to deliver their services to us.

We do not develop and maintain all of the products and services that we offer. We offer certain of our services to our customers through various third-party service providers engaged to perform these services on our behalf. In addition, we outsource parts of our operations to third parties and may continue to explore opportunities to outsource others. Accordingly, we are dependent, in part, on the services of third-party service providers, which may raise concerns by our resellers and customers regarding our ability to control the services we offer them if certain elements are managed by another company. In the event that these service providers fail to maintain adequate levels of support, do not provide high quality service or discontinue their lines of business or cease or reduce operations, our business, operations and customer relations may be impacted negatively and we may be required to pursue replacement third-party relationships, which we may not be able to obtain on as favorable terms or at all. Although we continually evaluate our relationships with our third-party service providers and plan for contingencies if a problem should arise with a provider, transitioning services and data from one provider to another can often be a complicated and time consuming process and we cannot assure that if we need to switch from a provider we would be able to do so without significant disruptions, or at all. If we were unable to complete a transition to a new provider on a timely basis, or at all, we could be forced to either temporarily or permanently discontinue certain services which may disrupt services to our customers. Any failure to provide services would have a negative impact on our revenues.

If we experience service interruptions or other impediments to operations, our business could be significantly harmed.

Our network infrastructure and the networks of our third-party providers are vulnerable to damaging software programs, such as computer viruses and worms. Certain of these programs have disabled the ability of computers to access the Internet, requiring users to obtain technical support. Other programs have had the potential to damage or delete computer programs. The development and widespread dissemination of harmful programs has the potential to seriously disrupt Internet usage. If Internet usage is significantly disrupted for an extended period of time, or if the prevalence of these programs results in decreased residential Internet usage, our business could be materially and adversely impacted.

We depend on the security of our networks and, in part, on the security of the network infrastructures of our third party telecommunications service providers, our outsourced customer support service providers and our other vendors. Unauthorized or inappropriate access to, or use of, our network, computer systems and services could potentially jeopardize the security of confidential information, including credit card information, of our users and of other third parties. Some consumers and businesses have in the past used our network, services and brand names to perpetrate crimes and may do so in the future. Users or other third parties may assert claims of liability against us as a result of any failure by us to prevent these activities. Although we use security measures, there can be no assurance that the measures we take will be successfully implemented or will be effective in preventing these activities. Further, the security measures of our third party network providers, our outsourced customer support service providers and our other vendors may be inadequate. These activities may subject us to legal claims, may adversely impact our reputation, and may interfere with our ability to provide our services.

Our operations and services depend on the extent to which our computer equipment and the computer equipment of our third-party network providers are protected against damage from fire, flood, earthquakes, power loss, telecommunications failures, break-ins, acts of war or terrorism and similar events. We have one technology center in the U.S., located in downtown Manhattan, which contains a significant portion of our computer and electronic equipment. This technology center hosts and manages our applications and services. Despite precautions taken by us and our third-party network providers, over which we have no control, a natural disaster or other unanticipated problem that impacts this location or our third-party providers’ networks could cause interruptions in the services that we provide. Such interruptions in our services could have a material adverse effect on our ability to provide Internet services to our subscribers and, in turn, on our business, financial condition and results of operations.

The success of our business depends on the capacity, reliability and security of our network infrastructure, including that of our third-party telecommunications providers’ networks. We may be required to expand and improve our infrastructure and/or purchase additional capacity from third-party providers to meet the needs of an increasing number of subscribers and to accommodate the expanding amount and type of information our customers communicate over the Internet. Such expansion and improvement may require substantial financial, operational and managerial resources.

If we are not able to expand or improve our network infrastructure, including acquiring additional capacity from third-party providers, to meet additional demand or changing subscriber requirements on a timely basis and at a commercially reasonable cost, or at all, and our business may fail.

We may experience increases in usage that exceed our available capacity. As a result, users may be unable to register or log on to use our services, may experience a general slow-down in their Internet connection or may be disconnected from their sessions. Inaccessibility, interruptions or other limitations on the ability of customers to access services due to excessive user demand, or any failure of our network to handle user traffic, could have a material adverse effect on our revenues. While our objective is to maintain excess capacity, our failure to expand or enhance our network infrastructure, including our ability to procure excess capacity from third-party providers, on a timely basis or to adapt to an expanding subscriber base or changing subscriber requirements could materially adversely affect our business, financial condition and results of operations.

If we engage in future acquisitions or strategic investments or mergers, we are subject to significant risks and losses related to those acquisitions.

Our long-term growth strategy includes identifying and acquiring or investing in or merging with suitable candidates on acceptable terms. In particular, over time, we may acquire or make investments in or merge with providers of product offerings that complement our business.

Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

•	diversion of management attention from running our existing business;

•	increased expenses, including travel, legal administrative and compensation expenses related to newly hired employees;

•	high employee turnover amongst the employees of the acquired company;

•	increased costs to integrate the technology, personnel, customer base and business practices of the acquired company with our own;

•	potential exposure to additional liabilities;

•	potential adverse effects on our reported operating results due to possible write-down of goodwill and other intangible assets associated with acquisitions;

•	potential disputes with sellers of acquired businesses, technologies, services or products; and

•	inability to utilize tax benefits related to operating losses incurred by acquired businesses.

Moreover, performance problems with an acquired business, technology, service or product could also have a material adverse impact on our reputation as a whole. In addition, any acquired business, technology, service or product could significantly under-perform relative to our expectations, and we may not achieve the benefits we expect from our acquisitions.

For all these reasons, our pursuit of an acquisition and/or investment and/or merger strategy or any individual acquisition or investment or merger, could have a material adverse effect on our business, financial condition and results of operations.

Because director and officer liability is limited, investors may have no recourse against them personally should the business fail.

As permitted by Delaware law, our certificate of incorporation, limits the personal liability of directors to the fullest extent permitted by the provisions of Delaware Corporate Law. As a result of our charter provision and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, our certificate of incorporation does not limit our power to indemnify our directors and officers to the fullest extent permitted by law.

If we were to lose our authorization to sell products and services to New York State government agencies, our business would suffer.

Approximately fifteen (15%) of our business is currently derived from our authorization to provide goods and services to New York State government agencies, local government agencies, municipalities, and educational institutions, pursuant to numerous New York State contracts. Were we to no longer be authorized to provide such goods and services to these entities our business would be adversely affected, as we would have to bid for the work as opposed to selling directly without bid. This would make the acquisition of such work much more difficult and costly.

Risks Relating to our Industry

If the market for VoIP and other communication services does not develop as anticipated, our business would be adversely affected.

The success of our VoIP service depends on growth in the number of VoIP users, which in turn depends on wider public acceptance of VoIP telephony. The VoIP communications medium is in its early stages and may not develop a broad audience. Potential new users may view VoIP as unattractive relative to traditional telephone services for a number of reasons, including the need to purchase computer headsets or the perception that the price advantage for VoIP is insufficient to justify the perceived inconvenience. Potential users may also view more familiar online communication methods, such as e-mail or instant messaging, as sufficient for their communications needs. There is no assurance that VoIP will ever achieve broad public acceptance.

Similarly, our other communications services offerings are technologically advanced and new to most users. There is a chance that potential clients will not be comfortable with including emerging technologies into their corporate infrastructure. Such reluctance would have a measurable and adverse impact on our profitability.

Because we may be subject to various government regulations, costs associated with those regulations may materially adversely affect our business.

The current regulatory environment for our services remains unclear. Our VoIP and other services are not currently subject to all of the same regulations that apply to traditional telephony. It is possible that Congress and some state legislatures may seek to impose increased fees and administrative burdens on VoIP, data, and video providers. The FCC has already required us to meet various emergency service requirements (such as “E911”) and interception or wiretapping requirements, such as the Communications Assistance for Law Enforcement Act (“CALEA”). In addition, the FCC may seek to impose other traditional telephony requirements such as disability access requirements, consumer protection requirements, number assignment and portability requirements, and other obligations, including additional obligations regarding E911 and CALEA. Such regulations could result in substantial costs depending on the technical changes required to accommodate the requirements, and any increased costs could erode our pricing advantage over competing forms of communication and may adversely affect our business.

The use of the Internet and private IP networks to provide voice, video and other forms of real-time, two-way communications services is a relatively recent development. Although the provisioning of such services is currently permitted by United States law and largely unregulated within the United States, several foreign governments have adopted laws and/or regulations that could restrict or prohibit the provisioning of voice communications services over the Internet or private IP networks. More aggressive domestic or international regulation of the Internet in general, and Internet telephony providers and services specifically, may materially and adversely affect our business, financial condition, operating results and future prospects, particularly if increased numbers of governments impose regulations restricting the use and sale of IP telephony services.

In addition to regulations addressing Internet telephony and broadband services, other regulatory issues relating to the Internet in general could affect the Company’s ability to provide services. Congress has adopted legislation that regulates certain aspects of the Internet, including online content, user privacy, taxation, liability for third-party activities and jurisdiction. In addition, a number of initiatives pending in Congress and state legislatures would prohibit or restrict advertising or sale of certain products and services on the Internet, which may have the effect of raising the cost of doing business on the Internet generally.

If there are large numbers of business failures and mergers in the communications industry, our ability to manage costs or increase our subscriber base may be adversely affected.

The intensity of competition in the communications industry has resulted in significant declines in pricing for communications services. The intensity of competition and its impact on communications pricing have caused some communications companies to experience financial difficulty. Our prospects for maintaining or further improving communications costs could be negatively affected if one or more key communications providers were to experience serious enough difficulties to impact service availability, if communications companies merge reducing the number of companies from which we purchase wholesale services, or if communications bankruptcies and mergers reduce the level of competition among communications providers.

Risk Relating to our Common Stock

Since our common stock is quoted on a service, its stock price may be subject to wide fluctuations.

Our common stock is not currently listed on any exchange; but it is authorized for quotation on the OTC Bulletin Board. Accordingly, the market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	technological innovations or new products and services by us or our competitors;

•	intellectual property disputes;

•	additions or departures of key personnel;

•	sales of our common stock;

•	our ability to execute our business plan;

•	operating results that fall below expectations;

•	loss of any strategic relationship;

•	industry developments;

•	economic and other external factors; and

•	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common Stock.

Because we do not expect to pay dividends in the foreseeable future, any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as our board of directors may consider relevant. If we do not pay dividends, a return on an investment in our common stock will only occur if our stock price appreciates.

Because we have become public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with Juma’s becoming public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us. No assurance can be given that brokerage firms will, in the future, assign analysts to cover the Company or want to conduct any secondary offerings on our behalf.

Because our common stock may be deemed a “penny stock,” Investors may find it more difficult to sell their shares.

Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Securities Exchange Act of 1934. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or that have tangible net worth of less than $5.0 million ($2.0 million if the company has been operating for three or more years) or that have average revenues less than $6.0 million for the past three years. These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. Remaining subject to the penny stock rules for any significant period could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Furthermore, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult to obtain accurate quotations, obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and obtain needed capital.

If there are large sales of a substantial number of shares of our common stock, our stock price may significantly decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares covered by this prospectus and shares issued upon the exercise of outstanding options and warrants, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Because our directors, executive officers and entities affiliated with them beneficially own a substantial number of shares of our common stock, they have significant control over certain major decisions on which a stockholder vote is required and they may discourage an acquisition of us.

Our executive officers, directors and affiliated persons currently beneficially own, in the aggregate, approximately 54% of our outstanding common stock. These figures do not reflect the increased percentages that the officers and directors own if they exercise any stock options that may be granted to them under employee incentive plans or if they otherwise acquire additional shares of our common stock. The interests of our current officers and directors may differ from the interests of other stockholders. As a result, these current officers, directors and affiliated persons will have significant influence over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

•	elect or defeat the election of our directors;

•	amend or prevent amendment of our certificate of incorporation or by-laws;

•	effect or prevent a merger, sale of assets or other corporate transaction; and

•	control the outcome of any other matter submitted to the stockholders for vote.

Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

If we raise additional funds through the issuance of equity securities, or determine in the future to register additional common stock, existing stockholders’ percentage ownership will be reduced, they will experience dilution which could substantially diminish the value of their stock and such issuance may convey rights, preferences or privileges senior to existing stockholders’ rights which could substantially diminish their rights and the value of their stock.

We may issue shares of common stock for various reasons and may grant additional stock options to employees, officers, directors and third parties. If our board determines to register for sale to the public additional shares of common stock or other debt or equity securities in any future financing or business combination, a material amount of dilution can be expected to cause the market price of the common stock to decline. One of the factors which generally affect the market price of publicly traded equity securities is the number of shares outstanding in relationship to assets, net worth, earnings or anticipated earnings. Furthermore, the public perception of future dilution can have the same effect even if actual dilution does not occur.

In order for us to obtain additional capital or complete a business combination, we may find it necessary to issue securities, including but not limited to debentures, options, warrants or shares of preferred stock, conveying rights senior to those of the holders of common stock. Those rights may include voting rights, liquidation preferences and conversion rights. To the extent senior rights are conveyed, the value of the common stock may decline.

If the registration statement with respect to which this prospectus is a part is not declared effective in a timely manner, we will be liable to pay penalties to a selling security holder.

In connection with the Company’s August 2007 private placement of a $5,000,000 convertible note and warrants, the Company and the purchaser entered into a registration rights agreement. Under this agreement, the Company is required to file a registration statement with the Securities and Exchange Commission, registering and maintaining the registration of the 26,666,668 shares (which number was subsequently reduced to 6,570,465 shares) of common stock underlying the previously described securities. The Company is also obligated to use its best efforts to cause this registration statement to be declared effective within certain time limits. Ordinarily, the registration statement must be declared effective within 140 days following the filing date of the registration statement (or in the event the registration statement receives a “full review” by the Commission, the 160th day following the filing date) (which effective date was subsequently extended to October 31, 2008. If the registration statement is not declared effective by the effective date or if certain other specified events occur, the Company is required to pay as partial liquidated damages to the holders of the securities, in registered shares of common stock or in cash, at the Company’s option, a sum equal to two percent of the holders’ initial investment in the note per month, but in no event shall the liquidated damages exceed eighteen percent of the holders’ initial investment. The filing of the registration statement covering the shares of common stock is in partial fulfillment of the Company’s obligations under the registration rights agreement. Nevertheless, if the registration statement is not declared effective within the prescribed time, the Company could be subject to the imposition of liquidated damages, which could have a material adverse effect on the Company’s business.

Because being a public company increases our administrative costs and adds other burdens to our operations, our business may be materially adversely affected.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, rules implemented by the Securities and Exchange Commission, or SEC, and new listing requirements of the NASDAQ National Market have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These new rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly those serving on our audit committee.

Because we are a public reporting company, we are exposed to additional risks relating to evaluations of our internal controls over financial reporting required by section 404 of the Sarbanes-Oxley act of 2002.

As a public company, absent an available exemption, we will be required to comply with Section 404 of the Sarbanes-Oxley Act by no later than December 31, 2009. However, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity that remain un-resolved. As a public company, we will be required to report, among other things, control deficiencies that constitute a “material weakness.” A “material weakness” is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory agencies such as the SEC. In addition, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our financial statements and the trading price of our common stock may decline. If we fail to remedy any material weakness, our financial statements may be inaccurate, our access to the capital markets may be restricted and the trading price of our common stock may decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus and the documents incorporated by reference in this prospectus that are not purely historical facts, including statements regarding Juma’s beliefs, expectations, intentions or strategies for the future, are forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Juma’s products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause Juma’s actual results to differ from management’s current expectations are contained in Juma’s filings with the Securities and Exchange Commission. Juma undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this filing.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling security holders. There will be no proceeds to us from the sale of shares of common stock in this offering.

We will receive the proceeds from the exercise of warrants if payment of the exercise price is made in cash. All such proceeds will be used for general corporate purposes.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of common stock or by negotiations in private transactions.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

Our common stock is quoted on the OTC Bulletin Board under the symbol, JUMT.OB.” Our shares of common stock began being quoted on the OTC Bulletin Board effective June 14, 2007.

The following table contains information about the range of high and low bid prices for our common stock for each quarterly period indicated since our common stock began trading based upon reports of transactions on the OTC Bulletin Board.

Fiscal Quarter End	Low Bid	High Bid
June 30, 2007	$1.20	$1.60
September 30, 2007	$1.26	$1.42
December 31, 2007	$0.88	$1.37
March 31, 2008	$0.77	$0.98
June 30, 2008	$0.32	$0.88
September 30, 2008	$0.26	$0.56
December 31, 2008*	$0.20	$0.36
* Through October 15, 2008

The source of these high and low prices was the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions. The high and low prices listed have been rounded up to the next highest two decimal places.

It is anticipated that the market price of our common stock will be subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market for the products we distribute, and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance. On October 15, 2008, the closing bid price of our common stock as reported by the OTC Bulletin Board was $.20 per share.

Holders of Our Common Stock

As of October 14, 2008, we had approximately 52 stockholders of record.

Rule 144 Shares

Affiliates of the Company as well as those not affiliated with the Company who own shares of the Company’s common stock will have shares available for resale under recently amended Rule 144.

The Vision entities collectively own 1,116,705 shares of our common stock and 8,333,333 shares of our Series A Convertible Preferred Stock, which shares are convertible into 8,333,333 shares of our common stock. In addition, the Vision entities own 1,310,500 shares of our Series B Convertible Preferred Stock, which shares are convertible into 13,105,000 shares of our common stock. The Vision entities also own several convertible notes issued by the Company, which notes are convertible into 10,000,000 shares of the Company’s common stock. Other affiliates own a total of 23,992,400 shares of our common stock. These shares of common stock owned by all affiliates will become available for resale to the public after six months from the date the registration statement of which this prospectus forms a part is declared effective by the Securities and Exchange Commission, subject to the volume and trading limitations of Rule 144, as promulgated under the Securities Act of 1933. In general, under Rule 144 as currently in effect, a person who is an affiliate who has beneficially owned shares of a reporting company’s common stock for at least six months is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of the company’s common stock then outstanding which, in our case, will equal approximately 460,940 shares as of the date of this prospectus; or

•	the average weekly trading volume of the company’s common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Similarly, under Rule 144 a person who is a non-affiliate who has beneficially owned shares of a reporting company’s common stock for at least six months is entitled to sell after the six-month holding period but before one year an unlimited number of shares subject to the availability of current public information about the company. After one year, a non-affiliate is not subject to Rule 144. There are a total of 20,984,840 shares of our common stock owned by non-affiliates, a portion of these shares are currently freely tradable subject to the availability of current public information about the company, and a portion of these shares will become available for resale to the public after six month from the date the registration statement of which this prospectus forms a part is declared effective by the Securities and Exchange Commission.

As October 14, 2008, persons who are our affiliates hold approximately 54% of the 46,093,945 shares described above.

Stock Option Grants

As of the date of this prospectus, there are 13,377,570 options or warrants to purchase, or securities convertible into our common stock. This number does not include the warrants to purchase or securities convertible into our common stock owned by the selling security holders whose underlying shares of common stock are covered by this prospectus.

Registration Rights

Inclusive of the shares of its common stock covered by this prospectus and inclusive of the 1,116,705 shares of our common stock owned by them, the Company has granted each of the Vision entities registration rights with respect to approximately 41,930,039 shares of its common stock, including, shares issuable upon the exercise or issuable upon the conversion, as applicable, of certain warrants and convertible securities that the Vision entities own. The Company granted piggyback registration rights to Westminster Securities Corp. with respect to the shares of common stock underlying the warrants issued to Westminster Securities Corp. in August and November 2007. In addition, there are 2,542,537 shares issued and outstanding which carry piggyback registration rights as of date of this prospectus. These shares were issued in relation to a private placement of the Company’s convertible notes. See Note 8 to the Financial Statements. This number does not include the shares covered by this prospectus.

Dividends and Dividend Policy

There are no restrictions in our certificate of incorporation or by-laws that prevent us from declaring dividends. The Delaware General Corporation Law, however, does prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

•	we would not be able to pay our debts as they become due in the usual course of business; or

•
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not paid any dividends on our common stock. Subject to the following paragraph, we currently intend to retain any earnings for use in our business, and therefore do not anticipate paying cash dividends in the foreseeable future.

The holders of Series A Convertible Preferred Stock are entitled to receive, out of any assets at the time legally available therefor and as declared by the board of directors, dividends at the rate of 6% of the stated Liquidation Preference Amount ($0.60 per share, plus accrued but unpaid interest) payable quarterly commencing on the date that is 150 days after the issuance date (or, if earlier, the date of effectiveness of this registration statement) and on the last business day of each subsequent calendar quarter period. Each dividend payment may, at the Company’s option, be paid in cash or registered shares of common stock. Under its agreement with the holders of the Series A Convertible Preferred Stock, the Company may not pay any dividends unless at the time of such dividend the Company shall have paid all accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock.

The holders of Series B Convertible Preferred Stock are not entitled to receive any dividends.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information about our compensation plans under which shares of common stock may be issued upon the exercise of options as of December 31, 2007.

	A	B	C
Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity compensation plans approved by security holders	5,436,250	$0.94	7,021,250
Equity compensation plans not approved by security holders	–	–	–
Total	5,436,250	$0.94	7,021,250

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

Historical results and trends should not be taken as indicative of future operations. Management’s statements contained in this prospectus that are not historical facts are forward-looking statements. Actual results may differ materially from those included in the forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “prospects,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company on a consolidated basis include, but are not limited to, changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, significant restructuring and acquisition activities, and generally accepted accounting principles. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included herein and in the Company’s other filings with the SEC.

Information regarding market and industry statistics contained in this prospectus is included based on information available to the Company that it believes is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources, and cannot assure investors of the accuracy or completeness of the data included in this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. The Company does not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

Since Juma is viewed as the accounting acquirer in connection with the Reverse Merger, the following discussion of comparative operations concerns those of Juma.

Results of Operations for the three months ended June 30, 2008 and 2007

Revenues for the three months ended June 30, 2008 increased $1,445,788 or 41% to $4,974,747, compared with revenues of $3,528,959 for the three months ended June 30, 2007. The increase in revenues was predominantly due to increased sales to new and existing customers.

Cost of goods sold for the three months ended June 30, 2008 increased $1,017,895 or 35% to $3,919,401, compared to $2,901,506 for the three months ended June 30, 2007. The increase is related to: (i) the increase in sales; (ii) increase in engineers and service desk personnel; and (iii) the increase in costs associated with Nectar.

Gross margin for the three months ended June 30, 2008 increased $427,893 or 68% to $1,055,346, compared to $627,453 for the three months ended June 30, 2007. The increase is related to the increase in sales and more efficient project management offset by cost of sales incurred by Nectar.

Selling expenses decreased by $93,006 or 15% to $536,546 for the three months ended June 30, 2008, compared to $629,552 for the three months ended June 30, 2007. The decrease was predominantly due to: (i) a decrease in marketing efforts; (ii) a decrease in sales force personnel; and (iii) a decrease in sales expenses for Nectar.

Research and development expenses increased by $30,846 or 17% to $207,937 for the three months ended June 30, 2008, compared to $177,091 for the three months ended June 30, 2007. This increase is directly attributable to Nectar. The Company believes that research and development costs will begin to decrease as the Nectar platform and product offerings are sold into the market.

General and administrative expenses increased by $1,085,735 or 85% to $2,362,709 for the three months ended June 30, 2008, compared to $1,276,974 for the three months ended June 30, 2007. The increase was predominantly due to general and administrative expenses related to Nectar, salaries (due to an increase in employees and raises) and an increase in stock option expense.

Interest expense (net) totaled $584,691 for the three months ended March 31, 2008 compared to $43,081 for the comparable period in 2007. The increase is predominantly due to the amortization of discounts on notes issued below face value and to amortization of discounts on convertible debt attributable to beneficial conversion features.

The Company experienced a net loss of $2,636,836 for the three months ended June 30, 2008 compared to a net loss of $1,499,245 for the comparable period in 2007. Currently Nectar does not generate any material revenues, but it does incur significant operational and development expenses that management believes will continue for the foreseeable future. Nectar generated a net loss of $798,911. The Company expects these costs to continue to rise until various products are launched and revenue from the new products begins to offset the additional costs.

Results of Operations for the six months ended June 30, 2008 and 2007

Revenues for the six months ended June 30, 2008 increased $3,371,562 or 54% to $9,611,626, compared with revenues of $6,240,064 for the six months ended June 30, 2007. The increase in revenues was predominantly due to increased sales to new and existing customers.

Cost of goods sold for the six months ended June 30, 2008 increased $2,249,450 or 42% to $7,573,500, compared to $5,324,050 for the six months ended June 30, 2007. The increase is related to the increase in sales and the increase in costs associated with Nectar which was not present for the entire comparable period in 2007.

Gross margin for the six months ended June 30, 2008 increased $1,122,112 or 122% to $2,038,126, compared to $916,014 for the six months ended June 30, 2007. The increase is related to the increase in sales and more efficient project management offset by cost of sales incurred by Nectar which were not present for the entire comparable period in 2007.

Selling expenses decreased by $252,171 or 19% to $1,057,105 for the six months ended June 30, 2008, compared to $1,309,276 for the six months ended June 30, 2007. The decrease was predominantly due to a decrease in marketing efforts, a decrease in sales force personnel and sales expenses of Nectar which were not present for the entire comparable period in 2007.

Research and development expenses increased to $212,431 for the six months ended June 30, 2008. This increase is directly attributable to Nectar. The Company believes that research and development costs will begin to decrease as the Nectar platform and product offerings are sold into the market.

The goodwill, which is associated with the acquisition of Nectar, was deemed impaired at the time of the acquisition. This goodwill impairment was adjusted during the three months ended March 31, 2008 due to a loan which was created due to a provision in the purchase contract offset by an addendum to the purchase contract which allowed for a receivable which entitled the Company to a refund of a deposit on a potential acquisition. These items resulted in additional goodwill impairment of $204,600

General and administrative expenses increased by $2,553,712 or 123% to $4,621,774 for the six months ended June 30, 2008, compared to $2,068,062 for the six months ended June 30, 2007. The increase was predominantly due to general and administrative expenses related to Nectar, salaries (due to an increase in employees and raises) and an increase in stock option expense.

Interest expense (net) totaled $891,501 for the six months ended June 30, 2008 compared to $68,603 for the comparable period in 2007. The increase is predominantly due to the amortization of discounts on notes issued below face value and to amortization of discounts on convertible debt attributable to beneficial conversion features.

A provision for income taxes of $1,699 was recorded for the six months ended June 30, 2008 compared to a benefit of $306,783 for the six months ended June 30, 2007. This benefit is primarily due to a reversal of a deferred tax liability generated by a change in reporting net income for tax purposes from the cash basis to the accrual basis.

The Company experienced a net loss of $5,128,075 for the six months ended June 30, 2008 compared to net loss of $4,395,494 for the comparable period in 2007. Currently Nectar does not generate any material revenues, but is does incur significant operational and development expenses that management believes will continue for the foreseeable future. Nectar generated a net loss of $1,704,070. The Company expects these costs to continue to rise until various products are launched and revenue from the new products begins to offset the additional costs.

Results of Operations for the Years Ended December 31, 2007 and 2006

Revenues for the year ended December 31, 2007 increased $1,523,674 or 14% to $12,587,003, compared with revenues of $11,063,329 for the year ended December 31, 2006. The increase in revenues was predominantly due to increased sales to new and existing customers.

Cost of goods sold for the year ended December 31, 2007 increased $3,758,416 or 51% to $11,070,932, compared to $7,312,516 for the year ended December 31, 2006. The increase is related to (i) the increase increases in sales, (ii) increase in engineers and service desk personnel and (iii) the increase in costs associated with AGN which was not present in 2006.

Gross margin for the year ended December 31, 2007 decreased $2,234,742 or 60% to $1,516,071, compared to $3,750,813 for the year ended December 31, 2006. The decrease is directly related to the increase in salaries for engineers, timing of workload and additional costs incurred in 2007 due to the acquisition of AGN.

Selling expenses increased by $1,914,093 or 181% to $2,974,417 for the year ended December 31, 2007, compared to $1,060,324 for the year ended December 31, 2006. The increase was predominantly due to (i) an increase in the sales force, (ii) an increases in revenue and the subsequent increased commissions due on those revenues, (iii) sales expenses of AGN which were not present in 2006 and (iv) increased marketing and branding efforts.

Research and development expenses increased to $642,398 for the year ended December 31, 2007. This increase is directly attributable to AGN. The Company believes that research and development costs will continue to increase due to the AGN subsidiary and the development of its platform and product offerings.

The goodwill, which is associated with the acquisition of AGN, was deemed impaired at the time of the acquisition. This goodwill impairment was adjusted due to an addendum to the purchase contract which forgave any and all intercompany loans with the prior stockholders or affiliated entities. This forgiveness of debt resulted in a reduction to the goodwill impairment of $425,779, which left a total of $1,569,480.

Consulting fees totaled $890,000 for the year ended December 31, 2007 compared to $1,374,531 for the year ended December 31, 2006. In 2007, the Company retained the services of a consultant to assist the Company in obtaining financing, acquisition targets or recruiting services. During 2006 the Company incurred consulting fees paid with stock in connection with the Company’s reverse merger on November 14, 2006.

General and administrative expenses increased by $4,003,638 or 163% to $6,458,352 for the year ended December 31, 2007, compared to $2,454,714 for the year ended December 31, 2006. The increase was predominantly due to (i) salaries (due to an increase in employees and raises), (ii) an increase in professional fees primarily related to the Company’s new status as a public company, (iii) forgiveness of debt related to the AGN acquisition, and (iv) general and administrative expenses related to AGN offset by a reduction in bad debt expenses.

Interest expense (net) totaled $5,063,126 for the year ended December 31, 2007 compared to $76,198 for the comparable period in 2006. The increase of $4,986,928 is predominantly related to the discount on notes issued and beneficial conversion features of various securities.

A provision for income taxes of $220,343 was recorded for the year ended December 31, 2007 compared to $313,199 for the year ended December 31, 2006. This benefit is primarily due to a reversal of a deferred tax liability generated by a change in reporting net income for tax purposes from the cash basis to the accrual basis.

The Company experienced a net loss of $15,861,359 for the year ended December 31, 2007 compared to net loss of $1,528,153 for the comparable period in 2006. The major components of this loss for 2007 were (i) discounts and beneficial conversion features for various financings, (ii) the goodwill impairment related to the acquisition of AGN and (iii) the additional expenses incurred by AGN.

Liquidity and Capital Resources

As of June 30, 2008, the Company had total current assets of $5,370,377, and total current liabilities of $7,120,066, resulting in a current working capital deficit of $1,749,689. Also, at June 30, 2008 the Company had $943,231 in cash. Management does not believe that these amounts will be sufficient for the upcoming year, nor does it believe that the current business will be able to sustain the anticipated growth of the operations. Management will attempt to rely on external sources of capital to finance the execution of our business plan. We do not have any firm commitments to raise additional capital nor is there any assurance additional capital will be available at acceptable terms. We continue to seek additional sources of funding for working capital purposes. On February 7, 2007, the Company began offering up to $2,000,000 of Convertible Promissory Notes (“Notes”). The Notes are non-interest bearing, mature in eighteen months and are convertible, at the holders’ option, into common stock of the Company at $1.00 per share. Each investor will also receive one-half share of common stock for each dollar of the principal amount of the Notes purchased. As of September 30, 2007, the Company has sold $2,225,000 in Notes. Of this amount $100,000 has been converted into common stock, $1,000,000 is interest bearing at a rate of 14% with interest payments being made monthly and $75,000 has been repaid and the note canceled. There can be no assurance that any more Notes will be sold under the previously described private placement of the Company’s securities.

On August 16, 2007, signed a $5,000,000, 6% convertible promissory note with Vision Opportunity Master Fund, Ltd. Interest on the note is due quarterly and matures within nine months. The note also carries a Mandatory Conversion Option which calls for conversion of the note into Convertible Preferred Stock once the Company is approved to issue preferred stock. The conversion price for this mandatory conversion is $0.60 per share. The Convertible Preferred stock is convertible into Common Stock of the Company at a 1:1 ratio and carries a 6% dividend. The note also carries an optional conversion, at the right of the holder, into Common Stock at $0.60 per share. The note also calls for the issuance of Series A, Series B, and Series C warrants and a potential future investment at the option of the holder. During September 2007, Vision converted the promissory note into 8,333,333 shares of Convertible Preferred Stock.

The sale of the note and warrants was made in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended.

The gross proceeds to the Company were $5,000,000, and the net proceeds to the Company were approximately $4,639,386. The proceeds from sale of the note and warrants were used for working capital. The following table delineates in more detail the flow of funds in connection with the sale of the notes and warrants and payments to be made by the Company during the first year following the sale of the notes and warrants:

Payment	Recipient	Purpose/Terms of Payment
$5,000,000	The Company	Gross proceeds of the Offering in consideration of issuance of the note* and warrants to purchase an aggregate of 13,888,889 shares of the Company’s common stock

Warrants for 13,888,889 shares of the Company’s common stock**	Vision Opportunity Master Fund Ltd.	Partial consideration for purchase of note and warrants

$250,000	Westminster Securities Corp.	Fee

Warrants for 400,000 shares of the Company’s common stock***	Westminster Securities Corp. and its affiliates	Additional compensation to Westminster Securities Corp. under service agreement

$65,614	Counsel for Vision Opportunity Master Fund, Ltd.	Due diligence and professional fees

$45,000	Counsel for the Company	Professional fees

-0-	Vision Opportunity Master Fund, Ltd.	Interest payment under the note waived

Net Cash Proceeds: $4,639,386

*	In September 2007, the Note was converted into 8,333,333 shares of Preferred Stock based on a conversion price of $0.60 per share. The value of these securities is $2,973,220.
**	The value of this payment is $1,622,033 and the value of the beneficial conversion feature is $1,351,187.
***
The value of this payment is $138,286 The warrants issued by the Company to Westminster Securities Corp. and its affiliates have a term of five years and provide for an exercise price of $0.90 per share. The Company granted the warrant holders piggyback registration rights.

Total Possible Profit for Securities Owned by the Selling Security Holders*

Name/Number			Market Price on Date of Sale	Conversion/ Exercise Price	Total Market Price of Date of Sale	Total Profit
August B Warrants**	6,250,000		$0.35	$0.75	$4,687,500	0
August C Warrants***	6,250,000		$0.35	$0.60	$2,187,500	$0
Series A Preferred Stock	8,333,333	**	$1.00	$0.60	$8,333,333	$3,333,333
November Convertible Note	5,166,667	**	$1.14	$0.60	$5,890,000	$2,790,000
March Convertible Note	2,416,667	**	$0.93	$0.60	$2,247,500	$797,500
June Convertible Note	2,416,667	**	$0.44	$0.60	$1,063,333	$0
Series B Preferred Stock-June 2008	4,980,000	**	$0.44	$0.60	$2,191,200	$0
Series B Preferred Stock-Sept 2008	5,000,000	**	$0.35	$0.60	$1,750,000	$0
PIK Interest Shares Dec 2007	29,471		$1.05	$0.94	$30,945	$3,242
PIK Interest Shares March 2008	122,082		$0.83	$0.71	$101,328	$14,650
PIK Interest Shares June 2008	395,892		$0.33	$0.30	$130,644	$11,877
PIK Interest Shares Sept. 2008	569,260		$0.29	$0.26	$165,085	$17,078

Total:	41,930,039				$28,778,368	$6,967,680

*
This chart gives effect to transactions involving the Company and Vision Opportunity Master Fund, Ltd. and/or Vision Capital Advantage Fund, L.P. which took place subsequent to the August 2007 financing and which is discussed in the above table; for example, the Series A Warrants issued to Vision Opportunity Master Fund, Ltd. in August 2007 were exchanged for 625,000 shares of the Company’s Series B Convertible Preferred Stock in September 2008. In addition, in September 2008, the definition of “Warrant Shares” under the Series C Warrants was amended to provide that the shares underlying the Series C Warrants would be shares of the Company’s Series B Convertible Preferred Stock instead of shares of the Company’s common stock. Finally, the Vision entities, in accordance with the provisions of the applicable Convertible Notes, were recently issued PIK interest shares in the aggregate sum of 1,116,705 shares.

**
Reflects, as applicable, the actual number of shares of common stock underlying the warrants; this number does not take into account the Company’s commitment to the Vision entities to register such number of shares of common stock equal to one hundred twenty percent (120%) of the number of shares of common stock as shall from time to time be sufficient to effect the exercise of the warrants described in the above table.

***
Assumes that the Series C Warrants are exercisable in full for shares of the Company’s Series B Convertible Preferred Stock, which shares of Preferred Stock are subsequently converted into shares of the Company’s common stock.

As reflected in the above tables, the net cash proceeds to the Company from the August 2007 financing were approximately $4,639,386 and the total possible profit for the securities owned by the selling security holders is 6,957,680.

Based on the information set forth above, the total amount of or value of the payments made to or on behalf of the selling security holders in connection with the August 2007 offering was $6,012,054; the total amount of the possible profit to the selling security holders due to the exercise price discount on the date of closing of the August 2007 financing is $0.00. The percentage of (a) the sum of (i) the aggregate amount of the foregoing payments and (ii) the aggregate amount of the possible profit divided by (b) net proceeds to the Company is 1.50%.

The purchaser of the note was issued three warrants in series by the Company. The Series A Warrant entitled the holder thereof to purchase 8,333,333 shares of the Company’s common stock at an amended exercise price of $.72 per share; the term of the Series A Warrant was five years. The Series B Warrants, as amended, entitle the holders thereof to purchase 6,250,000 shares of the Company’s common stock at an amended exercise price of $.75 per share; the term of the Series B Warrants is five years. The Series C Warrants, as amended, entitle the holders thereof to purchase 625,000 shares of the Company’s Series B Convertible Preferred Stock at an exercise price of $4.00 per share; the term of the Series C Warrants expires on November 16, 2008.

In connection with the issuance of the warrants and beneficial conversion feature, the Company has reflected a value at the date of issuance for the warrants of $1,622,033 and a beneficial conversion feature value of $1,351,187. The fair value of the warrant grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected volatility of 15%, risk free interest rate of 6%; and expected lives of between one and five years. The value of the beneficial conversion feature has been expensed during the quarter ended September 30, 2007, as the notes were exercisable immediately.

The Company and the purchaser entered into a registration rights agreement. Under this agreement, the Company is required to file a registration statement with the Securities and Exchange Commission, registering and maintaining the registration of the 26,666,668 shares of common stock underlying the previously described note, preferred stock, and the warrants. The Company is also obligated to use its best efforts to cause this registration statement to be declared effective within certain time limits. Ordinarily, this registration statement must be declared effective within 140 days following the filing date of this registration statement (or in the event the registration statement receives a “full review” by the Commission, the 160th day following the filing date). If the registration statement were not filed by October 30, 2007 or if the registration statement is not declared effective by the effective date or if certain other specified events occur, the Company is required to pay as partial liquidated damages to the holders of the securities, in registered shares of common stock or in cash, at the Company’s option, a sum equal to two percent of the holders’ initial investment in the note per month, but in no event shall the liquidated damages exceed eighteen percent of the holders’ initial investment. Subsequently, the Company and Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund, L.P. agreed to require the Company to cause this registration statement to become effective with respect to only the common stock underlying a portion of the previously described Series B Warrants-6,570,465 shares of common stock. The Company and Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund, L.P. also agreed to extend the effective date deadline to October 31, 2008. The filing of this registration statement covering the shares of common stock is in partial fulfillment of the Company’s obligations under the registration rights agreement.

On November 29, 2007, the Company entered into a Note and Warrant Purchase Agreement with Vision Opportunity Master Fund, Ltd. (“Purchaser”) with respect to the sale of notes in an aggregate principal amount of up to $6,000,000. Also on November 29, 2007, the Company entered into Amendment No. 1 to the Note Purchase Agreement. Under the Note Purchase Agreement, as amended, the Company executed and delivered to Vision Opportunity Master Fund, Ltd.: (a) the Company’s $2,500,000 principal amount, senior secured 10% convertible promissory note, (b) the Company’s $600,000 principal amount, senior secured 10% convertible promissory note and, (c) one warrant to purchase an aggregate of 7,300,000 shares of the Company’s common stock, and (d) one warrant to purchase an aggregate of 1,000,000 shares of the Company’s common stock. The Note Purchase Agreement, as amended, contemplated two other tranches, the closing with respect to such tranches scheduled to take place in March and June 2008. At each such subsequent closing, the Company would issue an additional promissory note to Vision Opportunity Master Fund, Ltd. in the principal amount of $1,450,000. Each such subsequent closing was subject to the Company complying with certain covenants and meeting certain conditions under the Note Purchase Agreement, as amended.

In connection with the issuance of the warrants and beneficial conversion feature, the Company has reflected a value at the date of issuance for the warrants of $1,578,452 and a beneficial conversion feature value of $250,596. The fair value of the warrant grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected volatility of 15%, risk free interest rate of 6%; and expected lives of between 1 to 5 years. The value of the warrants has been expensed during the quarter ended December 31, 2007, as they vested immediately. The beneficial conversion feature is being amortized over the term of the note.

The proceeds from sale of the November notes and warrants were used to pay off a $350,000 line of credit from M&T Bank, to pay payroll and other employment related obligations, and for general corporate purposes. The expenses of this tranche of this financing were approximately $46,000, which included professional and due diligence fees of approximately $16,000. The net proceeds to the Company from this tranche were approximately $3,054,000.

The sale of the notes and warrants were made in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended. In this regard, the Company relied on the representations of the Purchaser contained in the Note Purchase Agreement, as amended.

The notes accrue interest at 10% per annum from the date of issuance, and are payable quarterly in arrears commencing on December 31, 2007 and on the last business day of each of March, June, September, and December thereafter. The maturity date of the notes is thirty-six months from the issuance date. The Note contains various events of default such as failing to make a payment of principal or interest when due, which if not cured, would require the Company to repay the holder immediately the outstanding principal sum of and any accrued interest on the Notes. Each Note requires the Company to prepay under the Note if certain “Triggering Events” or “Major Transactions” occur while the Note is outstanding. The holders of the notes are entitled to convert the notes into shares of the Company’s common stock at any time. Based on the amended fixed conversion price of $0.60 per share, the notes in the aggregate principal amount of $3,100,000 are convertible into 5,166,667 shares of common stock.

The Company’s obligations under the notes are secured by the grant of a security interest in favor of Vision Opportunity Master Fund, Ltd. in all of its assets. Under the security agreement Vision Opportunity Master Fund, Ltd. has certain rights and remedies upon the occurrence and continuance of an event of default.

On November 29, 2007, the Company and Vision Opportunity Master Fund, entered into another registration rights agreement. As amended through January, 2008, commencing six months after the effective date of the registration statement with respect to which this prospectus is a part, upon demand by the holders of a majority-in-interest of the common stock underlying the notes and warrants, the Company will have 30 days to file a registration statement (the “Filing Date”) with respect to the common stock underlying the warrants. Ordinarily, the registration statement must be declared effective within the 90th day following the Filing Date (the “Effectiveness Date”). If the registration statement is not filed by the Filing Date or if the registration statement is not declared effective by the Effective Date or if certain other specified events occur, the Company is required to pay as partial liquidated damages to the holders of the securities, in registered shares of common stock or in cash, at the Company’s option, a sum equal to two percent of the holders’ initial investment in the Notes per month, but in no event shall the liquidated damages exceed eighteen percent of the holders’ initial investment.

On March 7, 2008, the Company closed the second tranche under the Note Purchase Agreement issued by Vision Opportunity Master Fund, Ltd. The Company issued an additional promissory note to Vision Opportunity Master Fund, in the principal amount of $1,450,000. The proceeds from sale of this Note were used to purchase certain software products and services and for general corporate purposes. The expenses of this tranche of this financing were approximately $10,000, which included professional and due diligence fees of approximately $5,000. The net proceeds to the Company from this tranche were approximately $1,440,000.

On June 20, 2008, the Company closed the third tranche under the Note Purchase Agreement. We issued an additional promissory note to Vision Opportunity Master Fund, Ltd. in the principal amount of $1,450,000. The Company anticipates that the proceeds from sale of this note will be used for general corporate purposes. The expenses of this tranche of this financing were approximately $47,012.50, which were comprised of the Company’s and Opportunity Master Fund, Ltd.’s professional and due diligence fees. The net proceeds to the Company from this tranche were approximately $1,402,987.50.

The sale of this note was made in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended. In this regard, the Company relied on the representations of the purchaser contained in the Note Purchase Agreement, as amended.

In connection with this closing, the Company also entered into Amendment No. 1 to Series A Warrants to Purchase Shares of Common Stock and Senior Secured 10% Convertible Promissory Notes of Juma Technology Corp. Under this Amendment No. 1, among other amendments, the exercise price per share under the warrants issued in November 2007 was reduced from $0.90 to $0.72, and the conversion price per share under the notes issued in November 2007 and the note issued in March 2008 was reduced from $0.75 to $0.60. Finally, these notes’ provisions concerning adjustments to conversion price was amended to trigger a conversion price adjustment in the event currently outstanding convertible notes are converted into shares of our common stock at a conversion price based on the then market price of our common stock.

In addition to the above referenced agreements, the Company and Vision Opportunity Master Fund, Ltd. also entered into an Exchange Agreement in connection with the closing of the third tranche. Under the Exchange Agreement, Vision Opportunity Master Fund, Ltd. tendered to the Company the above referenced warrants issued in November 2007 for cancellation of such warrants and the exchange of such warrants for 498,000 shares of the Company’s Series B Convertible Preferred Stock. In order to facilitate the issuance of the Series B Convertible Preferred Stock, the Company first filed with the Delaware Secretary of State a Certificate Reducing the Number of Authorized Shares of Series A Convertible Preferred Stock from 10,000,000 shares to 8,333,333 shares and then the Company filed with the Delaware Secretary of State a Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock. Under the Certificate of Designation, 1,666,667 shares of the Company’s authorized preferred stock have been designated as Series B Convertible Preferred Stock, of which an aggregate of 498,000 shares of Series B Convertible Preferred Stock were issued pursuant to the Exchange Agreement to Vision Opportunity Master Fund, Ltd.

The cancellation of the warrants in exchange for the issuance of shares of the Company’s Series B Convertible Preferred Stock was made in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended. In this regard, the Company relied on the representations of the holder contained in the Exchange Agreement.

In August 2008, the Company and Vision Opportunity Master Fund, Ltd. entered into the Amendment No. 1 to the Series C Warrant of Juma Technology Corp. extending the Series C Warrant’s term to October 16, 2008, which term, pursuant to a subsequent amendment, has been extended to November 16, 2008.

On September 12, 2008, the Company and Vision Opportunity Master Fund, Ltd. and an affiliate, Vision Capital Advantage Fund, L.P. (collectively, the “Vision entities”), a recent transferee of a portion of the Company’s securities owned by Vision Opportunity Master Fund, Ltd. again amended the Series C Warrants as well as amending the terms of the Series A Warrant and the Series B Warrant. Under the Amendments No. 1 to Series A Warrant and Series B Warrant to Purchase Shares of Common Stock and Amendments No. 2 to Series C Warrant to Purchase Shares of Common Stock of Juma Technology Corp. between the Company and, respectively, Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund, L.P. (collectively, the “Warrant Amendments”), (a) the exercise price per share under the Series A Warrant was reduced from $0.90 to $0.72; (b) the exercise price per share under the Series B Warrant was reduced from $1.35 to $0.75; and (c) the exercise price per share under the Series C Warrant was increased from $0.90 to $4.00. The definition of “Warrant Shares” under the Series C Warrant was amended to provide that the shares issuable upon the exercise of the Series C Warrant would be shares of the Company’s Series B Convertible Preferred Stock in lieu of shares of the Company’s common stock. In addition, the number of shares of the Company’s common stock issuable upon the exercise of the Series B Warrant was increased from 2,777,778 to 6,250,000 and the number of shares of the Company’s Series B Convertible Preferred Stock issuable upon the exercise of the Series C Warrant was decreased from 2,777,778 to 625,000.

In addition to the above referenced amendments, the Company and each of the Vision entities also entered into an Exchange Agreement. Under the Exchange Agreements, the applicable holder tendered to the Company the above referenced Series A Warrants, as amended, for cancellation of such Warrants and the exchange of such Warrants for an aggregate of 500,000 shares of the Company’s Series B Convertible Preferred Stock.

The cancellation of the Series A Warrants in exchange for the issuance of shares of the Company’s Series B Convertible Preferred Stock was made in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended. In this regard, the Company relied on the representations of the holders contained in the Exchange Agreements.

On September 12, 2008, pursuant to the Series C Warrant, as amended, each of the Vision entities exercised a portion of its Series C Warrant. The holders tendered an aggregate of $1,250,000 to the Company in consideration of the Company’s issuance of an aggregate of 312,500 shares of the Company’s Series B Convertible Preferred Stock. It is anticipated, that these funds, net of professional fees of approximately $31,200 incurred in connection with the negotiation, execution and delivery of the Warrant Amendments and the Exchange Agreements, will be used for general corporate purposes.

The following tables delineate the total possible profit that the selling security holders could realize as a result of the conversion and exercise price discounts for (a) the securities covered by this prospectus and (b) the other securities owned by the selling security holders.

Total Possible Profit for Securities Covered by this Prospectus

Name/Number			Market Price on Date of Sale	Conversion/ Exercise Price	Total Market Price on Date of Sale	Total Profit
August B Warrants*	6,250,000		$.35	$.75	$4,687,500	0.00
Total:	6,250,000	*			$4,687,500	$0.00

*
Reflects the actual number of shares of common stock underlying the warrants; this number does not take into account the Company’s commitment to the Vision entities to register such number of shares of common stock equal to one hundred twenty percent (120%) of the number of shares of common stock as shall from time to time be sufficient to effect the exercise of the warrants described in the above table.

Total Possible Profit for other Securities Owned by the Selling Security Holders*

Name/Number			Market Price on Date of Sale	Conversion/ Exercise Price	Total Market Price of Date of Sale	Total Profit
August C Warrants***	6,250,000		$0.35	$0.60	$2,187,500	$0
Series A Preferred Stock	8,333,333	**	$1.00	$0.60	$8,333,333	$3,333,333
November Convertible Note	5,166,667	**	$1.14	$0.60	$5,890,000	$2,790,000
March Convertible Note	2,416,667	**	$0.93	$0.60	$2,247,500	$797,500
June Convertible Note	2,416,667	**	$0.44	$0.60	$1,063,333	$0
Series B Preferred Stock-June 2008	4,980,000	**	$0.44	$0.60	$2,191,200	$0
Series B Preferred Stock-Sept 2008	5,000,000	**	$0.35	$0.60	$1,750,000	$0
PIK Interest Shares Dec 2007	29,471		$1.05	$0.94	$30,945	$3,242
PIK Interest Shares March 2008	122,082		$0.83	$0.71	$101,328	$14,650
PIK Interest Shares June 2008	395,892		$0.33	$0.30	$130,644	$11,877
PIK Interest Shares Sept. 2008	569,260		$0.29	$0.26	$165,085	$17,078

Total:	35,680,039				$24,090,868	$6,967,680

*
This chart gives effect to transactions involving the Company and Vision Opportunity Master Fund, Ltd. and/or Vision Capital Advantage Fund, L.P. which took place subsequent to the August 2007 financing and which is discussed in the above table; for example, the Series A Warrants issued to Vision Opportunity Master Fund, Ltd. in August 2007 were exchanged for 625,000 shares of the Company’s Series B Convertible Preferred Stock in September 2008. In addition, in September 2008, the definition of “Warrant Shares” under the Series C Warrants was amended to provide that the shares underlying the Series C Warrants would be shares of the Company’s Series B Convertible Preferred Stock instead of shares of the Company’s common stock. Finally, the Vision entities, in accordance with the provisions of the applicable Convertible Notes, were recently issued PIK interest shares in the aggregate sum of 1,116,705 shares.

**
Reflects, as applicable, the actual number of shares of common stock underlying the warrants; this number does not take into account the Company’s commitment to the Vision entities to register such number of shares of common stock equal to one hundred twenty percent (120%) of the number of shares of common stock as shall from time to time be sufficient to effect the exercise of the warrants described in the above table.

***Assumes that the Series C Warrants are exercisable in full for shares of the Company’s Series B Convertible Preferred Stock, which shares of Preferred Stock are subsequently converted into shares of the Company’s common stock.

The Company’s ability to continue as a going concern is dependent upon its ability to obtain financing to repay its current obligations and its ability to achieve profitable operations. Management plans to obtain financing through the issuance of additional debt (Note 8), the issuance of shares on the exercise of warrants and potentially through future common share private placements. Management hopes to realize sufficient sales in future years to achieve profitable operations, specifically by fully launching the products offered by Nectar Services Corp. and eliminating the current resource burden of that entity on the Company. The resolution of the going concern issue is dependent upon the realization of Management’s plans. There can be no assurance provided that the Company will be able to raise sufficient debt or equity capital from the sources described above on satisfactory terms. If Management is unsuccessful in obtaining financing or achieving profitable operations, the Company may be required to cease operations. The outcome of these matters cannot be predicted at this time.

Cash flows used in operations totaled $1,838,443 for the six months ended June 30, 2008, compared to $3,358,311 for the six months ended June 30, 2007. The decrease in cash flow used in operations is predominantly due to an increase in noncash expenses for the granting of options and warrants and the impairment of goodwill.

Cash flows used by investing activities was $238,073 for the six months ended June 30, 2008 compared to cash flows provided by investing activities of $1,929,667 for the six months ended June 30, 2007. The decrease in cash flows from investing activities is due the acquisition of Nectar.

Cash flows from financing activities increased to $2,716,858 for the six months ended June 30, 2008 compared cash flows provided by financing activities of $1,380,620 for the six months ended June 30, 2007. The increase was predominantly due to proceeds from convertible notes.

The Company has two letters of credit outstanding with the same lender for a total of $41,394; both letters of credit expire during 2008.

During May 2006, the Company issued two promissory notes for $75,000 each. Interest on these notes accrue at 2% and the notes were to mature on or before August 22, 2006 or upon receipt or gross proceeds of at least $250,000 from the sale of any debt or equity securities. During July 2006, the Company received gross proceeds of over $250,000 in debt and triggered the default interest rate of 8% and the holder of the promissory notes has extended the maturity date to December 31, 2006. During August 2007, the holder of the notes converted both notes and all accrued interest into 326,450 shares of common stock.

During July 2006, the Company sold rights to purchase shares of common stock of the Company pursuant to subscription agreements totaling $1,150,000. The subscription agreement offered shares at prices ranging from $0.16 to $0.40 per share and it was contingent on the Company completing a reverse merger into a public entity. The reverse merger was completed in November 2006. These subscription agreements were treated as loans, until November 2006 due to the fact that Juma Technology LLC could not sell common stock. Once the reverse merger was consummated the 4,250,000 shares of common stock were issued and the loans were cancelled.

The following summarizes the Company’s principal contractual obligations as of December 31, 2007:

	2008	2009	2010	2011	2012	2013 and thereafter	Total
Notes Payable(1)	$255,425	$236,518	$182,992	$24,679	$–	$–	$699,614
Contractual Obligations(2)	914,250	1,051,390	–	–	–	–	1,965,640
Operating lease obligations(3)	329,862	318,010	223,653	184,708	87,763	347,905	1,491,901
Convertible Promissory Notes	–	2,225,000	3,100,000				5,325,000
Purchase obligations	–	–	–	–	–	–	–
	$1,499,537	$3,830,918	$3,506,645	$209,387	$87,763	$347,905	$9,482,155

(1)	Includes notes payable and the future minimum lease payments on capital leases.
(2)	Includes the minimum contractual amount due certain executive officers over the life of their respective employment contracts.
(3)	Includes the minimum annual lease payments on the Company’s facilities and office equipment.

Segments

The Company is active only in the segment as a highly specialized convergence systems integrator with a complete suite of services for the implementation and management of an entities data, voice and video requirements.

Impact of Inflation and Currency Fluctuations

All of the Company’s business is done in the US dollar and as such, the Company does not have any issues with currency fluctuations. Costs of sales are mainly in US dollars.

Inflation in the US where we operate would affect our operational results if we are not able to match our revenues with growing expenses caused by inflation. In this regard, if the rate of inflation causes a rise in salaries or other expenses and the market conditions don’t allow us to raise prices proportionally, it will have a negative effect on the value of our assets and on our potential profitability.

Off Balance Sheet Arrangements

As of December 31, 2007, there were no off balance sheet arrangements.

Recent Accounting Pronouncements

In February 2006, the FASB issued FASB Statement No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” (“FASB No. 155”). FASB No. 155 amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. FASB No. 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.”

FASB No. 155:

a.	Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation

b.	Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133

c.
Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation

d.	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives

e.
Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

FASB No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The fair value election provided for in paragraph 4(c) of FASB No. 155 may also be applied upon adoption of FASB No. 155 for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of FASB No. 155. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. Provisions of FASB No. 155 may be applied to instruments that an entity holds at the date of adoption on an instrument-by-instrument basis.

At adoption, any difference between the total carrying amount of the individual components of the existing bifurcated hybrid financial instrument and the fair value of the combined hybrid financial instrument should be recognized as a cumulative-effect adjustment to beginning retained earnings. The cumulative-effect adjustment should be disclosed gross (that is, aggregating gain positions separate from loss positions) determined on an instrument-by-instrument basis. Prior periods should not be restated. The Company does not believe there will be any effect on the financial statements upon adopting FASB No. 155.

In March 2006, the FASB issued FASB Statement No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140” (FASB Statement No. 156”). FASB No. 156 amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. FASB No. 156 is effective for years beginning after September 15, 2006. The Company does not believe FASB No. 156 will have a material effect on the Company’s financial statements.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (FASB No. 157”). FASB No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. FASB No. 157 applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice.

FASB No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The Company is currently reviewing the potential effect of this statement on its financial statements.

In September 2006, the FASB issued Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132R” (“FASB No. 158”). This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.

An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. The Company does not believe FASB No. 158 will have any material effect on its financial statements.

Critical Accounting Policies

Our accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which require our management to make estimates that affect the amounts of revenues, expenses, assets and liabilities reported. The following are critical accounting policies which are important to the portrayal of our financial condition and results of operations and which require some of management’s most difficult, subjective and complex judgments. The accounting for these matters involves the making of estimates based on current facts, circumstances and assumptions which could change in a manner that would materially affect management’s future estimates with respect to such matters. Accordingly, future reported financial conditions and results could differ materially from financial conditions and results reported based on management’s current estimates.

Cash Equivalents

The Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

Revenue Recognition

The Company derives revenue primarily from the sale and service of communication systems and applications. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, collectibility is reasonably assured, contractual obligations have been satisfied, and title and risk of loss have been transferred to the customer. Revenues from the sales of products that include installation services are recognized on the percentage of completion basis pursuant to the provisions of Statement of Position No. 81-1, “Accounting for Performance of Construction-type and Certain Production-type Contracts” and Accounting Research Bulletin (“ARB”) No. 45, “Long-term Construction-type Contracts”. For each contract, the Company compares the costs incurred in the course of performing such contract during a reporting period to the total estimated costs of full performance of the contract and recognizes a proportionate amount of revenue for such period. Revenue from the sales of products that include installation services is recognized at the time the products are installed, after satisfaction of all the terms and conditions of the underlying customer contract. The Company also derives revenue from maintenance services, including services provided under contracts and on a time and materials basis. Maintenance contracts typically have terms that range from one to five years. Revenue from services performed under maintenance contracts is deferred and recognized ratably over the term of the underlying customer contract or at the end of the contract, when obligations have been satisfied. For services performed on a time and materials basis, revenue is recognized upon performance of the services. The Company also earns commissions on maintenance contracts. Revenues are recognized on the commissions over the term of the related maintenance contract.

Advertising and Promotion Costs

The Company expenses advertising and promotion costs as incurred. Advertising and promotional costs totaled $335,630 and $52,339 for the year ended December 31, 2007 and 2006, respectively.

Rebates from Vendors

In November 2002, the FASB reached a consensus on EITF Issue No. 02-16 “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” (“EITF No. 02-16”). EITF No. 02-16 provides that cash consideration received from a vendor is presumed to be a reduction of the prices of the vendor’s products or services and should, therefore, be characterized as a reduction in cost of sales if the rebate is a payment for assets or services delivered to the vendor, the cash consideration should be characterized as revenue, or if the rebate is a reimbursement of costs incurred to sell the vendor’s products, the cash consideration should be characterized as a reduction of that cost. The Company has reported rebates totaling $417,364 and $404,685 for the year ended December 31, 2007 and 2006. These rebates have been classified as either a reduction of cost of sale or a reduction of selling expenses, depending upon the nature of rebate.

Earnings per Share

Basic earnings per share are calculated by dividing net income (loss) by the weighted average of common shares outstanding during the year. Diluted earnings per share are calculated by using the weighted average of common shares outstanding adjusted to include the potentially dilutive effect of outstanding stock options utilizing the treasury stock method. The effect of the potentially dilutive shares for the year ended December 31, 2007 and 2006 have been ignored, as their effect would be antidilutive. Total potentially dilutive shares excluded from diluted weighted shares outstanding at December 31, 2007 and 2006 totaled 13,761,515 and 668,000.

Allowance for Bad Debts

Due to the quality of its customers, the Company has historically had no material bad debts. The Company has therefore not provided for an allowance for uncollectible accounts receivable.

Inventory

Inventory, which consists of finished goods, is valued at the lower of cost or market. The first-in, first-out method is used to value the inventory.

Fixed Assets

Fixed assets are recorded at cost. Maintenance, repairs and minor renewals are charged to operations as incurred. Major renewals and betterments, which substantially extend the useful life of the property, are capitalized at cost. Upon sale or other disposition of assets, the costs and related accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is reflected in income.

Depreciation is computed using the straight-line method based on the estimated useful lives as follows:

Years
Office equipment	5
Software	5
Vehicles	5
Furniture and fixtures	7

Leasehold improvements are depreciated over their lease terms, or useful lives if shorter. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Fair Value

The Company has a number of financial instruments, none of which are held for trading purposes. The Company estimates that the fair value of all financial instruments at December 31, 2007 and 2006 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded if there is uncertainty as to the realization of deferred tax assets.

Through November 14, 2006, the Company was a limited liability company and as such had elected to be taxed as a partnership for federal and state purposes. In lieu of income taxes, the members of a limited liability company are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liabilities for Federal and State income taxes have been included in the financial statements. The Company is taxed as an unincorporated business for New York City purposes.

Leased Employees

The Company leases substantially all its employees from an unrelated party. In addition to reimbursing the third party for the salaries of the leased employees, the Company is charged a service fee by the third party; such service fee is designed to cover the related employment taxes and benefits.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Research and Development Costs

Research and development costs are charged to expense as incurred. Equipment used in research and development with alternative uses is capitalized. Research and development costs include direct costs and payments for leased employees and consultants. Research and development costs totaled $642,398 and $0 for the year ended December 31, 2007 and 2006, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company believes that concentration with regards to accounts receivable is limited due to its customer base. The Company had uninsured cash balances at December 31, 2007 and 2006 of $93,242 and $34,625, respectively.

BUSINESS

Background

Edmonds 4, Inc. was formed as a Delaware corporation on August 19, 2004 for the purpose of finding a suitable business in which to invest. On March 25, 2005, pursuant to the terms of a Stock Purchase Agreement, Glen Landry purchased 100,000 shares pre-split of the issued and outstanding common stock of Edmonds 4, Inc. from Richard Neussler, the sole officer, director and stockholder of the Company. At such time Glen Landry was appointed as the President, Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors.

As a result of this change in control, Edmonds 4, Inc. changed its business plan to the production of cosmetics and creams. On April 8, 2005, the certificate of incorporation was amended to change the name of the Company to Elite Cosmetics, Inc., to better reflect the business plan. On March 2, 2006, the certificate of incorporation was amended to change the name of the Company to X and O Cosmetics, Inc. (“XO”). Immediately prior to the reverse merger described in the following paragraph, XO had two employees, and was controlled by Glen Landry. Mr. Landry beneficially owned 99% of the outstanding stock of XO and was also an officer and director. XO had no income from operations and had a substantial accumulated deficit.

Reverse Merger

On November 14, 2006, XO consummated an agreement with Juma Technology, LLC, pursuant to which XO acquired 100% of Juma Technology LLC’s member interests and other property in exchange for 33,260,731 shares of our common stock (the “Reverse Merger”). The transaction was treated for accounting purposes as a recapitalization by Juma Technology LLC as the accounting acquirer.

Prior to the Reverse Merger, there were 259,830,000 shares of our common stock outstanding. As part of the Reverse Merger, 33,250,731 shares of our common stock were issued to former members of Juma Technology, LLC and their affiliates, and our former officer and director, Glen Landry returned 251,555,731 of his 256,500,000 shares of common stock back to treasury, after giving effect to this share cancellation, there were 8,274,269 shares of common stock outstanding at the time of the reverse merger. The 8,274,269 shares were comprised of approximately 3,250,000 shares owned by non-affiliates of XO, 5,024,269 shares owned by Mr. Landry, which shares were subsequently transferred by Mr. Landry in private transactions to certain investors in consideration for cash payment therefor, and 10,000 shares issued to an employee for services. Following the transaction, there were 41,535,000 shares of common stock issued and outstanding.

On January 28, 2007, XO changed its name to Juma Technology Corp.

The Company has carried on Juma Technology LLC’s business, as described below.

On March 6, 2007, the Company completed the acquisition of AGN Networks, Inc. (“AGN”) through the merger of AGN into a newly formed wholly owned subsidiary of the Company pursuant to an Agreement and Plan of Merger. The Company acquired AGN networks, Inc. as it is in the business of delivering telephone company service of operators of Voice over Internet Protocol Telephone systems. Its customers include mid range and enterprise sized corporate, institutional and government organizations. AGN’s services enhance functionality and increase fault-tolerance while providing for robust business continuity via disaster recovery mechanisms. Its flagship offering allows IP PBX’es to be interconnected to the Public Switched Telephone Network in 30 minutes or less.

In February 2008, AGN Networks Inc. changed its name to Nectar Services Corp.

Overview

We are a highly specialized convergence systems integrator with a complete suite of services for the implementation and management of an entities data, voice and video requirements. Juma is focused on providing converged communications solutions for voice, data and video network implementations for various vertical markets with an emphasis in driving long term professional services engagements, maintenance, monitoring and management contracts. Juma utilizes several different technologies in order to provide its expertise and solutions to clients across a broad spectrum of business-critical requirements, regardless of the objectives. Juma integrates high-speed network routers and high-capacity data switches from the industry’s leading manufacturers and deploys what it believes is best-of-breed communications solutions with a full range of managed services for its clients. Juma is a complete solution source, enhancing the abilities of an organization’s technical staff and increasing the reliability and functionality of clients’ Information Technology (“IT”) environments.

Industry and Background

Converged communications has become a major focus for IT managers. Moving communications onto Internet Protocol (“IP”) networks yields cost savings for many businesses. A company can move inter-office voice circuits onto data connections, thereby reducing the number of carrier circuits and recurring monthly fees. In addition, IP is less expensive to deploy and administer in both existing and new facilities. Reduction in the amount of cabling and the ease of being able to move personnel within facilities are two advantages of convergence.

Savings are not only limited to facilities management and network operations costs. IP telephony services are also emerging in the form of carrier services. Public Switch Telephone Network and voice T-1 lines can be migrated to deliver phone calls over IP directly through the carrier. Voice over Internet Protocol (“VoIP”) carrier services, sometimes referred to as IP Centrex, have entered the mainstream U.S. market and are expected to grow more than five times in the next two years as new services and providers emerge.

It is Juma’s belief that the industry will realize the following growth in the near future:

•	Voice communications will continue to evolve as a network-centric application.

•
Voice applications and converged networks will continue to be the top areas of concern for IT managers for the next several years. Development of security and firewall features will emerge within voice-centric products to allow more remote network or home worker deployments.

•	Outsourcing of services, system management, and infrastructure will continue to grow.

•
Hosted telephony offers will continue to grow as traditional wire line providers begin to evolve their business models and become more IP-centric. However, these organizations will not have the knowledge and experience necessary to integrate voice, data and network security effectively for clients. Traditional wireline providers will need to rely on systems integrators to sell their communication offerings and engineer customer networks.

•
Voice equipment manufacturers will evolve away from hardware-centric solutions and become more software-based. The pace at which the communications market is moving will leave manufacturers with less time to develop and test products, thus encouraging them to adopt standardized hardware protocols and concentrate research and development efforts on the software components of their solutions.

•	The trend in workforce mobilization will continue to grow and be a driving force for converged solutions.

•
Voice and video conferencing are additional applications that are moving onto converged networks. The physical security surveillance and control markets have also been converting their systems toward network-based applications. The physical security market is considered to be adjacent to the communications market since the same facilities management staff within a company typically administers both systems.

•
Since 2004, there has been a major shift to move surveillance recordings off of VCR tape-based systems to digital video recorders. This move eliminates costly tapes and repairs to time-lapse VCR recorders. Furthermore, as the new recording systems have become computer-based, recording, managing and viewing surveillance feeds have become network applications.

Business Model and Concept

Juma believes its key competitive advantage in the converged communications services market is based upon its two strong lineages which are individually rooted in voice and data networking.

The foundation for Juma’s converged communications solutions and offerings stem from these two core and distinct practices, Voice and Data. Juma believes that unlike other communications systems integrators, Juma places special emphasis on cross training voice and data engineering staffs. Competing systems integrators lack either the breadth of data engineering knowledge or the depth in telephony and call center systems know-how. Juma’s fundamental approach ensures its ability to meet the challenges of the overall industry as it transforms itself with converged applications served by IP data networks.

Utilizing a consultative approach to sales in all of its practice areas, Juma creates opportunities by providing custom tailored solutions for its clients. This approach ensures maximum benefit to the client with minimal account turnover. Juma maintains certifications from several leading manufacturers including Avaya, Cisco, Juniper Networks, Extreme Networks, Zeacom, Nortel, Microsoft, Novell and several others.

Juma chooses equipment and deployment methodologies from specific market-leading vendors who have common market goals and integrated product roadmaps. Juma is a Gold Level Avaya Business Partner and is one of twelve residing members of the Avaya Business Partner Council. Avaya is the former Enterprise Networks Group of Lucent Technologies. As one of the world’s largest suppliers of communications networks, Avaya is at the forefront of converged communications and customer relationship management systems.

In addition, Juma has partnered with Avaya’s most strategic communications manufacturing partners, Juniper Networks and Extreme Networks. These two companies provide underlying connectivity, data routing and security functionalities critical to Avaya’s converged network market vision. Juma is a member of each of the aforementioned companies’ Business Partner Councils and is also a Platinum Business Partner.

A key focus for Juma is to develop its reoccurring revenue lines of business. The key lines of business that generate long-term contracts with reoccurring revenue are:

•	Managed Hosted IP Telephony Service Contracts

•	Juma Maintenance Contracts

•	Juma Management and Monitoring Services Contracts

These respective services will be marketed and sold via both direct and indirect channel models. For direct sales, Juma will leverage its growing Enterprise and Small & Medium Business sales forces which offer Juma’s full line of products and services. The indirect channel will comprise resellers, distributors and agents of IP Telephony and traditional carrier services. The development of the indirect channel will provide a cost optimized sales vehicle for Juma’s advanced services and will provide “white label” opportunities for the larger indirect agents.

Managed Hosted Services Overview

Juma offers a Managed Hosted telephony solution allowing for small to medium size business to gain the features and functionality of Fortune 500 Firms without the increased cost of purchasing a corporate Private Branch Exchange (“PBX”) and without equipment overhead and maintenance problems.

Overall Objectives

•	Deliver 100% feature functionality of Avaya Enterprise Communication Manager to organizations of all sizes at a fixed monthly cost

•	Service includes carrier services, maintenance, management, moves and changes, and 24x7 monitoring

•	Unified Messaging links Voice, email and Fax messages into one view while maintaining control as to where each is actually stored

•
Offer flexible hosted service which allows customer to mix and match local dial tone, hosted dial tone, hosted PBX, and on-premise survivable PBX into a custom service that matches the customer’s business and technology requirements while minimizing risk.

Key Messaging

•	No purchase of corporate PBX system

•	Cost savings on carrier services

•	Industry’s first High Availability with carrier and Customer Premise Equipment based fault tolerance with Zero feature loss when running in Customer Premise Equipment survivable mode

•	One bill for all communication needs

•	All Enterprise Avaya telephony advanced features for any size company

Key Differentiators

Based on Enterprise Telephony platform, not Small Business focused IP Soft-switch for Centrex replacement.

•	Survivability - reliable service 24/7

•	Call Center Features and functionality

•	Extension to Cellular Technology

•	Delivery of carrier over private connection as well as Internet Virtual Private Network (“VPN”)

•	The Managed Hosted Service is directly connected (meaning Juma’s switching equipment in Juma’s data centers) to the Public Switched Telephone Network.

•	Managed Hosted Services do not require the customer to change or use their data network

•	Managed Hosted Services can use traditional digital or new IP handsets at the client premises

Customer can provide own local dial tone and use Managed Hosted Service to deliver those calls. This allows customers who have a contract commitment to a carrier to migrate to a Hosted IP Platform and not be subject to termination charges.

Juma will monitor, manage and provide maintenance to its customers’ communications infrastructure. Customers get state-of-the-art network monitoring systems backed by a team of certified experts. This winning combination creates a natural extension to customers’ existing IT staff and allows their internal resources to focus on what is important - running its business.

Juma employs advanced software systems to collect and report on a variety of network infrastructure conditions that could degrade the quality and availability of network and application services such as voice. The following services are included in our base offering for managing a Wide Area Network along with optional management components for Local Area Network switching and Telephony systems gear:

Service Offerings include:

Remote monitoring for health and availability of telephony and network infrastructure, including Avaya PBX and end-point equipment

•	Software maintenance and patch management for communications devices

•	Ongoing configuration management support

•	Break-fix support for malfunctioning equipment

•	Statistical analysis of call quality with threshold management features

•	Utilization trending of wide area network links

•	Front-line support to assist the customer with carrier-level troubleshooting

Competitive Business Conditions

Management is aware of similar products and services that compete directly with our products and services and some of the companies developing these similar products and services are larger, better-financed companies that may develop products superior to ours. Many of our current and prospective competitors, such as Carousel Industries of North America, Inc., Cross Telecom Corporation, and North American Communications Resources, Inc. are larger and have greater financial resources, which could create significant competitive advantages for those companies. Our future success depends on our ability to compete effectively with our competitors. As a result, we may have difficulty competing with larger, established competitor companies. Generally, these competitors have:

•	substantially greater financial, technical and marketing resources;

•	larger customer base

•	better name recognition

•	potentially more expansive product offerings

These competitors are likely to command a larger market share, which may enable them to establish a stronger competitive position than we have, in part, through greater marketing opportunities. If we fail to address competitive developments quickly and effectively, we may not be able to remain a viable entity.

Sources and Availability of Raw Materials

We rely on third-party suppliers, in particular Avaya, for most of the hardware and software necessary for our services. Although we believe we can secure other suppliers, we expect that the deterioration or cessation of any relationship would have a material adverse effect, at least temporarily, until new relationships are satisfactorily in place.

We also run the risk of supplier price increases and component shortages. Competition for materials in short supply can be intense, and we may not be able to compete effectively against other purchasers who have higher volume requirements or more established relationships. Even if suppliers have adequate supplies of components, they may be unreliable in meeting delivery schedules, experience their own financial difficulties, provide components of inadequate quality or provide them at prices which reduce our profit. Any problems with our third-party suppliers can be expected to have a material adverse effect on our financial condition, business, results of operations and continued growth prospects.

Dependence on Major Customers

Approximately twenty (20%) of our business is currently derived from our authorization to provide goods and services to New York State government agencies, local government agencies, municipalities, and educational institutions, pursuant to numerous New York State contracts. Were we to no longer be authorized to provide such goods and services to these entities our business would be adversely affected, as we would have to bid for the work as opposed to selling directly without bid. This would make the acquisition of such work much more difficult and costly.

Patents, Licenses, Trademarks, Franchises, Concessions, Royalty Agreements, or Labor Contracts

As of the date of this prospectus, we do not own, legally or beneficially, any patents or trademarks. We are, however, in the process or preparing several applications for patents.

Research and Development

We incurred research and development expenditures of $642,398 for the year ended December 31, 2007 related to the development of the Nectar Services Corp. carrier services platforms (i.e. managed and carrier services). We expect to continue to incur these expenditures into the foreseeable future. No research and development expenditures were incurred during 2006 or prior.

Existing and Probable Governmental Regulation

The current regulatory environment for our services does not impact our business operations in a significant manner. Nevertheless, the current regulatory environment for our services remains unclear. Our VoIP and other services are not currently subject to all of the same regulations that apply to traditional telephony. It is possible that Congress and some state legislatures may seek to impose increased fees and administrative burdens on VoIP, data, and video providers. The FCC has already required us to meet various emergency service requirements (such as “E911”) and interception or wiretapping requirements, such as the Communications Assistance for Law Enforcement Act (“CALEA”). In addition, the FCC may seek to impose other traditional telephony requirements such as disability access requirements, consumer protection requirements, number assignment and portability requirements, and other obligations, including additional obligations regarding E911 and CALEA. Such regulations could result in substantial costs depending on the technical changes required to accommodate the requirements, and any increased costs could erode our pricing advantage over competing forms of communication and may adversely affect our business.

Compliance with Environmental Laws

We did not incur any costs in connection with the compliance with any federal, state, or local environmental laws.

Employees

As of September 30, 2008, Juma had 60 employees, two of these employees are part-time, and all other employees are full-time. Juma also engages the services of a number of individual and corporate consultants. We believe our relations with our employees are good. None of our employees are represented by members of any labor union and we are not a party to any collective bargaining agreement.

The Company leases all of its employees from an unrelated party. In addition to reimbursing the third party for the salaries of the leased employees, the Company is charged a service fee by the third party, which is designed to cover the related employment taxes and benefits.

Properties and Facilities

The Company leases various facilities including, the Company’s Long Island headquarters and New York City office, pursuant to leasing and sublease agreements accounted for as operating leases.

The Long Island headquarters are leased from Toledo Realty LLC, whose members are made up of certain officers and employees of the Company, and thus is a related party. The Long Island headquarters are under a ten-year non-cancelable lease which expires on May 31, 2016. The Long Island headquarters consist of approximately 7,000 square feet. Among other provisions, the lease provides for monthly rental payments of $10,500 per month and includes provisions for scheduled increases to the monthly rental. In addition, the Company is required to reimburse Toledo for the real estate taxes on the building. The lease agreement also provides for two five-year lease extensions. Pursuant to the lease, the Company was required to provide a security deposit totaling $21,000. The Company has provided this deposit to Toledo.

The New York City premise is under a five-year lease which expires on November 30, 2011. The space consists of approximately 2,081 square feet with a gross annual rent of approximately $88,950.

Both of the above referenced offices have been recently renovated and management believes that the condition of each facility is excellent but the Long Island headquarters may have insufficient space in the foreseeable future.

On March 15, 2007, a subsidiary of the Company signed a lease for 3,200 square feet of office space in Deerfield Beach Florida. The lease calls for a base rent of $22.00 per square foot and expires on March 31, 2010.

On March 16, 2007, Juma signed a lease for 3,164 square feet of office space and 2,982 square feet of warehouse space in Burlington City, New Jersey. The lease calls for a base rent of $9.00 per square foot of office space and $5.00 for warehouse space plus any construction costs. The lease will have a five-year term.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding. We are not aware of any pending legal proceeding to which any of our officers, directors, or any beneficial holders of 5% or more of our voting securities are adverse to us or have a material interest adverse to us.

Our address for service of process in New York is 154 Toledo Street, Farmingdale, New York 11735.

MANAGEMENT

The following sets forth certain information about each of our executive officers and directors and their current positions with the Company.

Name	Age	Position(s) and Office(s) Held
Anthony M. Servidio	62	Chairman and Chief Executive Officer
Richard Patton	51	Chief Operating Officer
Robert Rubin	67	Director
Robert H. Thomson	31	Director
David Giangano	45	President of Global Channels
Frances Vinci	55	EVP of Professional Services
Joseph Fuccillo	35	President, Chief Technology Officer, Director
Joseph Cassano	49	EVP of Sales
Anthony Fernandez	40	Chief Financial Officer
Kenneth Archer	50	Director

Set forth below is a brief description of the background and business experience of each of our executive officers and directors of the Company.

Anthony M. Servidio - Chairman and Chief Executive Officer

Mr. Servidio joined the Company as CEO and Chairman in November 2007, after serving as a strategic advisor to the firm since July 2007. Mr. Servidio has a distinguished career in the telecommunications and information technology industries, having contributed to growth and value creation in a variety of roles. From June 2006 to June 2007, Mr. Servidio was Senior Vice President, Strategic Markets, for WestCom Corporation, a telecommunications company providing voice, data and converged IP solutions to the global financial services community. WestCom was sold to IPC Communications in June 2007. From June 2005 to June 2006, Mr. Servidio was President of Cymtec Systems, a network security solutions technology company. From March 2002 to June 2005, Mr. Servidio ran global sales for Moneyline Telerate, which was the world’s third largest financial market data company, before its sale to Reuters in 2004. Prior to Moneyline, Mr. Servidio was Senior Vice President, Global Banking and Finance Solutions, for Global Crossing. Mr. Servidio joined Global Crossing when the company acquired IXnet, a company he helped found in 1995, and grew from its inception to a business generating over $300 million in annual revenues, offering network and advanced trader voice solutions through its combination with IPC. Prior to establishing IXnet, Mr. Servidio was Vice President of Sales for WorldCom, leading its Global Banking and Finance team. Mr. Servidio’s previous missions included sales and management roles with RCA Global Communications, a large Global Telecommunications service provider, where Mr. Servidio began his career in 1965.

Joseph Fuccillo - President, Chief Technology Officer and Director

Mr. Fuccillo has been the Company’s President since November 2007, a director since November 2006 and the Company’s Chief Technology Officer since 2003. Prior to becoming the Company’s Chief Technology Officer in 2003, Mr. Fuccillo served as Senior Vice President at Xand Corporation, from 1999 to 2003, an IT hosting and managed services provider, from 1999 to 2003. During his tenure at Xand Corporation, Mr. Fuccillo was credited with building the company’s IT hosting business into a $10 million revenue unit. In 1998, Mr. Fuccillo founded Incisive Technologies, an independent IT consultancy and value added reseller that provided systems design and implementation services. From 1995 to 1998, Mr. Fuccillo led the technology team at Westcon, a major distributor of high-end network and related security products. Mr. Fuccillo began his career as a communications analyst with Orange and Rockland Utilities in 1993. He received a Bachelor of Science degree in Electrical Engineering from Manhattan College and is a certified technician in a variety of areas.

Richard Patton - Chief Operating Officer

Mr. Patton joined the Company in November 2007 as its COO. Prior to joining the Company, Mr. Patton was the President of Government Telecommunications, Inc. from July 2005 to June 2007. From December 2004 to June 2005, he was a consultant for Izar Associates focused on Alert Messaging products. Prior to Izar, Mr. Patton was the President of Millivision, Inc from November 2002 to November 2004. Mr. Patton has a BS in Mechanical Engineering and MS in Computer Science from Fairleigh Dickinson University.

Robert Rubin - Director

Mr. Rubin was appointed as a director of the Company in November 2007. Mr. Rubin has been the Chief Financial Officer of Solar Thin Films, Inc. (OTCBB: SLTN.OB) since August 2007. He served as Chairman and President of Solar Thin from January 1996 until June 2006 and as CEO from January 1996 until October 2006. He has been a director of Solar Thin since May 1991. Mr. Rubin also has served as the CEO, Chairman and sole director and officer of MIT Holding, Inc. (OTCBB: MITD.OB) since April 2007. Mr. Rubin served as a director of Western Power & Equipment Corp. (OTCBB:WPEC.OB) from November 1992 to February 2005. Mr. Rubin has operated and financed numerous companies including Lifetime Corporation (f/k/a Superior Care, Inc.), for which he was the founder, President, Chief Executive Officer and a director from its inception in 1976 until May 1986, when he resigned as an executive officer. Mr. Rubin continued as a director of Lifetime Corporation until the latter part of 1987. In 1993, Lifetime was sold to Olsten Corporation, a NYSE-listed company.

Robert H. Thomson - Director

Mr. Thomson was appointed to our board on March 29, 2008 to fill the remaining portion of David Skriloff’s one-year term and to hold office until the next annual meeting of our stockholders or until removed from office in accordance with our by-laws. In 2007, Mr. Thomson joined Vision Capital Advisors LLC, a New York based fund that makes direct investments in small, high growth businesses. Prior to Vision, Mr. Thomson was the Managing Director of The Arkin Group LLC (New York, NY - 2006) in charge of daily operations, financial management, and growth strategies for this international business intelligence firm. Prior to The Arkin Group LLC, Mr. Thomson was a Research Associate for the Council on Foreign Relations, a New York-based think tank focused on international relations and foreign policy.

David Giangano - President of Global Channels

Mr. Giangano was the founder of the Company in 2002 and currently serves as the Company’s President of Global Channels. He has served as the Company’s chief executive officer and president and as a member of the Company’s board of directors from November 2006 to until November 2007. Mr. Giangano has extensive experience in building strategic alliances, structuring joint ventures, and negotiating partnerships. He also brings 20 years of experience designing and developing a broad spectrum of IT solutions, including those that pertain to telecommunications systems, IT systems integration, voice and data convergence, and application development. Mr. Giangano currently holds multiple patents in disciplines ranging from data encryption to specialized data acquisition and digital signal processing applications. His technical writings have been published in NASA and IEEE (Institute of Electrical and Electronics Engineers) journals and magazines. Mr. Giangano has been with the Company since its inception in 2002. From 2000 to 2002, Mr. Giangano was the Senior Vice President of Engineering and System Services at 5B Technologies. From 1997 to 2000, Mr. Giangano founded and operated Tailored Solutions, a voice and data systems integration and consulting firm, which was acquired by 5B Technologies. Mr. Giangano earned a Bachelor of Science degree in Electrical Engineering and spent 10 years with Northrop Grumman Corporation as a Senior Design Engineer and Project Leader.

Frances Vinci - Executive Vice President of Professional Services

Ms. Frances Vinci co-founded the Company in 2002 and currently serves as the Company’s Executive Vice President of Professional Services. She has served as a member of the Company’s board of directors from November 2006 to until November 2007. Ms. Vinci has 20 years of experience as an Operations, Sales and Human Resources Director. Ms. Vinci initiated both the telemarketing and professional services division. Prior to 2002, Ms. Vinci was the Director of Professional services at 5B Technologies from 1999 to 2002. In that capacity, Ms. Vinci created and implemented an IT outsourcing and consulting division. From 1980 to 1999, Ms. Vinci worked at Media Communications Inc. as Vice-President of Sales & Operations, starting two divisions and contributed to the company’s revenue by turning a service based division into a profit center.

Joseph Cassano - Executive Vice President of Sales

Mr. Cassano joined the Company in 2003 and currently serves as the Company’s Executive Vice President of Sales. He has served as a member of the Company’s board of directors from November 2006 to until November 2007. Mr. Cassano brings over 25 years of experience in sales and operations in the communications industry. Mr. Cassano is responsible for the sales organization at the Company, designed to partner with customers to help them build the high-performance communications solution required to handle emerging business applications. From 2000 to 2003, Mr. Cassano was the Area Vice President of Sales for Expanets of New York, Avaya’s largest and most strategic business partner. Prior to his position with Expanets, Mr. Cassano held executive level positions with market leading technology companies, including Lucent Technologies and AT&T Information Systems. Mr. Cassano started his career in 1980 with The New York Telephone Company, now known as Verizon Communications.

Anthony Fernandez, MBA, CPA - Chief Financial Officer

Mr. Fernandez joined the Company in 2006 and is responsible for all financial matters related to the Company. He has served as a member of the Company’s board of directors from November 2006 to until April 2008. In 2005, prior to joining the Company, Mr. Fernandez was the Director of Finance for Lexington Corporate Properties Trust where he was responsible for SEC filings, Sarbanes-Oxley compliance and audit compliance. From 2001 to 2005, Mr. Fernandez was the Corporate Controller for Register.com, Inc. Mr. Fernandez managed a $210 million portfolio, all SEC reporting and compliance, tax compliance and financial computer systems implementations. From 1998 to 2001, Mr. Fernandez was the Chief Financial Officer for 5B Technologies Company, a technology and employee staffing company. Prior to this time, Mr. Fernandez had eight years of public accounting experience with various firms. Mr. Fernandez is a Certified Public Accountant in the state of New York and obtained his MBA in accounting from Hofstra University in 1992.

Kenneth Archer – Director

Mr. Archer was appointed to our board on April 22, 2008 to fill the remaining portion of Mr. Fernandez’s one-year term and to hold office until the next annual meeting of our stockholders or until removed from office in accordance with our by-laws. Mr. Archer joined Prime Communications in 2008 and is responsible for all functional and financial areas of that company. He is currently a member of PRG Systems board of directors, which is the holding company for Prime Communications. In 2005, prior to joining Prime Communications, Mr. Archer was the Vice President of North America Channels where he was responsible for the channel strategy, program, operations, partner management team and the supervision of Avaya’s portfolio of authorized partners. In 2004 and 2005, Mr. Archer was the Director of the Direct Response Channel (Direct Marketing Resellers/DMRs) for the Hewlett Packard Company. From 2002 to 2004, Mr. Archer was the Director of Major/National Partner for the Hewlett Packard Company, where he was responsible for certain of Hewlett Packard’s important strategic partners. From 2000 to 2002, Mr. Archer was the Director of Hewlett-Packard’s value added reseller partners. Prior to this time, Mr. Archer had 20 years of other channel and direct sales leadership positions with both the Hewlett Packard Company and with two different channel partners. Mr. Archer earned his BS in Marketing in 1980 from West Chester University in Pennsylvania and his Executive MBA degree in Business Management in 1993 from Fairleigh Dickinson University in New Jersey.

Term of Office

Each of our directors is appointed or elected for a one-year term to hold office until the next annual meeting of our stockholders or until removed from office in accordance with our by-laws. On August 31, 2007 at the Company’s annual meeting of stockholders, each of Messrs. Giangano, Fuccillo, Cassano, and Fernandez and Ms. Vinci was elected as a director for a term of one year. In November 2007, each of Messrs Giangano and Cassano and Ms. Vinci resigned. In November 2007, each of Messrs Anthony M. Servidio, Rubin, and Skriloff was appointed as members of the Company’s board of directors. In March 2008, Mr. Skriloff resigned from the Company’s board of directors and Mr. Thomson was appointed as a member of the Company’s board of directors. In April 2008, Mr. Fernandez resigned from the Company’s board of directors and Mr. Archer was appointed as a member of the Company’s board of directors.

Arrangements Concerning the Selection of Directors

In November 2007, the Company and Vision Opportunity Master Fund, Ltd. entered into a second financing pursuant to a Note and Warrant Purchase Agreement, as amended. Under Section 3.26, of the Note and Warrant Purchase Agreement, the Company agreed that no later than ten calendar days from the initial closing, “the Company shall ensure that (i) other than Joseph Fucillo and Anthony Fernandez, each member of the Board of Directors of the Company shall have resigned . . . and (iii) two (2) persons nominated by the Vision Opportunity Master Fund, Ltd. shall have been approved for seats on the Board of Directors.” As set forth above, each of Messrs Giangano and Cassano and Ms. Vinci resigned as directors.

Vision Opportunity Master Fund, Ltd., appointed one director under Section 3.26 out of the five total directors. Originally, this director was Mr. Skriloff who was a managing director at Vision Capital Advisors LLC, an affiliate of Vision Opportunity Master Fund, Ltd. Mr. Skriloff resigned as a director in March 2008 after leaving Vision Capital Advisors LLC in January 2008. Mr. Skriloff was replaced by Robert Thomson who is a Director at Vision Capital Advisors LLC. The other directors of the Company are Joseph Fuccillo, mentioned in Section 3.26, who is an inside director of the Company and is not related to Vision Opportunity Master Fund, Ltd. Anthony Servidio, the CEO of the Company, who is not related to Vision Opportunity Master Fund, Ltd. Kenneth Archer, an outside director and a long time associate of Anthony Servidio, who has industry experience and was brought in to increase the independence of the board. Mr. Archer is not related to Vision Opportunity Master Fund, Ltd. Robert Rubin, an outside director, who has a significant share position in the Company. Mr. Rubin, although acceptable to Vision Opportunity Master Fund, Ltd., is not related to Vision Opportunity Master Fund, Ltd. and is not their nominee. Mr. Fernandez, who remains the CFO of the Company, resigned from the board as a result of the Company’s desire to increase the number of independent directors on the board in March 2008. The resignations of Mr. Fernandez and Skrilloff were disclosed in accordance with SEC requirements and neither expressed any disagreements with the Company’s policies or practices. Vision Opportunity Master Fund, Ltd. has indicated that they have no intention to control the Company’s board of directors.

Significant Employees

As of September 30, 2008, the Company believes that almost all employees are important to the success of the Company but the only significant individuals are the Company’s’ officers and directors referenced above.

Family Relationships

As of the date of this prospectus, there were no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

BOARD INDEPENDENCE

Standard of Independence

At this time, the Company is not subject to the requirements of a national securities exchange or an inter-dealer quotation system with respect to the need to have a majority of its directors be independent. In the absence of such requirements, the Company has elected to use the definition established by the NASDAQ independence rule which defines an “independent director” as “a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.” The definition further provides that the following relationships are considered bars to independent regardless of the board’s determination:

Employment by the Company. Employment of the director or a family member by the Company or any parent or subsidiary of the company at any time thereof during the past three years, other than family members in non-executive officer positions.

$120,000 Compensation. Acceptance by the director or a family member of any compensation from the Company or any parent or subsidiary in excess of $60,000 during any twelve month period within three years of the independence determination.

Auditor Affiliation. A director or a family member of the director, being a partner of the Company’s outside auditor or having been a partner or employee of the company’s outside auditor who worked on the Company’s audit, during the past three years.

Based on the foregoing definition, the board of directors has determined that two of the current directors are “independent directors.”

Standing Committees of the Board

At this time, the Company is a small business issuer whose common stock is authorized for quotation on the Over the Counter Bulletin Board and is not subject to the requirements of a national securities exchange or an inter-dealer quotation system with respect to the establishment and maintenance of any standing committees. The Company does not currently have standing audit, nominating, and compensation committees of the board of directors.

Compensation of the Board of Directors

Directors are not paid any fees or compensation for services as members of our board of directors or any committee thereof.

Code of Ethics Disclosure

We adopted a Code of Ethics for Financial Executives, which include our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of ethics was filed as an exhibit to the annual report on Form 10-KSB for the year ended December 31, 2005 and filed with the SEC on January 30, 2006.

We undertake to provide to any person without charge, upon request, a copy of such code of ethics. Such requests should be addressed to the Company at 154 Toledo Street, Farmingdale, New York 11735, attention Anthony Fernandez, CFO.

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our current executive officers for each of the last two completed fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Anthony M. Servidio	2007	–	–	–	–	–	–	–	–
CEO & Chairman*	2006	–	–	–	–	–	–	–	–
David Giangano	2007	150,000	–	–	4,887	–	–	10,000	164,887
President, Global Channels**	2006	116,260	–	–	–	–	–	–	116,260
Frances Vinci	2007	115,350	–	–	21,763	–	–	10,000	147,113
EVP	2006	106,107	–	–	–	–	–	–	106,107
Joseph Fuccillo	2007	151,875	–	–	173,649	–	–	10,000	335,524
President, CTO; Director***	2006	106,107	–	–	–	–	–	–	106,107
Joseph Cassano	2007	147,045		–	4,887	–	–	10,000	161,932
EVP	2006	155,000	–	–	–	–	–	–	155,000

*	Mr. Servidio was appointed CEO and Chairman in November 2007; he had previously served as a consultant to the Company since July 2007.
**	Mr. Giangano served as the Company’s CEO and President until November 2007.
***	Mr. Fuccillo was appointed President in November 2007.

Employment Agreements

Described below are the employment agreements entered into with the Company by, respectively, Messrs. Servidio, Giangano, Fuccillo, Cassano, and Fernandez and Ms. Vinci.

Anthony Servidio has entered into an employment agreement with the Company effective as of January 1, 2008. He was engaged to serve as the Company’s Chief Executive Officer. The term of the employment agreement is three years, subject to automatic renewal for successive one-year terms. Mr. Servidio’s annual base salary for 2008 is $250,000. Thereafter, his base salary may increase by 15% per annum.

Mr. Servidio shall be entitled to an annual bonus (the “Annual Bonus”) of up to: (i) one hundred percent of his then base salary in cash and (ii) two hundred percent of his then base salary in Company common stock, which may include stock options, restricted stock and/or deferred compensation, pursuant to the terms of the Company’s Executive Bonus Plan, which is a weighted formula based upon the approved budget by the Company’s board of directors and/or its compensation committee, as applicable. Under the terms of the Executive Bonus Plan, there will be two equal components to the budget, to wit: (a) sales and (b) net income. In the event that the Company successfully achieves one hundred percent to one hundred forty-nine percent of the approved budget target (whether for a or b, above), then Mr. Servidio shall be entitled fifty percent of his base salary, times one-half (representing equal weight for each category, a or b, above). In the event that the Company successfully achieves one hundred fifty percent to one hundred ninety-nine percent of the approved budget target (whether for a or b, above), then Mr. Servidio shall be entitled seventy-five percent of his base salary, times one-half (representing equal weight for each category, a or b, above). Likewise, in the event that the Company successfully achieves two hundred percent or more of the approved budget target (whether for a or b, above), then the Executive shall be entitled one hundred percent of his base salary, times one-half (representing equal weight for each category, a or b, above). In no event shall the two bonus components identified above, when combined, exceed one hundred percent of Mr. Servidio’s base salary, then in effect for the cash component of the Annual Bonus. Mr. Servidio shall at his option determine whether the cash component of the previously described Annual Bonus, if any, shall be paid in the form of cash or the issuance of Company common stock, or a combination thereof. Notwithstanding the foregoing, if the Company’s board of directors determines that the Company does not have sufficient cash available to meet the above described cash obligations, the board of directors shall have the right to make such payments in shares of the Company’s common stock, provided, however, at no time shall the cash payment due under the cash obligation be less than one third of the Bonus.

Mr. Servidio shall be entitled to participate in the Company’s employee compensation and other benefit programs. In addition to reimbursement for his documented reasonable expense incurred in connection with the fulfillment of his duties, Mr. Servidio shall all be entitled to an annual automobile allowance of $10,000. The Company may terminate Mr. Servidio’s employment with or without cause. If Mr. Servidio’s employment is terminated without cause or due to a change of control, then he is entitled to a severance payment equal to 18 months’ base pay and 18 months’ benefits. Mr. Servidio may terminate his employment agreement on notice.

David Giangano has entered into an employment agreement with the Company dated as of November 14, 2006, which was amended in November 2007. He was engaged to serve as the Company’s President of Global Channels. The term of the employment agreement is three years, subject to automatic renewal for successive one-year terms. Mr. Giangano’s annual base salary as of January 1, 2008 is $125,000.

Mr. Giangano shall be entitled to participate in the Company’s employee compensation and other benefit programs. In addition to reimbursement for his documented reasonable expense incurred in connection with the fulfillment of his duties, Mr. Giangano shall all be entitled to an annual automobile allowance of $10,000. The Company may terminate Mr. Giangano’s employment with or without cause. If Mr. Giangano’s employment is terminated without cause, then he is entitled to a severance payment. Mr. Giangano may terminate his employment agreement on notice.

Frances Vinci has entered into a similar employment agreement with the Company dated as of November 14, 2006, which was amended in November 2007. She was engaged to serve as the Company’s Executive Vice President. The term of the employment agreement is three years, subject to automatic renewal for successive one-year terms. Ms. Vinci’s annual base salary as of January 1, 2008 is $75,000.

Ms. Vinci’s employment agreement contains employee benefit and termination provisions, which are similar to those contained in Mr. Giangano’s employment agreement.

Joseph Fuccillo has entered into a similar employment agreement with the Company dated as of November 14, 2006, which was amended in November 2007. He was engaged to serve as the Company’s President and Chief Technology Officer. The term of the employment agreement is three years, subject to automatic renewal for successive one-year terms. Mr. Fuccillo’s annual base salary is $165,000.

Mr. Fuccillo’s employment agreement contains employee benefit and termination provisions, which are similar to those contained in Mr. Giangano’s employment agreement.

Joseph Cassano has entered into a similar employment agreement with the Company dated as of November 14, 2006, which was amended in November 2007. He was engaged to serve as the Company’s Executive Vice President of Sales. The term of the employment agreement is three years, subject to automatic renewal for successive one-year terms. Mr. Cassano’s annual base salary as of January 1, 2008 is $125,000.

Mr. Cassano’s employment agreement contains employee benefit and termination provisions, which are similar to those contained in Mr. Giangano’s employment agreement.

Anthony Fernandez has entered into a similar employment agreement with the Company dated as of November 14, 2006, which was amended in November 2007. He was engaged to serve as the Company’s Chief Financial Officer. The term of the employment agreement is three years, subject to automatic renewal for successive one-year terms. Mr. Fernandez’s annual base salary is $165,000.

Mr. Fernandez’s employment agreement contains employee benefit and termination provisions, which are similar to those contained in Mr. Giangano’s employment agreement.

Compensation to Directors

Our directors did not receive any compensation for their services as director during the year ended December 31, 2007.

Outstanding Equity Awards at 2007 Fiscal Year End

The following table sets forth the stock options held by the named executives as of December 31, 2007.

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Anthony M. Servidio		–	–	–	–	–	–	–
David Giangano (1)		100,000		0.58	02/12
Frances Vinci (2)		200,000		0.58–1.15	02/12–08/12
Joseph Fuccillo (3)		1,100,000		0.58–1.15	02.12–08/12
Joseph Cassano (4)		100,000		0.58	02/12
All options fully vest one year after grant.
(1)	Mr. Giangano’s options vest on February 7, 2008.
(2)	Ms. Vinci’s options vest in accordance with the following schedule:
100,000 on February 7, 2008
100,000 on August 21, 2008.
(3)	Mr. Fuccillo’s options vest in accordance with the following schedule:
100,000 on February 7, 2008
1,000,000 on August 21, 2008.
(4)	Mr. Cassano’s options vest on February 7, 2008.

Stock Options

We did not grant any stock options to any executive officer or director during the year ended December 31, 2006. From February 8, 2007 to December 5, 2007, the Company granted 5,436,250 stock options at exercise prices ranging from $0.50 to $1.33. Of these 5,436,250 stock options, 2,300,000 were granted to executive officers and directors.

Under his employment agreement effective January 1, 2008, Mr. Servidio is entitled to receive 5,000,000 options from the Company’s 2007 stock option, priced as mandated by the plan. 1,250,000 of which shall be vested immediately with 1,250,000 vesting each year for three years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described in the following paragraphs, none of our directors or executive officers, nor any other related person, such as a person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, or any members of the immediate family (including spouse, parents, children, step-children, siblings, and in-laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction since the beginning of the Company’s last fiscal year or in any presently proposed transaction which, in either case, has or will materially affect us.

Prior to the Reverse Merger, throughout 2006 and 2005, the Company made interest-free advances to Toledo Realty, LLC (“Toledo”), an entity owned by David Giangano, Frances Vinci, Joseph Fuccillo, Joseph Cassano, Elizabeth D’Alesandro, Steven Harper and Paul Stavola, each of whom is either an officer or employee of the Company. The largest sum of these advances outstanding was $333,265, which was the approximate dollar amount of the related persons’ interest in the transaction. The advances were primarily used for the acquisition and improvements made to a building now owned by Toledo and leased to the Company. This loan was repaid in full by December 31, 2006.

On June 1, 2006, the Company entered into a 10-year non-cancelable lease agreement with Toledo for its Long Island headquarters. Among other provisions, the lease provides for monthly rental payments of $10,500 per month and includes provisions for scheduled increases to the monthly rental. In addition, the Company is required to reimburse Toledo for the real estate taxes on the building. The lease agreement also provides for two five-year lease extensions. Pursuant to the lease, the Company was required to provide a security deposit totaling $21,000. The Company has provided this deposit to Toledo in 2007. The approximate dollar amount involved in this transaction and the approximate dollar amount of the related persons’ interest in the transaction is approximately $911,000.

In August 2007 and November 2007, the Company entered into two financing transactions with Vision Opportunity Master Fund, Ltd. A managing director at Vision Capital Advisors, LLC, an affiliate of Vision Opportunity Master Fund, Ltd., has been a member of our board of directors since November 2007. The basis for appointing a managing director at Vision Capital Advisors, LLC to our board of directors is described under the heading “MANAGEMENT - Arrangements Concerning the Selection of Directors.” The financing transactions set forth above as well as additional financing transactions entered into by the Company and Vision Opportunity Master Fund, Ltd. and one of its affiliates, are described under the heading “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of October 14, 2008, our authorized capitalization was 910,000,000 shares of capital stock, consisting of 900,000,000 shares of common stock, $.0001 par value per share and 10,000,000 shares of preferred stock, $.0001 par value per share. As of October 14, 2008, there were 46,093,945 shares of our common stock outstanding, all of which were fully paid, non-assessable and entitled to vote. Each share of our common stock entitles its holder to one vote on each matter submitted to the stockholders. As of October 14, 2008, there were 8,333,333 shares of our Series A Convertible Preferred Stock issued and outstanding, and there were 1,310,500 shares of our Series B Convertible Preferred Stock issued and outstanding. A share of the convertible preferred stock does not entitle its holder to vote for the Company’s directors.

The following table sets forth, as of October 14, 2008, (a) the number of shares of our common stock owned by (i) each person who is known by us to own of record or beneficially five percent (5%) or more of our outstanding shares, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group; (b) the number of shares of our Series A Convertible Preferred Stock owned by (i) each of our directors, (ii) each of our executive officers, and (iii) all of our directors and executive officers as a group and (c) the number of shares of our Series B Convertible Preferred Stock owned by (i) each of our directors, (ii) each of our executive officers, and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares of our common stock beneficially owned.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	% of Class (2)
Common	Robert Rubin, Director c/o Juma Technology Corp. 154 Toledo Street, Farmingdale, NY 11735	1,800,000	2

Common	Anthony M. Servidio, CEO & Chairman c/o Juma Technology Corp. 154 Toledo Street, Farmingdale, NY 11735	2,083,333	2

Common	Richard Patton, COO c/o Juma Technology Corp. 154 Toledo Street, Farmingdale, NY 11735	377,778	1

Common	Robert H. Thomson(3)(4)(5), Director 20 W. 55th Street, 5th floor, New York, NY 10019	41,930,039	43

Series A Convertible Preferred Stock	Robert H. Thomson(4), Director 20 W. 55th Street, 5th floor, New York, NY 10019	8,333,333	100

Series B Convertible Preferred Stock	Robert H. Thomson(4), Director 20 W. 55th Street, 5th floor, New York, NY 10019	1,623,000	100

Common	David Giangano, President of Global Channels c/o Juma Technology Corp. 154 Toledo Street, Farmingdale, NY 11735	6,157,300	6

Common	Frances Vinci, EVP c/o Juma Technology Corp. 154 Toledo Street, Farmingdale, NY 11735	5,174,000	5

Common	Joseph Fuccillo, President, CTO and Director c/o Juma Technology Corp. 154 Toledo Street, Farmingdale, NY 11735	7,157,300	7

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	% of Class (2)
Common	Joseph Cassano, EVP c/o Juma Technology Corp. 154 Toledo Street, Farmingdale, NY 11735	4,203,800	4

Common	Anthony Fernandez, CFO c/o Juma Technology Corp. 154 Toledo Street, Farmingdale, NY 11735	1,800,000	2

Common	Kenneth Archer, Director c/o Juma Technology Corp. 154 Toledo Street, Farmingdale, NY 11735	33,333	1

Common	Mirus Opportunistic Fund (6) c/o Julius Baer Trust Company (Cayman Ltd.) PO Box 1100 GT Windward III, Regata Office Park Grand Cayman	2,500,000	4

Total of Common Stock-All Directors & Executive Officers (10 persons):		70,716,882	71

Total of Series A Convertible Preferred Stock-All Directors & Executive Officers (10 persons):		8,333,333	100

Total of Series B Convertible Preferred Stock-All Directors & Executive Officers (10 persons):		1,623,000	100
(1)
As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days after such date but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.

(2)	Figures may not add up due to rounding of percentages.
(3)
The reported securities represent the aggregate number of shares of our common stock underlying (a) the Series B Warrants and the Series C Warrants owned directly by Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund, L.P. (collectively the “Vision entities”) and (b) the other convertible securities owned by the Vision entities, which are described in the following footnotes, as well as an aggregate of 1,116,705 shares of our common stock owned by the Vision entities. Mr. Thomson disclaims beneficial ownership of all securities reported herein.

(4)
The reported shares of Series A Convertible Preferred Stock are owned directly by the Vision entities; such shares are convertible at any time, at the holders’ election, into 8,333,333 shares of our common stock (i.e., on a one for one basis). The reported shares of Series B Convertible Preferred Stock are owned directly by the Vision entities; such shares are convertible at any time, at the holders’ election, into 16,230,000 shares of our common stock (i.e., on a ten for one basis). The Vision entities may not acquire shares of common stock upon conversion of the Convertible Preferred Stock to the extent that, upon conversion, the number of shares of common stock beneficially owned by the Vision entities and its affiliates would exceed 4.99% of the issued and outstanding shares of our common stock.; provided, that this restriction on conversion can be waived at any time by the Fund on 61 days’ notice. Thomson disclaims beneficial ownership of all securities reported herein.

(5)
The reported securities include the aggregate number of shares of our common stock underlying the Convertible Promissory Notes owned directly by the Vision entities. Mr. Thomson disclaims beneficial ownership of all securities reported herein.

(6)
Based on Mirus Opportunistic Fund’s Schedule 13D filed with the Commission on November 14, 2006, Mr. Rolf Schnellman, principal of this Fund, has voting and dispositive power over the shares owned by this Fund. The address of Mr. Schnellman is c/o Helper GmbH Dorfplatz 2, CH – 6422 Steinen, Switzerland.

DESCRIPTION OF SECURITIES

General

The Company’s authorized capital stock consists of 900,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of `blank check’ preferred stock, par value $0.0001 per share. 8,333,333 shares of the `blank check’ preferred stock have been designated as Series A Convertible Preferred Stock and the remaining 1,666,667 shares of the `blank check’ preferred stock have been designated as Series B Convertible Preferred Stock.

All of the shares of our authorized capital stock, when issued for such consideration as our board of directors may determine, shall be fully paid and non-assessable.

Common Stock

As of October 14, 2008, there were 46,093,945 shares of our common stock issued and outstanding that are held by 52 stockholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder, subject to the rights and preferences of the holders of shares of Series A-1 Convertible Preferred described below, to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

The board of directors is expressly authorized to issue shares of preferred stock in one or more series, to fix the number of shares in each such series and to fix the designations and the powers and preferences of each such series.

The board of directors with respect to each such series may determine the following: (a) the number of shares constituting the series and the designation of the series; (b) the dividend rate on the shares of the series, the conditions and dates upon which dividends on such shares shall be payable, the extent, if any, to which dividends on such shares shall be cumulative, and the relative rights of preference, if any, of payment of dividends on such shares; (c) whether or not the shares of the series are redeemable and, if redeemable, the time or times during which they shall be redeemable and the amount per share payable on redemption of such shares, which amount may, but need not, vary according to the time and circumstances of such redemption; (d) the amount payable in respect of the shares of the series, in the event of our liquidation, dissolution or winding up, which amount may, but need not, vary according to the time or circumstances of such action, and the relative rights of preference, if any, of payment of such amount; (e) any requirement as to a sinking fund for the shares of the series, or any requirement as to the redemption, purchase or other retirement by us of the shares of the series; (f) the right, if any, to exchange or convert shares of the series into other securities or property, and the rate or basis, time, manner and condition of exchange or conversion; (g) the voting rights, if any, to which the holders of shares of the series shall be entitled in addition to the voting rights provided by law; and (h) any other terms, conditions or provisions with respect to the series not inconsistent with our certificate of incorporation, as amended. No holder of shares of our preferred stock will, by reason of such holding have any preemptive right to subscribe to any additional issue of any stock of any class or series nor to any security convertible into such stock.

Series A Convertible Preferred Stock

Pursuant to the above-described authorization, our board of directors has authorized 8,333,333 shares of its preferred stock to be designated as Series A Convertible Preferred Stock. All of the shares of the Series A Convertible Preferred Stock are issued and outstanding and held by one person.

The holders of the Series A Convertible Preferred Stock are entitled to receive, out of any assets at the time legally available therefor and as declared by the board of directors, dividends at the rate of 6% of the stated Liquidation Preference Amount ($.60 per share, plus accrued but unpaid interest) payable quarterly commencing on the date that is 150 days after the issuance date (or, if earlier, the date of effectiveness of this registration statement) and on the last business day of each subsequent calendar quarter period. Each dividend payment may, at the Company’s option, be paid in cash or registered shares of common stock.

In the event of the liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series A Convertible Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to the $.60 per share Liquidation Preference Amount plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of the common stock or any other securities junior in rank to the Series A Convertible Preferred Stock. If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount plus any accrued and unpaid dividends payable to the holders of outstanding shares of the Series A Convertible Preferred Stock and any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Series A Convertible Preferred Stock, then all of said assets will be distributed among the holders of the Series A Convertible Preferred Stock and the other classes of stock ranking pari passu with the Series A Convertible Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

The holders of Series A Convertible Preferred Stock have certain class voting rights. For example, if the Company seeks to authorize any class of stock, which shares ranking pari passu or senior to the Series A Convertible Preferred Stock, with respect to (a) dividends or distributions or (b) the distribution of assets on liquidation, then that such proposal must be approved by a holders of a majority of the Series A Preferred Stock.

The holders of the Series A Convertible Preferred Stock are entitled to convert their shares into shares of common stock at any time. Based on the initial conversion price of $0.60 per share, the Series A Preferred Stock is convertible into 8,333,333 shares of common stock.

The conversion price of the Series A Convertible Preferred Stock is subject to adjustment such as if the Company pays a stock dividend, subdivides or combines outstanding shares of common stock into a greater or lesser number of shares, or takes such other actions as would otherwise result in dilution of the holder’s securities holdings. In addition, if the Company, under certain specified circumstances, should issue shares of common stock below the conversion price of the Series A Convertible Preferred Stock the conversion price will be reduced accordingly. In this regard, if the Company issues any additional shares of its common stock or rights to subscribe for or purchase any additional shares of its common stock (generally, shares other than shares issued in connection with certain acquisitions, strategic license agreements, or shares issued under the Company’s current employee stock option plans) within the first two years of the issuance of the shares of Series A Preferred Stock at a price below the applicable conversion price, then the conversion price will be adjusted downward to the price per share of such additional shares of common stock. Similarly, if the Company issues any additional shares of its common stock or rights to subscribe for or purchase any additional shares of its common stock at any time after the previously described two-year period, then there shall be a proportional downward adjustment (based on a formula) of the conversion price.

Series B Convertible Preferred Stock

Pursuant to the above-described authorization, our board of directors has authorized 1,666,667 shares of its preferred stock to be designated as Series B Convertible Preferred Stock. 1,310,500 shares of such Series B Convertible Preferred Stock are issued and outstanding and held by two persons.

The holders of the Series B Convertible Preferred Stock are not entitled to receive to receive dividends.

In the event of the liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series B Convertible Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to the $6.00 per share Liquidation Preference Amount before any payment shall be made or any assets distributed to the holders of the common stock or any other securities junior in rank to the Series B Convertible Preferred Stock. If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount to the holders of outstanding shares of the Series B Convertible Preferred Stock and any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Series B Convertible Preferred Stock, then all of said assets will be distributed among the holders of the Series B Convertible Preferred Stock and the other classes of stock ranking pari passu with the Series B Convertible Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

The holders of Series B Convertible Preferred Stock have certain class voting rights. For example, if the Company seeks to authorize any class of stock, which shares ranking pari passu or senior to the Series B Convertible Preferred Stock, with respect to (a) dividends or distributions or (b) the distribution of assets on liquidation, then that such proposal must be approved by a holders of a majority of the Series B Preferred Stock.

The holders of the Series B Convertible Preferred Stock are entitled to convert their shares into shares of common stock at any time. Based on the initial conversion price of $0.60 per share, the Series B Preferred Stock currently outstanding is convertible into 13,105,000 shares of common stock.

The conversion price of the Series B Convertible Preferred Stock is subject to adjustment such as if the Company pays a stock dividend, subdivides or combines outstanding shares of common stock into a greater or lesser number of shares, or takes such other actions as would otherwise result in dilution of the holder’s securities holdings. In addition, if the Company, under certain specified circumstances, should issue shares of common stock below the conversion price of the Series B Convertible Preferred Stock the conversion price will be reduced accordingly in a manner described above.

The holders of the Series A Convertible Preferred Stock have agreed to restrict their ability to convert their shares and receive shares of the Company’s common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

Warrants

Certain provisions of the various warrants mentioned elsewhere in this prospectus are described below.

The August Series B and Series C Warrants and the August Westminster Warrants

The Series B Warrants, as amended, entitle the holders thereof to purchase 6,250,000 shares of the Company’s common stock at an amended exercise price of $.75 per share; the term of the Series B Warrants is five years. The Series C Warrants, as amended, entitle the holders thereof to purchase 625,000 shares of the Company’s Series B Convertible Preferred Stock at an exercise price of $4.00 per share; the term of the Series C Warrants expires on November 16, 2008.

The exercise price of the above warrants is subject to adjustment such as if the Company pays a stock dividend, subdivides or combines outstanding shares of common stock into a greater or lesser number of shares, or takes such other actions as would otherwise result in dilution of the holder’s securities holdings. In addition, if the Company, under certain specified circumstances, should issue shares of common stock below the exercise price of the warrants, the exercise price will be reduced accordingly. In this regard, if the Company issues any additional shares of its common stock or rights to subscribe for or purchase any additional shares of its common stock (generally, shares other than shares issued in connection with certain acquisitions, strategic license agreements, or shares issued under the Company’s current employee stock option plans) within the first two years of the issuance of the warrants at a price below the applicable warrant exercise price, then the warrant exercise price will be adjusted downward to the price per share of such additional shares of common stock. Similarly, if the Company issues any additional shares of its common stock or rights to subscribe for or purchase any additional shares of its common stock at any time after the previously described two-year period, then there shall be a proportional downward adjustment (based on a formula) of the warrant exercise price.

The August Westminster Warrants entitle the holders thereof to purchase 400,000 shares of the Company’s common stock at an exercise price of $.90 per share; the term of the August Westminster Warrants is five years. The exercise price of these warrants is subject to adjustment in the event of a recapitalization, reorganization, consolidation, and merger.

The November Westminster Warrants

The November Westminster Warrants entitle the holders thereof to purchase 100,000 shares of the Company’s common stock at an exercise price of $.90 per share; the term of the November Westminster Warrants is five years. The exercise price of these warrants is subject to adjustment in the event of a recapitalization, reorganization, consolidation, and merger.

The December 2006 Warrants

These warrants entitle the holders to purchase an aggregate of 668,000 shares of the Company’s common stock at an exercise price of $.50 per share; the term of each warrant is 5 years. The exercise price of these warrants is subject to adjustment in the event of a recapitalization, reorganization, consolidation, and merger.

Transfer Agent

Our transfer agent is Olde Monmouth Stock Transfer Co., Inc. The transfer agent’s address is 200 Memorial Parkway, Atlantic Highways, NJ 07716 and its telephone number is (732) 872-2727

Indemnification; Limitation of Liability; SEC Position on Indemnification

Our certificate of incorporation contains provisions relating to the limitation of liability. The certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives any improper personal benefit.

As permitted by Section 145 of the Delaware General Corporation Law, we may indemnify our directors to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SELLING SECURITY HOLDERS

We agreed to register for resale shares of common stock by the selling security holders listed below. Vision Opportunity Master Fund, Ltd. obtained its shares of common stock pursuant to the Note and Warrant Purchase Agreement dated August 16, 2007 between the Company and Vision Opportunity Master Fund, Ltd. Vision Opportunity Master Fund, Ltd. subsequently transferred a portion of the securities obtained from the Company to Vision Capital Advantage Fund, L.P., an affiliate of Vision Opportunity Master Fund, Ltd. (collectively, the “selling security holders” or the “Vision entities”). All of such shares of common stock are issuable upon exercise of certain currently outstanding Series B Warrants to purchase shares of common stock.

The selling security holders may from time to time offer and sell any or all of their respective shares that are registered under this prospectus. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling security holders in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling security holders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling security holders, and we have not independently verified this information. The selling security holders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Vision Opportunity Master Fund, Ltd., pursuant to the November 2007 financing, purchased (a) under the first tranche that closed in November 2007 (i) convertible notes, which based on an amended fixed conversion price of $.60, are convertible into 5,166,667 shares of the Company’s common stock and (ii) warrants to purchase 8,300,000 shares of the Company’s common stock, (b) under the second tranche that closed in March 2008, convertible notes, which based on an amended fixed conversion price of $.60, are convertible into 2,416,667 shares of the Company’s common stock, and (c) under the third tranche that closed in June 2008, convertible notes, which based on an initial fixed conversion price of $.60, are convertible into 2,416,667 shares of the Company’s common stock. The Company and Vision Opportunity Master Fund, Ltd. also entered into an Exchange Agreement in connection with the closing of the third tranche. Under the Exchange Agreement, Vision Opportunity Master Fund, Ltd. tendered to the Company the above referenced warrants issued in November 2007 for cancellation of such warrants and the exchange of such warrants for 498,000 shares of the Company’s Series B Convertible Preferred Stock.

In August 2008, the Series C Warrant was amended by extending its term to October 16, 2008, which term, pursuant to a subsequent amendment, has been extended to November 16, 2008.

In September 2008, the Company and the Vision entities again amended the Series C Warrants as well as amending the terms of the Series A Warrant and the Series B Warrant. Under the amendments (a) the exercise price per share under the Series A Warrant was reduced from $0.90 to $0.72; (b) the exercise price per share under the Series B Warrant was reduced from $1.35 to $0.75; and (c) the exercise price per share under the Series C Warrant was increased from $0.90 to $4.00. The definition of “Warrant Shares” under the Series C Warrant was amended to provide that the shares issuable upon the exercise of the Series C Warrant would be shares of the Company’s Series B Convertible Preferred Stock in lieu of shares of the Company’s common stock. In addition, the number of shares of the Company’s common stock issuable upon the exercise of the Series B Warrant was increased from 2,777,778 to 6,250,000 and the number of shares of the Company’s Series B Convertible Preferred Stock issuable upon the exercise of the Series C Warrant was decreased from 2,777,778 to 625,000.

The Company and each of the Vision entities also entered into an Exchange Agreement. Under the Exchange Agreements, the applicable holder tendered to the Company the above referenced Series A Warrants, as amended, for cancellation of such Warrants and the exchange of such Warrants for an aggregate of 500,000 shares of the Company’s Series B Convertible Preferred Stock.

The cancellation of the Series A Warrants in exchange for the issuance of shares of the Company’s Series B Convertible Preferred Stock was made in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended. In this regard, the Company relied on the representations of the holders contained in the Exchange Agreements.

On September 12, 2008, pursuant to the Series C Warrant, as amended, each of the Vision entities exercised a portion of its Series C Warrant. The holders tendered an aggregate of $1,250,000 to the Company in consideration of the Company’s issuance of an aggregate of 312,500 shares of the Company’s Series B Convertible Preferred Stock.

In late September and early October, 2008, the Company, pursuant to the applicable provisions of convertible notes described above, issued an aggregate of 1,116,705 shares of our common stock-PIK Interest Shares-to the Vision entities. The PIK Interest Shares were issued in lieu of the Company making cash interest payments on December 31, 2007, March 31, 2008, June 30, 2008, and September 30, 2008.

Aside from the foregoing, the selling security holders are not the beneficial owners of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. In addition, as described above, the selling security holders purchased the convertible note and warrants from us in the ordinary course of business. As the time of the purchase of the convertible note and warrants, the underlying securities of which are to be resold pursuant to this prospectus, the selling security holders had no agreement or understanding with us or with any person to distribute the common stock.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The “Number of Shares Beneficially Owned after the Offering” column assumes the sale of all shares offered.

As explained below under “Plan of Distribution,” we have agreed with Vision Opportunity Master Fund, Ltd. to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

Name of Selling Security Holder	Shares Beneficially Owned Prior to this Offering	Total Number of Shares to Be Offered for Selling Security Holders Account	Total Shares to Be Beneficially Owned upon Completion of this Offering	Percentage of Shares Beneficially Owned upon Completion of this Offering*
Vision Opportunity Master Fund, Ltd.(1)(2)	32,364,531	5,071,545	27,292,986	4.99	%(2)
Vision Capital Advantage Fund, L.P.(1)(2)	9,565,508	1,498,920	8,066,588	4.99	(2)
Total	41,930,039	6,570,465	35,359,574

*	Figures may not add up due to rounding of percentages.
(1)
Adam Benowitz, Portfolio Manager of, respectively, Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund, L.P., has voting and dispositive power over the shares beneficially owned by, respectively, Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund, L.P. Mr. Benowitz disclaims beneficial ownership of the securities held by the applicable Vision entity. The address of Mr. Benowitz is 20 W. 55th Street, 5th floor, New York, New York, 10019.

The total of 41,930,039 shares beneficially owned by the Vision entities prior to this offering consists of (a) 1,116,705 shares of our common stock; and (b) (assuming total conversion under the applicable Series B Warrants, the Series C Warrants, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and convertible promissory notes) c 31,438,334 shares beneficially owned by such selling security holders upon conversion of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and convertible promissory notes plus 9,375,000 shares of the Company’s common stock issuable upon the exercise of the Series B and Series C Warrants owned by such selling security holders.

(2)
The Company has agreed with Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund, L.P. to register such number of shares of common stock equal to one hundred twenty percent (120%) of the number of shares of common stock as shall from time to time be sufficient to affect the exercise of the warrants. By agreement between the Company and the Vision entities, the parties agreed to register a maximum of 6,570,465 shares of the Company’s common stock. In addition, we have agreed with such selling security holders to register in accordance with Rule 416(a) an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The above reference holders of the Company’s securities have agreed to restrict their ability to convert their shares and receive shares of the Company’s common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise, as applicable, does not exceed 4.99% of the then issued and outstanding shares of common stock. Absent this restriction, the Vision entities would own 47.63% of our outstanding common stock upon completion of this offering. The 4.99% limited is in the aggregate for each Series of warrants. The Vision entities the right to exercise warrants and still some of the underlying shares and then exercise more warrants and receive additional shares as long as they don’t own more the 4.99% at any one time. Accordingly, the Vision entities could exercise the warrants for the full amount of the shares.

We have been notified by each of the selling security holders that it is not a registered broker-dealer or an affiliate of a broker-dealer and that each such selling security holder believes it is not required to register as a broker-dealer.

In August 2007 and November 2007, the Company entered into two financing transactions with Vision Opportunity Master Fund, Ltd. A managing director at Vision Capital Advisors, LLC, an affiliate of Vision Opportunity Master Fund, Ltd. is a member of our board of directors since November 2007. The financing transactions are described under the heading “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources.” Aside from the foregoing, the selling security holders have not had any position, office, or other material relationship with the Company or any of the Company’s predecessors or affiliates within the past three years.

The following tables delineate the total possible profit that the selling security holders could realize as a result of the conversion and exercise price discounts for (a) the securities covered by this prospectus and (b) the other securities owned by the selling security holders.

Total Possible Profit for Securities Covered by this Prospectus

Name/Number			Market Price on Date of Sale	Conversion/ Exercise Price	Total Market Price on Date of Sale	Total Profit
August B Warrants*	6,250,000		$.35	$.75	$4,687,500	0.00
Total:	6,250,000	*			$4,687,500	$0.00

*
Reflects the actual number of shares of common stock underlying the warrants; this number does not take into account the Company’s commitment to the Vision entities to register such number of shares of common stock equal to one hundred twenty percent (120%) of the number of shares of common stock as shall from time to time be sufficient to effect the exercise of the warrants described in the above table.

Total Possible Profit for other Securities Owned by the Selling Security Holders*

Name/Number			Market Price on Date of Sale	Conversion/ Exercise Price	Total Market Price of Date of Sale	Total Profit
August C Warrants***	6,250,000		$0.35	$0.60	$2,187,500	$0
Series A Preferred Stock	8,333,333	**	$1.00	$0.60	$8,333,333	$3,333,333
November Convertible Note	5,166,667	**	$1.14	$0.60	$5,890,000	$2,790,000
March Convertible Note	2,416,667	**	$0.93	$0.60	$2,247,500	$797,500
June Convertible Note	2,416,667	**	$0.44	$0.60	$1,063,333	$0
Series B Preferred Stock-June 2008	4,980,000	**	$0.44	$0.60	$2,191,200	$0
Series B Preferred Stock-Sept 2008	5,000,000	**	$0.35	$0.60	$1,750,000	$0
PIK Interest Shares Dec 2007	29,471		$1.05	$0.94	$30,945	$3,242
PIK Interest Shares March 2008	122,082		$0.83	$0.71	$101,328	$14,650
PIK Interest Shares June 2008	395,892		$0.33	$0.30	$130,644	$11,877
PIK Interest Shares Sept. 2008	569,260		$0.29	$0.26	$165,085	$17,078

Total:	35,680,039				$24,090,868	$6,967,680

*
This chart gives effect to transactions involving the Company and Vision Opportunity Master Fund, Ltd. and/or Vision Capital Advantage Fund, L.P. which took place subsequent to the August 2007 financing and which is discussed in the above table; for example, the Series A Warrants issued to Vision Opportunity Master Fund, Ltd. in August 2007 were exchanged for 625,000 shares of the Company’s Series B Convertible Preferred Stock in September 2008. In addition, in September 2008, the definition of “Warrant Shares” under the Series C Warrants was amended to provide that the shares underlying the Series C Warrants would be shares of the Company’s Series B Convertible Preferred Stock instead of shares of the Company’s common stock. Finally, the Vision entities, in accordance with the provisions of the applicable Convertible Notes, were recently issued PIK interest shares in the aggregate sum of 1,116,705 shares.

**
Reflects, as applicable, the actual number of shares of common stock underlying the warrants; this number does not take into account the Company’s commitment to the Vision entities to register such number of shares of common stock equal to one hundred twenty percent (120%) of the number of shares of common stock as shall from time to time be sufficient to effect the exercise of the warrants described in the above table.

***
Assumes that the Series C Warrants are exercisable in full for shares of the Company’s Series B Convertible Preferred Stock, which shares of Preferred Stock are subsequently converted into shares of the Company’s common stock.

The conversion price and the exercise price, as applicable, for the above referenced securities, are fixed. Accordingly, aside from customary anti-dilution provisions, these securities do not contain any other provision that would result in a change in the price per share.

The following table delineates the public float and certain information about the number of shares of the Company’s common stock owned by the selling security holders, which were subject to prior registration statements or the current registration statement.

Public Float Prior to August 2007 Financing	Number of Shares Owned by the Selling Security Holders, which Were Subject to Prior Registration Statements	Number of Shares Subject to Prior Registration Statements, which Are Still Held by Selling Security Holders	Number of Shares Subject to Prior Registration Statements, which Were Sold thereunder by Selling Security Holders	Number of Shares Subject to Current Registration Statement
21,112,600	None	None	None	6,570,465

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law. Before any broker-dealer may participate in the sales of shares offered under this prospectus, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from FINRA.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to revise the appropriate disclosures, including, without limitation, disclosures concerning the names of any participating broker-dealers, information on the plan of distribution, and the compensation arrangements relating to such sales, and we would be required to file any applicable agreement as an exhibit.

The selling security holders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

We have agreed with Vision Opportunity Master Fund, Ltd. to pay all fees and expenses we incur incident to the registration of the shares being offered by Vision Opportunity Master Fund, Ltd. under this prospectus. However, each selling security holder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling security holders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

Each of the selling security holders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling security holders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

Each of the selling security holders has notified the Company that it does not have any existing short positions in the Company’s common stock.

EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The legality of the common stock offered by this prospectus and certain legal matters in connection with the offering will be passed upon for us by Gersten Savage LLP, New York, New York.

The financial statements included in this prospectus and the registration statement have been audited by Seligson & Giannattasio, LLP, White Plains, New York, to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

We have filed a registration statement on form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the Company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the Company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

Until 90 days after the date this registration statement is declared effective, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

FINANCIAL STATEMENTS

Index to Consolidated Financial Statements:

Audited Financial Statements:

Report of Independent Registered Public Accounting Firm	F–1

Consolidated Balance Sheet as of December 31, 2007	F–2

Consolidated Statements of Operations for the Years Ended December 31, 2007 and 2006	F–3

Consolidated Statement of Changes in Stockholders’ Equity for the Years Ended December 31, 2007 and 2006	F–4

Consolidated Statements of Cash Flows for the Years Ended December 31, 2007 and 2006	F–5

Notes to the Audited Consolidated Financial Statements as of December 31, 2007	F–6

Unaudited Financial Statements:

Condensed Consolidated Balance Sheet for June 30, 2008 and December 31, 2007	F–28

Condensed Consolidated Statement of Operations for the Three and Six Months Ended
June 30, 2008 and 2007	F–29

Condensed Consolidated Statements of Cash Flows for the Three and Six Months Ended June 30, 2008 and 2007	F–30

Notes to the Unaudited Condensed Consolidated Financial Statements as of June 30, 2008	F–31

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors
Juma Technology Corp.

We have audited the accompanying consolidated balance sheet of Juma Technology Corp. as of December 31, 2007 and the related consolidated statements of operations, changes in stockholders’ deficiency and cash flows for the years ended December 31, 2007 and 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Juma Technology, Corp as of December 31, 2007, and 2006 and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred significant recurring losses. The realization of a major portion of its assets is dependent upon its ability to meet its future financing needs and the success of its future operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from this uncertainty.

Seligson & Giannattasio, LLP
White Plains, New York
March 21, 2008

F–1

JUMA TECHNOLOGY CORP. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
as of December 31,

2007
ASSETS
Current assets:
Cash	$302,889
Accounts receivable	3,775,360
Inventory	184,357
Prepaid expenses	100,180
Other current assets	312,051
Total current assets	4,674,837

Fixed assets, (net of accumulated depreciation of $540,344)	1,686,189
Other assets:
Security deposits	101,700
Total assets	$6,462,726

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities:
Credit line	$-
Convertible notes payable, net of discount of $219,444	905,556
Current portion of capital leases payable	196,720
Accounts payable	2,564,353
Accrued expenses and taxes payable	552,006
Deferred revenue	654,032
Total current liabilities	4,872,667

Capital leases payable, net of current maturities	397,256
Convertible notes payable, net of discount of $484,376	3,615,624
Total liabilities	8,885,547

Commitments and contingencies

Stockholders’ deficiency
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 8,333,333 shares issued and outstanding	833
Common stock, $0.0001 par value, 900,000,000 shares authorized, 43,943,950 shares issued and outstanding	4,394
Additional paid in capital	15,342,357
Subscription receivable	-
Retained deficit	(17,770,405)
Total stockholders’ deficiency	(2,422,821)
Total liabilities and stockholders’ deficiency	$6,462,726

The Accompanying Notes Are an Integral Part of these Consolidated Financial Statements

F–2

JUMA TECHNOLOGY CORP. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	2007	2006
Net Sales	$12,587,003	$11,063,329
Cost of goods sold	11,070,932	7,312,516
Gross margin	1,516,071	3,750,813

Operating expenses:
Selling	2,974,417	1,060,324
Research and development	642,398	-
Goodwill impairment	1,569,480	-
Consulting	890,000	1,374,531
General and administrative	6,458,352	2,454,714
Total operating expenses	12,534,647	4,889,569

Loss from operations	(11,018,576)	(1,138,756)

Interest income/expense, (net)	(5,063,126)	(76,198)

Loss before income taxes	(16,081,702)	(1,214,954)
(Benefit)/provision for income taxes	(220,343)	313,199

Net loss	$(15,861,359)	$(1,528,153)

Basic and fully diluted net loss per share	$(0.37)	$(0.05)
Weighted average common shares outstanding	42,492,069	33,938,942

The Accompanying Notes Are an Integral Part of these Consolidated Financial Statements

F–3

JUMA TECHNOLOGY CORP. and SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

	Preferred Stock		Common Stock		Additional Paid-In	Subscription	Members’	Retained	Total
	Share	Amount	Share	Amount	Capital	Receivable	Equity	Deficit	Equity
Balance - January 1, 2006	-	$-	-	$-	$-	$-	$1,067,801	$-	$1,067,801

Member distributions	-	-	-	-	-	-	(277,839)	-	(277,839)
Recapitalization due to merger	-	-	30,150,000	3,016	1,107,952	-	(1,170,855)	-	(59,887)
Stock issued for services	-	-	5,024,269	502	1,356,051	-	-	-	1,356,553
Warrants issued	-	-	-	-	17,978	-	-	-	17,978
Net loss	-	-	-	-	-	-	380,893	(1,909,046)	(1,528,153)
Conversion of debt	-	-	6,360,731	636	1,005,553	-	-	-	1,006,189
Subscription receivable	-	-	-	-	18,427	(18,427)	-	-	-

Balance - December 31, 2006	-	-	41,535,000	4,154	3,505,961	(18,427)	-	(1,909,046)	1,582,642

Shares issued, Company was obligated to issue in 2006	-	-	100,000	10	(10)	-	-	-	-
Shares issued as interest	-	-	937,500	93	741,573	-	-	-	741,666
Subscription receivable	-	-	-	-	-	18,427	-	-	18,427
Stock issued for acquisition	-	-	320,000	32	118,368	-	-	-	118,400
Stock issued for services	-	-	525,000	52	889,948	-	-	-	890,000
Notes converted to stock	-	-	526,450	53	263,501	-	-	-	263,554
Debt converted to preferred stock	8,333,333	833	-	-	4,668,053	-	-	-	4,668,886
Warrants and beneficial conversion feature issued	-	-	-	-	4,802,267	-	-	-	4,802,267
Stock option expense	-	-	-	-	352,696	-	-	-	352,696
Net loss	-	-	-	-	-	-	-	(15,861,359)	(15,861,359)

Balance - December 31, 2007	8,333,333	$833	43,943,950	$4,394	$15,342,357	$-	$-	$(17,770,405)	$(2,422,821)

The Accompanying Notes Are an Integral Part of these Consolidated Financial Statements

F–4

JUMA TECHNOLOGY CORP. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the Years Ended December 31,

	2007	2006
Operating Activities
Net loss	$(15,861,359)	$(1,528,153)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	254,017	178,096
Deferred taxes	(306,783)	293,057
Cost of stock options	352,696	-
Shares issued for services	890,000	1,356,051
Valuation of beneficial conversion factor, warrants and note discounts	4,840,113	17,978
Changes in operating assets and liabilities:
Accounts receivable	215,476	(2,185,258)
Inventory	448,581	1,157,615
Other current assets	(261,959)	115,718
Prepaid expenses	(24,649)	(430,495)
Security deposit	(92,218)	8,183
Accounts payable and accrued expenses	(300,261)	597,032
Deferred revenue	277,728	246,152
Net cash flows used by operating activities	(9,568,618)	(174,024)

Investing Activities
Acquisition of fixed assets	(520,807)	(298,444)
Note receivable - related party	251,041	(99,890)
Acquisition of AGN, net of cash	1,438,061	-
Net cash flows provided/(used) by investing activities	1,168,295	(398,334)

Financing Activities
Repayment of credit line	(350,000)	-
Proceeds from notes payable	-	1,162,115
Proceeds from loan	215,000	-
Repayment of loan	-	(100,000)
Repayment of notes payable	(1,250,419)
Proceeds of convertible notes payable	3,100,000	-
Issuance of preferred stock	5,000,000	-
Costs on preferred stock	(331,114)	-
Proceeds from convertible note payable	2,225,000	-
Subscription receivable	18,427	-
Distributions to members	-	(277,839)
Repayment of capital leases payable	(115,152)	(36,760)
Net cash flows provided by financing activities	8,511,742	747,516

Net change in cash	111,419	175,158
Cash, beginning of year	191,470	16,312
Cash, end of year	$302,889	$191,470

Supplemental Cash Flow Information:
Interest paid	$218,377	$69,335
Income taxes paid	$455	$-

NONCASH INVESTING AND FINANCING ACTIVITIES
Acquisition of fixed assets through capital lease	$503,085	$172,187
Stock issued in conversion of notes payable	$263,553	$1,006,189
Stock issued for services	$890,000	$1,356,051

The Accompanying Notes Are an Integral Part of these Consolidated Financial Statements

F–5

JUMA TECHNOLOGY CORP. and SUBSIDIARIES
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Juma Technology, LLC, was formed in the State of New York on July 12, 2002. On November 14, 2006, Juma Technology LLC consummated an agreement with X and O Cosmetics, Inc. to merge 100% of its member interests (“Reverse Merger”) in exchange for 33,250,731 shares of common stock in X and O Cosmetics, Inc. The transaction was treated for accounting purposes as a recapitalization by Juma Technology LLC as the accounting acquirer.

Prior to the Reverse Merger, there were 259,830,000 shares of our common stock outstanding. As part of the Reverse Merger, 33,250,731 shares of our common stock were issued to former members of Juma Technology, LLC and their affiliates, and our former officer and director, Glen Landry returned 251,555,731 of his 256,500,000 shares of common stock back to treasury; after giving effect to this share cancellation, there were 8,274,269 shares of common stock outstanding at the time of the reverse merger. Following the transaction there were 41,535,000 shares of common stock issued and outstanding.

On January 28, 2007, X and O Cosmetics, Inc. changed its name to Juma Technology Corp.

Juma Technology Corp. (the “Company”) is a highly specialized convergence systems integrator with a complete suite of services for the implementation and management of an entities data, voice and video requirements. The Company is focused on providing converged communications solutions for various vertical markets with an emphasis in driving long term professional services engagements, maintenance, monitoring and management contracts. The Company utilizes several different technologies in order to provide its expertise and solutions to clients across a broad spectrum of business-critical requirements, regardless of the objectives. The Company also offers telephone carrier services that enhance functionality and increase fault-tolerance while providing for robust business continuity via disaster recovery mechanisms. Its flagship offering allows Internet Protocol PBX’s to be interconnected within a clients global network and to the Public Switched Telephone Network in 30 minutes or less, regardless of PBX manufacturer.

The Company also operates through a wholly owned subsidiary, AGN Networks, Inc. (“AGN”) which was acquired on March 6, 2007 through the Company’s wholly owned subsidiary Juma Acquisition Corp. (“Juma Acquisition”). In February 2008, AGN Networks Inc. changed its name to Nectar Services Corp.

While the Company operates through different subsidiaries, management believes that all such subsidiaries constitute a single operating segment since the subsidiaries have similar economic characteristics.

The financial statements include the accounts of the Company and its wholly-owned subsidiaries AGN and Juma Acquisition. All material intercompany balances and transactions have been eliminated in the consolidated financial statements.

F–6

JUMA TECHNOLOGY CORP. and SUBSIDIARIES
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)
AS OF DECEMBER 31, 2007

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Basis of Presentation

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As reflected in the financial statements, losses as of December 31, 2007 aggregated to $15,861,359 and raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon its ability to obtain financing to repay its current obligations and its ability to achieve profitable operations. Management plans to obtain financing through the issuance of additional debt (Note 8), the issuance of shares on the exercise of warrants and potentially through future common share private placements. Management hopes to realize sufficient sales in future years to achieve profitable operations, specifically by fully launching the products offered by Nectar Services Corp. and eliminating the current resource burden of that entity on the Company. The resolution of the going concern issue is dependent upon the realization of Management’s plans. There can be no assurance provided that the Company will be able to raise sufficient debt or equity capital from the sources described above on satisfactory terms. If Management is unsuccessful in obtaining financing or achieving profitable operations, the Company may be required to cease operations. The outcome of these matters cannot be predicted at this time.

These financial statements do not give effect to any adjustments which could be necessary should the Company be unable to continue as a going concern and, therefore, be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts differing from those reflected in the financial statements.

Cash Equivalents

The Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

F–7

JUMA TECHNOLOGY CORP. and SUBSIDIARIES
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)
AS OF DECEMBER 31, 2007

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

The Company derives revenue primarily from the sale and service of communication systems and applications. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, collectibility is reasonably assured, contractual obligations have been satisfied, and title and risk of loss have been transferred to the customer. Revenues from the sales of products that include installation services are recognized on the percentage of completion basis pursuant to the provisions of Statement of Position No. 81-1, “Accounting for Performance of Construction-type and Certain Production-type Contracts” and Accounting Research Bulletin (“ARB”) No. 45, “Long-term Construction-type Contracts”. For each contract, the Company compares the costs incurred in the course of performing such contract during a reporting period to the total estimated costs of full performance of the contract and recognizes a proportionate amount of revenue for such period. Revenue from the sales of products that include installation services is recognized at the time the products are installed, after satisfaction of all the terms and conditions of the underlying customer contract. The Company also derives revenue from maintenance services, including services provided under contracts and on a time and materials basis. Maintenance contracts typically have terms that range from one to five years. Revenue from services performed under maintenance contracts is deferred and recognized ratably over the term of the underlying customer contract or at the end of the contract, when obligations have been satisfied. For services performed on a time and materials basis, revenue is recognized upon performance of the services. The Company also earns commissions on maintenance contracts. Revenues are recognized on the commissions over the term of the related maintenance contract.

Advertising and Promotion Costs

The Company expenses advertising and promotion costs as incurred. Advertising and promotional costs totaled $335,630 and $52,339 for the year ended December 31, 2007 and 2006, respectively.

Rebates from Vendors

In November 2002, the FASB reached a consensus on EITF Issue No. 02-16.”Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” (“EITF No. 02-16”). EITF No. 02-16 provides that cash consideration received from a vendor is presumed to be a reduction of the prices of the vendor’s products or services and should, therefore, be characterized as a reduction in cost of sales if the rebate is a payment for assets or services delivered to the vendor, the cash consideration should be characterized as revenue, or if the rebate is a reimbursement of costs incurred to sell the vendor’s products, the cash consideration should be characterized as a reduction of that cost. The Company has reported rebates totaling $417,364 and $404,685 for the year ended December 31, 2007 and 2006. These rebates have been classified as either a reduction of cost of sales or a reduction of selling expenses, dependent upon the nature of the rebate.

F–8

JUMA TECHNOLOGY CORP. and SUBSIDIARIES
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)
AS OF DECEMBER 31, 2007

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Earnings per Share

Basic earnings per share are calculated by dividing net income (loss) by the weighted average of common shares outstanding during the year. Diluted earnings per share is calculated by using the weighted average of common shares outstanding adjusted to include the potentially dilutive effect of outstanding stock options utilizing the treasury stock method. The effect of the potentially dilutive shares for the years ended December 31, 2007 and 2006 have been ignored, as their effect would be antidilutive. Total potentially dilutive shares excluded from diluted weighted shares outstanding at December 31, 2007 and 2006 totaled 13,761,515 and 668,000.

Allowance for Bad Debts

Due to the quality of its customers, the Company has historically had no material bad debts. The Company has therefore not provided for an allowance for uncollectible accounts receivable. The Company did write-off $131,609 and $160,105 for the years ended December 31, 2007 and 2006, respectively.

Inventory

Inventory, which consists of finished goods, is valued at the lower of cost or market. The first-in, first-out method is used to value the inventory.

Fixed Assets

Fixed assets are recorded at cost. Maintenance, repairs and minor renewals are charged to operations as incurred. Major renewals and betterments, which substantially extend the useful life of the property, are capitalized at cost. Upon sale or other disposition of assets, the costs and related accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is reflected in income.

Depreciation is computed using the straight-line method based on the estimated useful lives as follows:

Office equipment	5 years
Software	5 years
Vehicles	5 years
Furniture and fixtures	7 years

Leasehold improvements are depreciated over their lease terms, or useful lives if shorter. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

F–9

JUMA TECHNOLOGY CORP. and SUBSIDIARIES
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)
AS OF DECEMBER 31, 2007

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value

The Company has a number of financial instruments, none of which are held for trading purposes. The Company estimates that the fair value of all financial instruments at December 31, 2007 and 2006 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying consolidated balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded if there is uncertainty as to the realization of deferred tax assets.

Through November 14, 2006, the Company was a limited liability company and as such had elected to be taxed as a partnership for federal and state purposes. In lieu of income taxes, the members of a limited liability company are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liabilities for Federal and State income taxes have been included in the financial statements. The Company was taxed as an unincorporated business for New York City purposes.

Leased Employees

The Company leases substantially all its employees from an unrelated party. In addition to reimbursing the third party for the salaries of the leased employees, the Company is charged a service fee by the third party which is designed to cover the related employment taxes and benefits.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F–10

JUMA TECHNOLOGY CORP. and SUBSIDIARIES
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)
AS OF DECEMBER 31, 2007

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Research and Development Costs

Research and development costs are charged to expense as incurred. Equipment used in research and development with alternative uses is capitalized. Research and development costs include direct costs and payments for leased employees and consultants. Research and development costs totaled $642,398 and $0 for the years ended December 31, 2007 and 2006, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company believes that concentration with regards to accounts receivable is limited due to its customer base. The company maintains substantially all of its cash balances in a limited number of financial institutions. The balances are insured up to $100,000 by the Federal Deposit Insurance Corporation up to $100,000 per institution. The Company had uninsured cash balances at December 31, 2007 and 2006 of $93,242 and $34,625, respectively.

Reclassification

Certain amounts included in 2006 financial statements have been reclassified to conform with the 2007 presentation.

Recent Accounting Pronouncements

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (FASB No. 157”). FASB No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. FASB No. 157 applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice.

FASB No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The Company is currently reviewing the potential effect of this statement on its consolidated financial statements.

F–11

JUMA TECHNOLOGY CORP. and SUBSIDIARIES
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)
AS OF DECEMBER 31, 2007

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment for FASB Statement No. 115”. SFAS 159 is expected to expand the use of fair value accounting but does not affect existing standards which require certain assets or liabilities to be carried at fair market value. The objective of SFAS 159 is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Under SFAS 159, a company may choose, at specified election dates, to measure eligible items at fair value and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently reviewing the potential effect of this statement on its consolidated financial statements.

NOTE 2 - RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company’s previously issued interim financial statement (unaudited) for the period ended September 30, 2007 has been restated to correct two errors. One error is related to the issuance of common stock for services rendered which should have been recorded during that period and the second error relates to interest ascribed to shares issued in conjunction with convertible loans. As a result of this restatement there would be no material changes to the condensed consolidated balance sheet or the condensed consolidated statement of cash flows for the specified period.

Juma Technology Corp. and Subsidiaries
Restatement Impact on Condensed Consolidated Statement of Operations
for the Three and Nine Months Ended September 30, 2007

	Three Months Ended		Nine Months Ended
	As Previously Reported	As Restated	As Previously Reported	As Restated
Sales	$3,296,938	$3,296,938	$9,537,002	$9,537,002
Cost of goods sold	2,920,460	2,920,460	8,244,510	8,244,510
Gross margin	376,478	376,478	1,292,492	1,292,492

Operating expenses:
Selling	874,269	874,269	2,183,545	2,183,545
Research and development	232,936	232,936	410,027	410,027
Goodwill impairment	(425,779)	(425,779)	1,569,480	1,569,480
Consulting	715,000	890,000	715,000	890,000
General and administrative	2,211,681	2,211,681	4,279,743	4,279,743
Total operating expenses	3,608,107	3,783,107	9,157,795	9,332,795

Loss from operations	(3,231,629)	(3,406,629)	(7,865,303)	(8,040,303)

F–12

JUMA TECHNOLOGY CORP. and SUBSIDIARIES
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)
AS OF DECEMBER 31, 2007

NOTE 2 - RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (continued)

Juma Technology Corp. and Subsidiaries
Restatement Impact on Condensed Consolidated Statement of Operations (continued)
for the Three and Nine Months Ended September 30, 2007

	Three Months Ended		Nine Months Ended
	As Previously Reported	As Restated	As Previously Reported	As Restated
Discount on note	(2,973,220)	(3,078,313)	(2,973,220)	(3,131,090)
Interest income/(expense), net	(69,439)	(69,439)	(138,042)	(138,042)

Loss before income taxes	(6,274,288)	(6,554,381)	(10,976,565)	(11,309,435)
(Benefit)/Provision for income taxes	-	-	(306,783)	(306,783)

Net Loss	$(6,274,288)	$(6,554,381)	$(10,669,782)	$(11,002,652)

Basic and diluted net loss per share	$(0.15)	$(0.15)	$(0.25)	$(0.26)
Weighted average common shares outstanding	43,120,864	43,120,864	42,275,329	42,275,329

NOTE 3 - ACCOUNTS RECEIVABLE

Accounts receivable consists of the following:

2007
Billed	$2,339,223
Unbilled (costs in excess of billings)	1,436,137
$3,775,360

Management expects that the unbilled receivables account will be collected; therefore, no allowance for doubtful accounts has been recorded on this balance. During 2007, there were specific receivables $131,609 which were deemed uncollectible and have been reflected as bad debts.

NOTE 4 - NOTE RECEIVABLE

On December 15, 2006, the Company loaned $250,000 to AGN Networks, Inc. a Florida corporation (“AGN”), pursuant to the terms of a Promissory Note (the “Note”). The Note is unsecured and bears interest at the rate of 8% per annum payable to the Company on or about December 15, 2007. On March 6, 2007, the Company entered into and closed on an agreement and plan of merger with AGN and as a result AGN has become a wholly owned subsidiary of the Company. The Company forgave $125,000 of the Note.

F–13

JUMA TECHNOLOGY CORP. and SUBSIDIARIES
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)
AS OF DECEMBER 31, 2007

NOTE 4 - NOTE RECEIVABLE (continued)

On September 18, 2007, an addendum to the merger agreement between the Company and AGN stated, among other items, that if the Company does not acquire the business of Avatel Technologies, Inc. then the forgiveness of the $125,000 is void and the $125,000 would be payable to the Company upon written notice.

NOTE 5 - ACQUISITION OF AGN NETWORKS, INC.

On March 6, 2007, the Company completed the acquisition of AGN Networks, Inc. (“AGN”) through the merger of AGN into a newly formed wholly-owned subsidiary of the Company pursuant to an Agreement and Plan of Merger, dated March 6, 2007 (the “Agreement”). The Company acquired AGN networks, Inc. as it is in the business of delivering telephone company service of operators of Voice over Internet Protocol Telephone systems. Its customers include mid range and enterprise sized corporate, institutional and government organizations. AGN’s services enhance functionality and increase fault-tolerance while providing for robust business continuity via disaster recovery mechanisms. Its flagship offering allows IP PBX’es to be interconnected to the Public Switched Telephone Network in 30 minutes or less. The product fully supports Avaya IP office. The Company believes that the products and services offered by AGN are complementary to those offered by it which is expected to provide for cross selling opportunities and greater efficiencies.

In accordance with the terms and provisions of the Agreement, in exchange for all of the capital stock of AGN, the Company paid a total of $200,000 to Mr. Ernie Darias and Mr. Albert Rodriquez (the “AGN shareholders”). This amount was paid by issuing 90 day promissory notes to each of Mr. Darias and Mr. Rodriquez. In addition, the Agreement provides that Juma will forgive $125,000 of the loan previously made to AGN. Also, the Company issued an aggregate of 320,000 shares of common stock to the shareholders of AGN in connection with the Agreement. The Company committed that the 320,000 shares will have a value of at least $640,000 one year from the date of the Agreement or the Company will issue the AGN shareholders a two-year promissory note reflecting the difference between the value of the 320,000 shares and $640,000. The Company also paid off certain obligations of AGN to Avatel Technologies, Inc., an entity owned by certain shareholders of AGN, in the aggregate amount of $675,000 by paying $200,000 in cash and by issuing a promissory note for the balance. The Company has entered into an employment agreement with Mr. Rodriquez. The Employment Agreement with Mr. Rodriquez is for a term of two years and a base salary of $125,000 per annum.

F–14

JUMA TECHNOLOGY CORP. and SUBSIDIARIES
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)
AS OF DECEMBER 31, 2007

NOTE 5 - ACQUISITION OF AGN NETWORKS, INC. (continued)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

At March 6, 2007
Current assets	$9,676
Fixed assets	16,950
Goodwill	1,995,259
Other assets	30,038
Total assets acquired	2,051,923
Current liabilities	(736,242)
Loans to affiliate	(1,966,803)
Loans	(546,199)
Net liabilities acquired	$(1,197,321)

On September 18, 2007, an Addendum (the “Addendum”) was added to the Agreement. The Addendum stated that AGN would pay an additional $188,216 towards obligations due to Avatel Technologies, Inc. in exchange for the forgiveness of any intercompany loans or claims that Avatel Technologies, Inc. and its shareholders may have against the Company or AGN. The Addendum also stated that $125,000 of the Note which was forgiven would be payable to the Company, at any time, if the Company does not acquire the business of Avatel Technologies, Inc. (See Note 4)

Associated with the acquisition of AGN the Company recorded goodwill of $1,995,259, which was deemed impaired in March 2007. Based on the requirements of FAS 142 Management determined that the goodwill was impaired as the net cash flows of the reporting unit were negative at the time of the acquisition and would continue to be negative for the foreseeable future. In September 2007 a creation of goodwill of $425,779 was recorded. This adjustment to the impaired goodwill is related to the Addendum and the forgiveness of any intercompany loans. As of December 31, 2007, the impaired goodwill was $1,569,480. The goodwill of $1,619,480 is expected to be tax deductible.

The following pro forma income statement data presents the consolidated results of operations of the Company had the acquisition of AGN occurred at the beginning of the earliest period presented:

	Year Ended December 31, 2007	Year Ended December 31, 2006
Net revenue	$12,595,389	$11,071,678
Net loss	(16,643,914)	(2,642,336)
Basic and diluted earnings per share	$(0.38)	$(0.08)

F–15

JUMA TECHNOLOGY CORP. and SUBSIDIARIES
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)
AS OF DECEMBER 31, 2007

NOTE 5 - ACQUISITION OF AGN NETWORKS, INC. (continued)

The above pro forma information does not purport to be indicative of what would have occurred had the acquisition been made as of such date or the results which may occur in the future.

In February 2008, AGN changed its name to Nectar Services Corp.

NOTE 6 - FIXED ASSETS

Office equipment	$1,599,575
Furniture and fixtures	166,079
Software	238,792
Leasehold improvements	140,316
Vehicles	81,771
2,226,533
Less: Accumulated depreciation	540,344
$1,686,189

Depreciation expense for the year ended December 31, 2007 and 2006 totaled $254,017 and $178,096, respectively.

Fixed assets under capital leases are comprised of $383,833 of office equipment, $227,133 of software and $16,350 of vehicles less accumulated depreciation of $62,775 for the year ended December 31, 2007.

NOTE 7 - CREDIT LINE

During March 2005, the Company obtained a $350,000 credit line that bears interest at 0.5% above the prime interest rate. At December 31, 2007, the entire amount of the credit line was repaid and the weighted average interest rate was 8.45%.

The Company has two letters of credit outstanding with the same lender for a total of $41,394. Both letters of credit expire during 2008.

NOTE 8 - CONVERTIBLE NOTES PAYABLE

During May 2006, the Company issued two promissory notes for $75,000 each. Interest on these notes accrue at 2% and the notes mature on or before August 22, 2006 or upon receipt or gross proceeds of at least $250,000 from the sale of any debt or equity securities. During July 2006, the Company received gross proceeds of over $250,000 in debt and triggered the default interest rate of 8% and the holder of the promissory notes has extended the maturity date to December 31, 2006. During August 2007, the holder of the notes converted both notes and all accrued interest into 326,450 shares of common stock.

F–16

JUMA TECHNOLOGY CORP. and SUBSIDIARIES
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)
AS OF DECEMBER 31, 2007

NOTE 8 - CONVERTIBLE NOTES PAYABLE (continued)

On February 7, 2007, the Company began offering up to $2,000,000 of Convertible Promissory Notes (“Notes”). The Notes are non-interest bearing, mature in 18 months and are convertible, at the holder’s option, into common stock of the Company at $1.00 per share. Each investor will also receive one-half share of common stock for each dollar of the principal amount of the Notes purchased. As of December 31, 2007, the Company has sold $2,225,000 in Notes. Of this amount $100,000 has been converted into common stock and $1,000,000 is interest bearing at a rate of 14% with interest payments being made monthly. In connection with the reporting of these convertible notes, the Company has not recorded a beneficial conversion feature as the conversion price was in excess of the stock price on the date the notes were entered into. The Company has recorded a discount of $741,667 to record the cost of the shares issued in lieu of interest.

On August 16, 2007, The Company signed a $5,000,000, 6% convertible promissory note with Vision Opportunity Master Fund, Ltd. ( a managing director of Vision Opportunity Master Fund, Ltd. is a director of the Company). Interest on the note is due quarterly and matures within nine months. The note also carries a Mandatory Conversion Option which calls for conversion of the note into Convertible Preferred Stock once the Company is approved to issue preferred stock. The conversion price for this mandatory conversion is $0.60 per share. The Convertible Preferred stock is convertible into Common Stock of the Company at a 1:1 ratio and carries a 6% dividend. The note also carries an optional conversion, at the right of the holder, into Common Stock at $0.60 per share. The note also calls for the issuance of Series A, Series B, and Series C warrants and a potential future investment at the option of the holder. During September 2007, Vision converted the promissory note into 8,333,333 shares of Convertible Preferred Stock.

In connection with the issuance of the warrants and beneficial conversion feature, the Company has reflected a value at the date of issuance for the warrants of $1,622,452 and a beneficial conversion feature value of $1,351,187. The fair value of the warrant grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected volatility of 15%, risk free interest rate of 6%; and expected lives of between 1 to 5 years. The value of the warrants and beneficial conversion feature have been expensed during the quarter ended September 30, 2007, as they vested immediately.

On November 29, 2007, the Company entered into a Note and Warrant Purchase Agreement with Vision Opportunity Master Fund, Ltd. (“Purchaser”) with respect to the sale of notes in an aggregate principal amount of up to $6,000,000. Also on November 29, 2007, the Company entered into Amendment No. 1 to the Note Purchase Agreement. Under the Note Purchase Agreement, as amended, the Company executed and delivered to Vision Opportunity Master Fund, Ltd. (a) the Company’s $2,500,000 principal amount, senior secured 10% convertible promissory note, (b) the Company’s $600,000 principal amount, senior secured 10% convertible promissory note and, (c) one warrant to purchase an aggregate of 7,300,000 shares of the Company’s common stock and (d) one warrant to purchase an aggregate of 1,000,000 shares of the Company’s common stock. The Note Purchase Agreement, as amended, contemplates two other tranches, the closing with respect to such tranches scheduled to take place in March and June 2008. At each such subsequent closing, the Company would issue an additional promissory note to the Purchaser in the principal amount of $1,450,000. Each such subsequent closing is subject to the Company complying with certain covenants and meeting certain conditions under the Note Purchase Agreement, as amended.

F–17

JUMA TECHNOLOGY CORP. and SUBSIDIARIES
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)
AS OF DECEMBER 31, 2007

NOTE 8 - CONVERTIBLE NOTES PAYABLE (continued)

In connection with the issuance of the warrants and beneficial conversion feature, the Company has reflected a value at the date of issuance for the warrants of $1,578,452 and a beneficial conversion feature value of $250,596. The fair value of the warrant grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected volatility of 15%, risk free interest rate of 6%; and expected lives of between 1 to 5 years. The value of the warrants have been expensed during the quarter ended December 31, 2007, as they vested immediately. The beneficial conversion feature is being amortized over the term of the note.

The Notes accrue interest at 10% per annum from the date of issuance, and are payable, at the Company’s option, in cash or shares of its common stock, quarterly in arrears commencing on December 31, 2007. The maturity date of the Notes is thirty-six months from the issuance date. The Note contains various events of default such as failing to make a payment of principal or interest when due, which if not cured, would require the Company to repay the holder immediately the outstanding principal sum of and any accrued interest on the Notes. Each Note requires the Company to prepay under the Note if certain “Triggering Events” or “Major Transactions” occur while the Note is outstanding. The holders of the Notes are entitled to convert the Notes into shares of the Company’s common stock at any time based on the fixed conversion price of $0.75 per share.

In connection with the Vision Transactions, the Company is in technical default of the registration requirements and has recorded $100,000 for costs associated with this default in accordance with EITF 00-19-2, “Accounting for Registration Payment Agreements”.

NOTE 9 - CAPITAL LEASE OBLIGATIONS

CitiCorp Vendor Finance, Inc.

The Company leases software and computer equipment under capital lease arrangements with CitiCorp Vendor Finance, Inc. Pursuant to the lease, the lessor retains actual title to the leased property until the termination of the lease, at which time the property can be purchased for one dollar ($1).

The lease dated June 2, 2006 is for software and computer equipment for the Company. The term of the lease is sixty months with monthly payments of $3,461, which is equal to the cost to amortize $172,187 over a 5-year period at an interest rate of 7.6% per annum.

Var Resources Inc.

The Company leases computer equipment under capital lease arrangements with Var Resources, Inc. Pursuant to the lease, the lessor retains actual title to the leased property until the termination of the lease, at which time the property can be purchased for one dollar ($1).

There are five leases dated November 19, 2007 for software and computer equipment used at the Company’s various data centers. The terms of the leases are thirty-six months with total monthly payments of $8,600, which is equal to the cost to amortize $253,174 over a 3-year period at an interest rate of 13.5% per annum.

F–18

JUMA TECHNOLOGY CORP. and SUBSIDIARIES
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)
AS OF DECEMBER 31, 2007

NOTE 9 - CAPITAL LEASE OBLIGATIONS (continued)

Hitachi Data Systems

The Company leases software and computer equipment under capital lease arrangements with Hitachi Data Systems. Pursuant to the lease, the lessor retains actual title to the leased property until the termination of the lease, at which time the property can be purchased for one dollar ($1).

The lease dated December 31, 2007 is computer equipment used at the Company’s various data centers. The term of the lease is thirty-six months with monthly payments of $4,296.04, which is equal to the cost to amortize $130,658 over a 3-year period at an interest rate of 11.3% per annum.

Key Bank

The Company leases software and computer equipment under capital lease arrangements with Key Bank. Pursuant to the lease, the lessor retains actual title to the leased property until the termination of the lease, at which time the property can be purchased for one dollar ($1).

The lease dated June 20, 2007 is for software and licenses for the Company. The term of the lease is twenty-four months with monthly payments of $6,055, which is equal to the cost to amortize $119,253 over a 2-year period at an interest rate of 19.7% per annum.

Future minimum lease payments are as follows:

December 31,
2008	$255,425
2009	236,518
2010	182,992
2011	24,679
2012	-
699,614
Less: interest portion	105,638
Present value of net minimum lease payments	593,976
Less: current portion	196,720
$397,256

F–19

JUMA TECHNOLOGY CORP. and SUBSIDIARIES
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)
AS OF DECEMBER 31, 2007

NOTE 9 - CAPITAL LEASE OBLIGATIONS (continued)

Long-term debt consists of the following:

2007
Capital lease obligations	$593,976

Less: current portion	196,720
Non-current portion	$397,256

Long-term debt matures as follows:

December 31,
2008	$196,720
2009	202,089
2010	171,149
2011	24,018
2012	-
$593,976

NOTE 10 - INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes using the enacted tax rates in effect in the years in which the differences are expected to reverse. Because of the questionable ability of the Company to utilize these deferred tax assets, the Company has established a 100% valuation allowance for the asset. Deferred income taxes are comprised as follows for the year ended December 31 :

2007
Deferred tax assets:
Conversion to accrual basis tax filings	$(204,522)
Net operating loss	4,534,293
Goodwill impairment	471,415
Total deferred tax asset	4,801,186
Valuation allowance	(4,801,186)
Deferred tax assets	$-

F–20

JUMA TECHNOLOGY CORP. and SUBSIDIARIES
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)
AS OF DECEMBER 31, 2007

NOTE 10 - INCOME TAXES (continued)

The Company’s income tax expense consists of the following for the years ended:

	December 31, 2007	December 31, 2006
Current:
Federal	$(223,333)	$13,428
State and local	2,990	6,714
Total	(220,343)	20,142

Deferred:
Federal	-	220,873
State and local	-	72,184
Total	-	293,057
(Benefit) Provisions for income taxes	$(220,343)	$313,199

The Company files a consolidated income tax return with its wholly-owned subsidiaries and has net operating loss carryforwards of approximately $13,336,000 for federal and state purposes, which expire through 2027. The utilization of this operating loss carryforward may be limited based upon changes in ownership as defined in the Internal Revenue Code.

A reconciliation of the difference between the expected income tax rate using the statutory federal tax rate and the Company’s effective rate is as follows:

	December 31,
	2007	2006
U.S. Federal income tax statutory rate	34%	(34)%
State income taxes	8	(8)
Valuation allowance	(42)	-
Consulting services	-	47
Conversion to accrual basis	-	10
Profit not taxed to corporation	-	13
Miscellaneous	-	(2)
LLC income not taxed federal or state	-	-

Effective tax rate	0%	26%

F–21

JUMA TECHNOLOGY CORP. and SUBSIDIARIES
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)
AS OF DECEMBER 31, 2007

NOTE 11 - MAJOR CUSTOMERS

Revenues to a single customer that exceed ten percent (10%) of total revenues during the year ended December 31, 2007 and 2006 are as follows:

	2007	2006
Customer A	$-	$2,164,018

No one customer accounted for more than 10% of the outstanding accounts receivable at December 31, 2007 and 2006.

NOTE 12 - LEASE COMMITMENTS

The Company leases its Farmingdale, NY (from a related party - see footnote 14), New York, NY, Deerfield Beach, FL and Burlington, NJ premises, pursuant to individual sublease agreements accounted for as operating leases. The lease on the Farmingdale, NY premises expires on May 31, 2016, the New York, NY premises lease expires on November 30, 2011, the Deerfield Beach, FL premises lease expires on March 31, 2010 and the Burlington City, NJ premises lease expires on March 9, 2012. All premises are under a non-cancelable operating lease.

The Company also has operating leases for office equipment. The operating leases are for forty-eight months and expire April 30, 2011.

The following is a schedule of future minimum rental payments required under all operating leases:

December 31,
2008	$329,862
2009	318,010
2010	223,653
2011	184,708
2012	87,763
2013 and thereafter	347,905
$1,491,901

Equipment and facilities rental for the year ended December 31, 2007 and 2006 totaled $364,603 and $215,642, respectively.

F–22

JUMA TECHNOLOGY CORP. and SUBSIDIARIES
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)
AS OF DECEMBER 31, 2007

NOTE 13 - EMPLOYMENT AGREEMENTS

The Company has employment agreements with several of its key employees. The agreements are for varying terms ranging from one to three years and are automatically extended each year unless the Company notifies the employee, in writing, ranging from at least 60 to 180 days prior to the anniversary date that the agreement will not be extended.

Each agreement calls for a base salary, which may be adjusted annually at the discretion of the Company’s Board of Directors, and also provides for eligibility in the Company’s benefit plans and incentive bonuses which are payable based upon the attainment of certain profitability goals. Among other provisions, the agreements include a non-compete clause for varying periods not exceeding three years following termination of employment.

The aggregate commitment for future salaries as of December 31, 2007, excluding bonuses and benefits, is as follows:

2008	$1,788,168
2009	904,400
2020	455,614

NOTE 14 - STOCKHOLDERS’ EQUITY

On November 14, 2006, X and O Cosmetics, Inc., (“XO”) consummated an agreement with Juma Technology, LLC, pursuant to which XO acquired 100% of Juma Technology LLC’s member interests in exchange for 33,250,731 shares of our common stock (the “Reverse Merger”). The transaction was treated for accounting purposes as a recapitalization by Juma Technology LLC as the accounting acquirer.

As part of the Reverse Merger, our former officer and director, Glen Landry returned 251,555,731 of his shares of common stock back to treasury, so that following the transaction there were 41,535,000 shares of common stock issued and outstanding. The shares of our common stock issued to former members of Juma Technology, LLC may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Certificates representing these shares contain a legend stating the same. In addition, all shares of common stock held by the former members of Juma Technology, LLC are generally subject to lock-up provisions that provide restrictions on the future sale of common stock by the holders for a period of one year following the issuance of said shares.

Of the 41,535,000 shares issued and outstanding after the Reverse Merger, 10,000 shares were issued to an employee for services and 5,024,269 shares owned by Mr. Landry were transferred by Mr. Landry in private transactions to certain investors in consideration for cash payment therefor. The shares issued to the employee were valued at the fair value on the date of issuance.

F–23

JUMA TECHNOLOGY CORP. and SUBSIDIARIES
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)
AS OF DECEMBER 31, 2007

NOTE 14 - STOCKHOLDERS’ EQUITY (continued)

During July 2006, the Company sold rights to purchase shares of the Company’s common stock pursuant to subscription agreements totaling $1,150,000. The subscription agreement offered shares at prices ranging from $0.16 to $0.40 per share and it was contingent on the Company completing a reverse merger into a public entity. The reverse merger was completed in November 2006. These subscription agreements were treated as loans, until November 2006 due to the fact that Juma Technology LLC could not sell common stock. Once the reverse merger was consummated the 4,250,000 shares of common stock were issued and the loans were cancelled. The Company has a subscription receivable of $18,427 outstanding as of December 31, 2006 which was fulfilled during 2007.

During December 2006, 668,000 warrants were issued to various consultants for services. The warrants are exercisable at $0.50 per share and have a five year maturity. The Company recorded a charge for consulting fees totaling $17,978, the value of the warrants on the date of issuance which was calculated using the Black-Scholes valuation method.

NOTE 15 - STOCK OPTIONS

On January 28, 2007 the Company adopted the 2006 Stock Option Plan of Juma Technology Corp., (the “Plan”). The Plan provides for up to 6,228,750 shares of incentive and non-qualified options that may be granted to employees, directors and certain key affiliates. Under the Plan, incentive options may be granted at not less than the fair market value on the date of grant and non-statutory options may be granted at or below fair market value. The Company wishes to utilize the Plan to attract, maintain and develop management by encouraging ownership of the Company’s Common Stock by key employees, directors, and others. Options under the Plan will be either “incentive options” under Section 422A of the Internal Revenue Code of 1986, as amended, or “non-qualified stock options” which are not intended to so qualify.

On August 31, 2007 the Company adopted the 2007 Stock Option Plan of Juma Technology Corp., (the “2007 Plan”).The Plan provides for up to 6,228,750 shares of incentive and non-qualified options that may be granted to employees, directors and certain key affiliates. Under the Plan, incentive options may be granted at not less than the fair market value on the date of grant and non-statutory options may be granted at or below fair market value. The Company wishes to utilize the Plan to attract, maintain and develop management by encouraging ownership of the Company’s Common Stock by key employees, directors, and others. Options under the Plan will be either “incentive options” under Section 422A of the Internal Revenue Code of 1986, as amended, or “non-qualified stock options” which are not intended to so qualify. Through December 31, 2007 no options have been issued under the 2007 Plan.

F–24

JUMA TECHNOLOGY CORP. and SUBSIDIARIES
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)
AS OF DECEMBER 31, 2007

NOTE 15 - STOCK OPTIONS (continued)

Equity award activities and related information as of and for the year ended December 31, 2007 is summarized below:

	Outstanding Options
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at December 31, 2006	-	$-
Options granted	5,563,750	0.93
Options canceled	(127,500)	0.62
Balance at December 31, 2007	5,436,250	$0.94	6.80	$1,956,875

Aggregate intrinsic value represents the difference between the Company’s closing stock price on the last trading day of the fiscal period, which was $1.30 as of December 31, 2007 and the exercise price multiplied by the number of related options.

The following schedule summarizes information about stock options outstanding under all option plans for December 31, 2007:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.50 - $0.50	1,075,000	9.11	$0.50	-	$-
$0.51 - $0.58	500,000	4.11	0.58	-	-
$0.59 - $1.00	741,250	9.58	1.00	142,083	1.00
$1.01 - $1.05	750,000	9.53	1.05	125,000	1.05
$1.06 - $1.15	1,800,000	4.64	1.15	600,000	1.15
$1.16 - $1.16	50,000	4.93	1.16	25,000	1.16
$1.17 - $1.20	500,000	4.18	1.20	500,000	1.20
$1.21 - $1.33	20,000	9.76	1.33	-	-
$0.50 - $1.33	5,436,250	6.80	$0.94	1,392,083	$1.14

F–25

JUMA TECHNOLOGY CORP. and SUBSIDIARIES
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)
AS OF DECEMBER 31, 2007

NOTE 15 - STOCK OPTIONS (continued)

SFAS 123R requires the use of a valuation model to calculate the fair value of stock-based awards. The Company as elected to use the Black-Scholes option-pricing model, which incorporates various assumptions including volatility, expected life, and risk-free interest rates.

The expected volatility is based on the historical volatility of the Company’s common stock over the most recent period commensurate with the estimated expected life of the Company’s stock options, adjusted for other relevant factors including implied volatility of market traded options on the Company’s common stock. The expected life of an award is based on historical experience and on the terms and conditions of the stock awards granted to employees, as well as the potential effect from options that had not been exercised at the time.

The assumptions used and the resulting estimate of weighted-average fair value per share of options granted during this period is summarized as follows:

Year Ended December 31, 2007
Dividend yield	-
Volatility factor	18.63%
Risk-free interest rate	4.89%
Expected life (years)	7.48

NOTE 16 - PREFERRED STOCK

In July 2007, the Board of Directors approved an amendment to the Company’s certificate of incorporation to authorize 10,000,000 shares of $0.0001 par value preferred stock, subject to shareholder approval.

On August 16, 2007, the Company signed a $5,000,000, 6% convertible promissory note with Vision Opportunity Master Fund, Ltd (“Vision”). Interest on the note is due quarterly and matures within nine months. The note also carries a Mandatory Conversion Option which calls for conversion of the note into Convertible Preferred Stock once the Company is approved to issue preferred stock. The conversion price for this mandatory conversion is $0.60 per share. The Convertible Preferred stock is convertible into Common Stock of the Company at a 1:1 ratio and carries a 6% dividend. The note also carries an optional conversion, at the right of the holder, into Common Stock at $0.60 per share. The note also calls for the issuance of Series A, Series B, and Series C warrants and a potential future investment at the option of the holder. During September 2007, Vision converted the promissory note into 8,333,333 shares of Convertible Preferred Stock.

F–26

JUMA TECHNOLOGY CORP. and SUBSIDIARIES
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)
AS OF DECEMBER 31, 2007

NOTE 16 - PREFERRED STOCK (continued)

In connection with the issuance of the warrants and beneficial conversion feature, the Company has reflected a value at December 31, 2007 for the warrants of $1,622,033 and a beneficial conversion feature value of $1,351,187. The fair value of the warrant grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected volatility of 15%, risk free interest rate of 6%; and expected lives of between 1 to 5 years. The value of the warrants and beneficial conversion feature have been expensed during the year ended December 31, 2007, as they vested immediately.

NOTE 17 - MAJOR SUPPLIERS

The Company predominately uses one supplier to purchase their products. This supplier accounted for more than 73% of total equipment purchased during the year ended December 31, 2007 and 2006.

NOTE 18 - RELATED PARTY TRANSACTIONS

Loan Receivable

Throughout 2006 and 2005, the Company made interest-free advances to Toledo Realty, LLC (“Toledo”), an entity owned by certain officers and employees of the Company. The advances were primarily used for the acquisition and improvements made to a building now owned by Toledo and leased to the Company (see below). This loan was repaid in full by December 31, 2006.

Facilities Lease

On June 1, 2006, the Company entered into a 10 year non-cancelable lease agreement with Toledo for its Long Island headquarters. Among other provisions, the lease provides for monthly rental payments of $10,500 per month and includes provisions for scheduled increases to the monthly rental. In addition, the Company is required to reimburse Toledo for the real estate taxes on the building. The lease agreement also provides for two five year lease extensions. Pursuant to the lease, the Company was required to provide a security deposit totaling $21,000.

NOTE 19 - SUBSEQUENT EVENTS

On March 7, 2008, the Company closed the second tranche under the Note Purchase Agreement issued by Vision Opportunity Master Fund, Ltd. (“Purchaser”). (See Note 8 for a complete description of the Note Purchase Agreement). The Company issued an additional promissory note to the Purchaser in the principal amount of $1,450,000. The Company anticipates that the proceeds from sale of this Note will be used to purchase certain software products and services and for general corporate purposes. The expenses of this tranche of this financing were approximately $10,000, which included professional and due diligence fees of approximately $5,000. The net proceeds to the Company from this tranche were approximately $1,440,000.

F–27

Juma Technology Corp. and Subsidiaries
Condensed Consolidated Balance Sheet

	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$943,231	$302,889
Accounts receivable, (net of allowance of $196,955 and $0, respectively)	3,918,511	3,775,360
Inventory	156,288	184,357
Prepaid expenses	71,219	100,180
Other current assets	281,128	312,051
Total current assets	5,370,377	4,674,837

Fixed assets, (net of accumulated depreciation of $643,243 and $540,344, respectively)	1,909,195	1,686,189

Other assets:
Security deposits	109,252	101,700
Total assets	$7,388,824	$6,462,726

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities:
Convertible notes payable, (net of discount of $109,078 and $219,444, respectively)	$1,292,288	$905,556
Current portion of capital leases payable	213,651	196,720
Accounts payable	3,042,386	2,564,353
Accrued expenses and taxes payable	1,293,480	552,006
Deferred revenue	1,278,261	654,032
Total current liabilities	7,120,066	4,872,667

Capital leases payable, net of current maturities	286,614	397,256
Convertible notes payable, (net of discount of $441,541 and $484,376, respectively)	6,686,692	3,615,624
Total liabilities	14,093,372	8,885,547

Commitments and contingencies

Stockholders’ deficiency
Series A Preferred stock, $0.0001 par value, 8,333,333 shares authorized, 8,333,333 shares issued and outstanding, respectively	833	833
Series B Preferred stock, $0.0001 par value, 1,666,667 shares authorized, 498,000 and 0 shares issued and outstanding, respectively	50	-
Common stock, $0.0001 par value, 900,000,000 shares authorized, 43,948,950 and 43,943,950 shares issued and outstanding, respectively	4,394	4,394
Additional paid in capital	17,300,855	15,342,357
Retained deficit	(24,010,680)	(17,770,405)
Total stockholders’ deficiency	(6,704,548)	(2,422,821)
Total liabilities and stockholders’ deficiency	$7,388,824	$6,462,726

The Accompanying Notes Are an Integral Part of these Condensed Consolidated Financial Statements

F–28

Juma Technology Corp. and Subsidiaries
Condensed Consolidated Statement of Operations
For the three and six months ended June 30,

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
Sales	$4,974,747	$3,528,959	$9,611,626	$6,240,064
Cost of goods sold	3,919,401	2,901,506	7,573,500	5,324,050
Gross margin	1,055,346	627,453	2,038,126	916,014

Operating expenses:
Selling	536,546	629,552	1,057,105	1,309,276
Research and development	207,937	177,091	389,522	177,091
Goodwill impairment	–	–	204,600	1,995,259
General and administrative	2,362,709	1,276,974	4,621,774	2,068,062
Total operating expenses	3,107,192	2,083,617	6,273,001	5,549,688

(Loss) from operations	(2,051,846)	(1,456,164)	(4,234,875)	(4,633,674)

Interest income/(expense), net	(584,691)	(43,081)	(891,501)	(68,603)

(Loss) before income taxes	(2,636,537)	(1,499,245)	(5,126,376)	(4,702,277)
Provision/(Benefit) for income taxes	299	–	1,699	(306,783)

Net (loss)	$(2,636,836)	$(1,499,245)	$(5,128,075)	$(4,395,494)
Deemed preferred stock dividend	1,112,200	–	1,112,200	–
Net (loss) attributable to common shareholders	$(3,749,036)	$(1,499,245)	$(6,240,275)	$(4,395,494)

Basic and diluted net (loss) attributable to common shareholders per share	$(0.09)	$(0.04)	$(0.14)	$(0.11)
Weighted average common shares outstanding	43,948,950	42,144,560	43,947,741	41,843,167

The Accompanying Notes Are an Integral Part of these Condensed Consolidated Financial Statements

F–29

Juma Technology Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the Six Months Ended June 30,

	2008	2007
Operating Activities
Net loss	$(5,128,075)	$(4,395,494)
Adjustments to reconcile net (loss) to net cash (used) by operating activities:
Depreciation expense	171,244	95,393
Deferred taxes	-	(306,783)
Stock option compensation expense	449,412	30,722
Amortization of discount on notes payable	541,460	-
Bad debt expense	68,783	-
Amortization of loan costs	34,190	-
Impairment of goodwill derived from notes	204,600	-
Changes in operating assets and liabilities:
Accounts receivable	(211,934)	516,255
Inventory	28,069	(553,116)
Prepaid expenses	28,961	291,821
Other current assets	121,733	15,063
Security deposit	(7,553)	(47,739)
Accounts payable and accrued expenses	1,219,507	1,174,143
Deferred revenue	641,160	(178,576)
Net cash flows (used) by operating activities	(1,838,443)	(3,358,311)

Investing Activities
Acquisition of fixed assets	(238,073)	(45,477)
Note receivable	-	251,041
Acquisition of Nectar, net of cash	-	1,724,103
Net cash flows (used) provided by investing activities	(238,073)	1,929,667

Financing Activities
Issuance of common stock	-	(282,888)
Proceeds from loan	-	215,000
Proceeds from issuance of convertible promissory notes	2,900,000	1,725,000
Proceeds for stock option exercise	2,500	-
Proceeds from long-term debt	-	52,660
Repayment of convertible promissory notes	(75,000)	-
Repayment of capital leases payable	(110,642)	-
Repayment of loan	-	(293,576)
Repayment of long-term debt	-	(54,003)
Subscription receivable	-	18,427
Net cash flows provided by financing activities	2,716,858	1,380,620

Net change in cash	640,342	(48,024)
Cash, beginning of year	302,889	191,470
Cash, end of year	$943,231	$143,446

Supplemental Cash Flow Information:
Interest paid	$350,259	$56,726
Income taxes paid	$1,400	$455

NONCASH INVESTING ACTIVITY
Impairment of goodwill derived from notes receivable/payable (net)	$204,600	$-
Acquisition of fixed assets through capital leases	$-	$66,593
Fixed assets acquired through the issuance of notes and warrants	$156,177	$-

The Accompanying Notes Are an Integral Part of these Condensed Consolidated Financial Statements

F–30

Juma Technology Corp. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
June 30, 2008

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Juma Technology, LLC, was formed in the State of New York on July 12, 2002. On November 14, 2006, Juma Technology, LLC consummated an agreement with X and O Cosmetics, Inc. to merge 100% of its member interests (“Reverse Merger”) in exchange for 33,250,731 shares of common stock in X and O Cosmetics, Inc. The transaction was treated for accounting purposes as a recapitalization by Juma Technology, LLC as the accounting acquirer.

r to the Reverse Merger, there were 259,830,000 shares of our common stock outstanding. As part of the Reverse Merger, 33,250,731 shares of our common stock were issued to former members of Juma Technology, LLC and their affiliates, and our former officer and director, Glen Landry returned 251,555,731 of his 256,500,000 shares of common stock back to treasury; after giving effect to this share cancellation, there were 8,274,269 shares of common stock outstanding at the time of the reverse merger. Following the transaction there were 41,535,000 shares of common stock issued and outstanding.

On January 28, 2007, X and O Cosmetics, Inc. changed its name to Juma Technology Corp.

Juma Technology Corp. (the “Company”) is a highly specialized convergence systems integrator with a complete suite of services for the implementation and management of an entity’s data, voice and video requirements. The Company is focused on providing converged communications solutions for various vertical markets with an emphasis in driving long-term professional services engagements, maintenance, monitoring and management contracts. The Company utilizes several different technologies in order to provide its expertise and solutions to clients across a broad spectrum of business-critical requirements, regardless of the objectives. The Company also offers telephone carrier services that enhance functionality and increase fault-tolerance while providing for robust business continuity via disaster recovery mechanisms. Its flagship offering allows Internet Protocol PBX’s to be interconnected within a client’s global network and to the Public Switched Telephone Network in thirty minutes or less, regardless of the PBX manufacturer.

The Company also operates a wholly owned subsidiary, AGN Networks, Inc. (“AGN”) which was acquired on March 6, 2007 utilizing another wholly owned subsidiary of the Company, Juma Acquisition Corp. (“Juma Acquisition”). In February 2008, AGN Networks, Inc. changed its name to Nectar Services Corp. (“Nectar”).

While the Company operates through different subsidiaries, management believes that all such subsidiaries constitute a single operating segment since the subsidiaries have similar economic characteristics.

The financial statements include the accounts of the Company and its wholly-owned subsidiaries Nectar and Juma Acquisition. All material intercompany balances and transactions have been eliminated in the consolidated financial statements.

F–31

Juma Technology Corp. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (cont’d)
June 30, 2008

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The accompanying interim condensed consolidated financial statements have been prepared, without audit, in accordance with the instructions to Form 10-Q for interim financial reporting pursuant to the rules and regulations of the Securities and Exchange Commission. While these statements reflect all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results of the interim period, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. Therefore, the interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes included in the Company’s annual report filed on Form 10-KSB for the fiscal year ended December 31, 2007.

The results and trends on these interim condensed consolidated financial statements for the three and six months ended June 30, 2008 and 2007 may not be representative of those for the full fiscal year or any future periods.

Revenue Recognition

The Company derives revenue primarily from the sale and service of communication systems and applications. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, collectability is reasonably assured, contractual obligations have been satisfied, and title and risk of loss have been transferred to the customer. Revenues from the sales of products that include installation services are recognized on the percentage of completion basis pursuant to the provisions of Statement of Position No. 81-1, “Accounting for Performance of Construction-type and Certain Production-type Contracts” and Accounting Research Bulletin (“ARB”) No. 45, “Long-term Construction-type Contracts”.

For each contract, the Company compares the costs incurred in the course of performing such contract during a reporting period to the total estimated costs of full performance of the contract and recognizes a proportionate amount of revenue for such period. Revenue from the sales of products that include installation services is recognized at the time the products are installed, after satisfaction of all the terms and conditions of the underlying customer contract. The Company also derives revenue from maintenance services, including services provided under contracts and on a time and materials basis. Maintenance contracts typically have terms that range from one to five years. Revenue from services performed under maintenance contracts is deferred and recognized ratably over the term of the underlying customer contract or at the end of the contract, when obligations have been satisfied. For services performed on a time and materials basis, revenue is recognized upon performance of the services. The Company also earns commissions on maintenance contracts. Revenues are recognized on the commissions over the term of the related maintenance contract.

Inventory

Inventory, which consists of finished goods, is valued at the lower of cost or market. The first-in, first-out method is used to value the inventory.

F–32

Juma Technology Corp. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (cont’d)
June 30, 2008

Earnings Per Share

Basic earnings per share are calculated by dividing net income (loss) by the weighted average of common shares outstanding during the year. Diluted earnings per share is calculated by using the weighted average of common shares outstanding adjusted to include the potentially dilutive effect of outstanding stock options, warrants, convertible loans and other convertible securities utilizing the treasury stock method. There were 15,943,000 and 18,686,000 potentially dilutive shares for the three and six months ended June 30, 2008, respectively. There were 4,885,500 potentially dilutive shares for the three and six months ended June 30, 2007. The effect of the potentially dilutive shares has been ignored, as it would be antidilutive.

Reclassifications

Certain amounts included for the period ended June 30, 2007 in the financial statements have been reclassified to conform with the presentation for the period ended June 30, 2008.

NOTE 2 – ACCOUNTS RECEIVABLE

Accounts receivable consists of the following:

	June 30, 2008	December 31, 2007
Billed	$2,624,017	$2,339,223
Unbilled (costs in excess of billings)	1,294,494	1,436,137
	$3,918,511	$3,775,360

We make ongoing estimates relating to the collectability of our accounts receivable and maintain an allowance for estimated losses resulting from the inability of our customers to make required payments. Estimates used in determining accounts receivable allowances are based on specific customer account reviews and historical experience of credit losses. We also apply judgment including assessments about changes in economic conditions, concentration of receivables among customers and industries, recent write-off trends, rates of bankruptcy, and credit quality of specific customers. Unanticipated changes in the financial condition of customers, the resolution of various disputes, or significant changes in the economy could impact the reserves required. As of June 30, 2008 and December 31, 2007 the allowance for doubtful accounts was $196,955 and $0, respectively.

NOTE 3 – NOTE RECEIVABLE

On December 15, 2006, the Company loaned $250,000 to AGN Networks, Inc. a Florida corporation (“AGN”), pursuant to the terms of a Promissory Note (the “Note”). The Note is unsecured and bears interest at the rate of 8% per annum payable to the Company on or about December 15, 2007. On March 6, 2007, the Company entered into and closed on an agreement and plan of merger with AGN, and as a result, AGN has become a wholly owned subsidiary of the Company. The Company forgave $125,000 of the Note, which was assumed by Avatel Technologies, Inc.

F–33

Juma Technology Corp. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (cont’d)
June 30, 2008

NOTE 3 – NOTE RECEIVABLE (continued)

On September 18, 2007, an addendum to the merger agreement between the Company and AGN stated, among other items, that if the Company does not acquire the business of Avatel Technologies, Inc. then the forgiveness of the $125,000 is void and the $125,000 would be payable to the Company upon written notice.

NOTE 4 – ACQUISITION OF AGN NETWORKS, INC.

On March 6, 2007, the Company completed the acquisition of AGN through the merger of AGN into a newly formed wholly owned subsidiary of the Company, Juma Acquisition, pursuant to an Agreement and Plan of Merger, dated March 6, 2007 (the “Agreement”). In accordance with the terms and provisions of the Agreement, in exchange for all of the capital stock of AGN, the Company paid a total of $200,000 to Mr. Ernie Darias and Mr. Albert Rodriquez (the “AGN shareholders”). This amount was paid by issuing ninety-day promissory notes to each of Mr. Darias and Mr. Rodriquez. In addition, the Agreement provides that Juma will forgive $125,000 of the loan previously made to AGN. Also, the Company issued an aggregate of 320,000 shares of common stock to the shareholders of AGN in connection with the Agreement. The Company committed that the 320,000 shares will have a value of at least $640,000 one year from the date of the Agreement or the Company will issue to the AGN shareholders a two-year promissory note reflecting the difference between the value of the 320,000 shares and $640,000. The Company also paid off certain obligations of AGN to Avatel Technologies, Inc., an entity owned by certain shareholders of AGN, in the aggregate amount of $675,000 by paying $200,000 in cash and by issuing a promissory note for the balance. The Company has entered into an employment agreement with Mr. Rodriquez. The Employment Agreement with Mr. Rodriquez is for a term of two years and a base salary of $125,000 per annum.

On September 18, 2007, an Addendum (the “Addendum”) was added to the Agreement. The Addendum stated that AGN would pay an additional $188,216 towards obligations due to Avatel Technologies, Inc. in exchange for the forgiveness of any intercompany loans or claims that Avatel Technologies, Inc. and its shareholders may have against the Company or AGN. The Addendum also stated that $125,000 of the Note which was forgiven would be payable to the Company, at any time, if the Company does not acquire the business of Avatel Technologies, Inc. (See Note 3)

Associated with the acquisition of AGN the Company recorded goodwill of $1,870,259, which was deemed impaired in March 2007. In September 2007, a reduction to the impaired goodwill of $425,779 was recorded. This adjustment to the impaired goodwill is related to the Addendum and the forgiveness of any intercompany loans. As of September 30, 2007, the impaired goodwill was $1,444,713.

In March 2008, the Company recorded a loan for $329,600 to the shareholders of AGN, pursuant to the agreement. This loan bears interest at a rate of 7.5%, and principal and interest are payable in quarterly installments over two years. Concurrent with the execution of this loan, the Company exercised its right to receive the $125,000 due to the Company based on the Addendum signed on September 18, 2007. The net effect of these transactions resulted in an adjustment to the purchase price and the creation of goodwill of $204,600, which was deemed impaired.

F–34

Juma Technology Corp. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
June 30, 2008

NOTE 5 –CONVERTIBLE NOTES PAYABLE

During May 2006, the Company issued two promissory notes for $75,000 each. Interest on these notes accrues at 2%, and the notes mature on or before August 22, 2006 or upon receipt or gross proceeds of at least $250,000 from the sale of any debt or equity securities. During July 2006, the Company received gross proceeds of over $250,000 in debt and triggered the default interest rate of 8%, and the holder of the promissory notes has extended the maturity date to December 31, 2006. During August 2007, the holder of the notes converted both notes and all accrued interest into 326,450 shares of common stock.

On February 7, 2007, the Company began offering up to $2,000,000 of Convertible Promissory Notes (“Notes”). The Notes are non-interest bearing, mature in eighteen months and are convertible, at the holders option, into common stock of the Company at $1.00 per share. Each investor will also receive one-half share of common stock for each dollar of the principal amount of the Notes purchased. As of March 31, 2008, the Company has sold $2,225,000 in Notes. Of this amount, $100,000 has been converted into common stock; $1,000,000 is interest bearing at a rate of 14% with interest payments being made monthly; and $75,000 has been repaid and the note canceled. In connection with the reporting of these convertible notes, the Company has not recorded a beneficial conversion feature as the conversion price was in excess of the stock price on the date the notes were entered into. The Company has recorded a discount of $741,667 to record the cost of the shares issued in lieu of interest.

On August 16, 2007, The Company signed a $5,000,000, 6% convertible promissory note with Vision Opportunity Master Fund, Ltd. (a managing director of Vision Opportunity Master Fund, Ltd. is a director of the Company). Interest on the note is due quarterly and matures within nine months. The note also carries a Mandatory Conversion Option which calls for conversion of the note into Convertible Preferred Stock once the Company is approved to issue preferred stock. The conversion price for this mandatory conversion is $0.60 per share. The Convertible Preferred stock is convertible into Common Stock of the Company at a 1:1 ratio and carries a 6% dividend. The note also carries an optional conversion, at the right of the holder, into Common Stock at $0.60 per share. The note also calls for the issuance of Series A, Series B, and Series C warrants and a potential future investment at the option of the holder. During September 2007, Vision converted the promissory note into 8,333,333 shares of Convertible Preferred Stock.

In connection with the issuance of the warrants and beneficial conversion feature, the Company has reflected a value at the date of issuance for the warrants of $1,622,452 and a beneficial conversion feature value of $1,351,187. The fair value of the warrant grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected volatility of 15%, risk free interest rate of 6%; and expected lives of between one and five years. The value of the beneficial conversion feature has been expensed during the quarter ended September 30, 2007, as the notes were exercisable immediately.

F–35

Juma Technology Corp. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
June 30, 2008

NOTE 5 – CONVERTIBLE NOTES PAYABLE (continued)

On November 29, 2007, the Company entered into a Note and Warrant Purchase Agreement with Vision Opportunity Master Fund, Ltd. (“Purchaser”) with respect to the sale of notes in an aggregate principal amount of up to $6,000,000. Also on November 29, 2007, the Company entered into Amendment No. 1 to the Note Purchase Agreement. Under the Note Purchase Agreement, as amended, the Company executed and delivered to Vision Opportunity Master Fund, Ltd.: (a) the Company’s $2,500,000 principal amount, senior secured 10% convertible promissory note; (b) the Company’s $600,000 principal amount, senior secured 10% convertible promissory note; (c) one warrant to purchase an aggregate of 7,300,000 shares of the Company’s common stock; and (d) one warrant to purchase an aggregate of 1,000,000 shares of the Company’s common stock. The notes mature in November 2010, and the warrants expire in November 2012.

In connection with the issuance of the warrants and convertible notes, the Company has reflected a value at the date of issuance for the warrants of $1,578,452 and a beneficial conversion feature value of $250,596. The fair value of the warrants was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected volatility of 15%, risk free interest rate of 6%; and term of between one and five years.

On March 7, 2008, the Company closed the second tranche under the Note Purchase Agreement. The Company issued an additional convertible promissory note to the Purchaser in the principal amount of $1,450,000. The notes accrue interest at 10% per annum from the date of issuance and mature in November 2010. In connection with this second tranche the Company has recorded a beneficial conversion feature of $46,774 which has been expensed since the notes are convertible into common stock at any time.

On June 20, 2008, the Company closed the third tranche under the Note Purchase Agreement. The Company issued an additional convertible promissory note to the Purchaser in the principal amount of $1,450,000. The notes accrue interest at 10% per annum from the date of issuance and mature in November 2010.

The Notes accrue interest at 10% per annum from the date of issuance, and are payable, at the Company’s option, in cash or shares of its common stock, quarterly in arrears commencing on December 31, 2007, March 31, 2008 and June 30, 2008, respectively. The maturity date of the Notes is November 2010. The Note contains various events of default such as failing to make a payment of principal or interest when due, which if not cured, would require the Company to repay the holder immediately the outstanding principal sum of and any accrued interest on the Notes. Each Note requires the Company to prepay under the Note if certain “Triggering Events” or “Major Transactions” occur while the Note is outstanding. The holders of the Notes are entitled to convert the Notes into shares of the Company’s common stock at any time based on the fixed conversion price of $0.75 per share

F–36

Juma Technology Corp. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
June 30, 2008

NOTE 5 –CONVERTIBLE NOTES PAYABLE (continued)

Also, on June 20, 2008, the Company made several amendments to the convertible notes outstanding with aggregate principal amount $6,000,000 issued under the agreement dated November 29, 2007, including a reduction in the conversion price per share from $0.75 to $0.60. In addition, the exercise price of the warrants outstanding to purchase an aggregate 8,300,000 shares of common stock issued under the same agreement was reduced from $0.90 to $0.72. At the same time the Company and the holder entered into an agreement whereby the holder tendered all the warrants to purchase an aggregate 8,300,000 shares of common stock and the Company issued 498,000 shares of Series B Convertible Preferred Stock to the holder. All the warrants tendered were cancelled.

Using the Black Scholes method it was determined that the reduction in the conversion price per share under the convertible notes from $0.75 to $0.60 resulted in an increase in the fair value of the associated conversion options of $341,000. The increase in the fair value of the conversion options was recorded as a reduction in the carrying value of the convertible notes and an increase in additional paid-in capital. The resulting discount on the convertible notes will be amortized to interest expense over the remaining life of the notes. An expected volatility of 55% and risk free interest rate of 2.88% were used when applying the Black Scholes method.

The issuance of 498,000 shares of Series B Convertible Preferred Stock resulted in a beneficial conversion feature in the amount of $1,112,200, which was recorded as a deemed dividend to preferred shareholders. The fair value of the exchanged warrants before the reduction in exercise price was used to value the preferred stock when calculating the beneficial conversion feature. The fair value of the warrants was calculated using the Black Scholes method with expected volatility of 55% and risk free interest rate of 3.57%.

In order to facilitate the issuance of the Series B Convertible Preferred Stock, the Company first filed with the Delaware Secretary of State a Certificate Reducing the Number of Authorized Shares of Series A Convertible Preferred Stock from 10,000,000 shares to 8,333,333 shares and then the Company filed with the Delaware Secretary of State a Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock. Under the Certificate of Designation, 1,666,667 shares of the Company’s authorized preferred stock have been designated as Series B Convertible Preferred Stock.

In connection with the Vision Transactions, the Company is in technical default of the registration requirements and has recorded $100,000 for costs associated with this default in accordance with EITF 00-19-2, “Accounting for Registration Payment Agreements”.

NOTE 6 - CAPITAL LEASE OBLIGATIONS

CitiCorp Vendor Finance, Inc.

The Company leases software and computer equipment under capital lease arrangements with CitiCorp Vendor Finance, Inc. Pursuant to the lease, the lessor retains actual title to the leased property until the termination of the lease, at which time the property can be purchased for one dollar.

F–37

Juma Technology Corp. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
June 30, 2008

NOTE 6 - CAPITAL LEASE OBLIGATIONS (continued)

The lease dated June 2, 2006 is for software and computer equipment for the Company. The term of the lease is sixty months with monthly payments of $3,461, which is equal to the cost to amortize $172,187 over a five-year period at an interest rate of 7.6% per annum.

Var Resources Inc.

The Company leases computer equipment under capital lease arrangements with Var Resources, Inc. Pursuant to the lease, the lessor retains actual title to the leased property until the termination of the lease, at which time the property can be purchased for one dollar.

There are five leases dated November 19, 2007 for software and computer equipment used at the Company’s various data centers. The terms of the leases are thirty-six months with total monthly payments of $8,600, which is equal to the cost to amortize $253,174 over a 3-year period at an interest rate of 13.5% per annum.

Hitachi Data Systems

The Company leases software and computer equipment under capital lease arrangements with Hitachi Data Systems. Pursuant to the lease, the lessor retains actual title to the leased property until the termination of the lease, at which time the property can be purchased for one dollar.

The lease dated December 31, 2007 is computer equipment used at the Company’s various data centers. The term of the lease is thirty-six months with monthly payments of $4,296.04, which is equal to the cost to amortize $130,658 over a 3-year period at an interest rate of 11.3% per annum.

Key Bank

The Company leases software and computer equipment under capital lease arrangements with Key Bank. Pursuant to the lease, the lessor retains actual title to the leased property until the termination of the lease, at which time the property can be purchased for one dollar.

The lease dated June 20, 2007 is for software and licenses for the Company. The term of the lease is twenty-four months with monthly payments of $6,055, which is equal to the cost to amortize $119,253 over a 2-year period at an interest rate of 19.7% per annum.

F–38

Juma Technology Corp. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
June 30, 2008

NOTE 7 – LEASE COMMITMENTS

The Company leases its Farmingdale, NY (from a related party), New York, NY and Burlington, NJ premises, pursuant to individual sublease agreements accounted for as operating leases. The lease on the Farmingdale, NY premises expires on May 31, 2016, the New York, NY premises lease expires on November 30, 2011 and the Burlington City, NJ premises lease expires on March 9, 2012. All premises are under a non-cancelable operating lease. The Deerfield Beach, FL location was vacated on June 30, 2008, and a lease termination agreement was executed with the landlord. The lease termination agreement calls for a fee of $60,000 with a $20,000 payment due on July 1, 2008, and the remaining amount to be paid ratably over a twelve-month period.

The Company also has operating leases for office equipment. The operating leases are for forty-eight months and expire April 30, 2011.

NOTE 8 – STOCK OPTIONS

On January 28, 2007 the Company adopted the 2006 Stock Option Plan of Juma Technology Corp., (the “the 2006 Plan”). The Plan provides for up to 6,228,750 shares of incentive and non-qualified options that may be granted to employees, directors and certain key affiliates. Under the Plan, incentive options may be granted at not less than the fair market value on the date of grant and non-statutory options may be granted at or below fair market value. The Company wishes to utilize the Plan to attract, maintain and develop management by encouraging ownership of the Company’s Common Stock by key employees, directors, and others. Options under the Plan will be either “incentive options” under Section 422A of the Internal Revenue Code of 1986, as amended, or “non-qualified stock options” which are not intended to so qualify.

At June 30, 2008, the Company has 6,069,750 stock options to officers, employees and consultants outstanding at exercise prices ranging from $0.50 to $1.33 per share under the 2006 Plan. These options carry a ten year term and vest ratably over five years. The options vested during the first twelve months shall not be available to the optionee until the first anniversary of the stock option grant. Options for officers are issued at a 15% premium over fair market value, carry a five year life and vest ratably over one year. Using the Black-Scholes pricing model the Company has determined that the fair value of these options is approximately $1,164,896.

On August 31, 2007 the Company adopted the 2007 Stock Option Plan of Juma Technology Corp., (the “2007 Plan”).The Plan provides for up to 6,228,750 shares of incentive and non-qualified options that may be granted to employees, directors and certain key affiliates. Under the Plan, incentive options may be granted at not less than the fair market value on the date of grant and non-statutory options may be granted at or below fair market value. The Company wishes to utilize the Plan to attract, maintain and develop management by encouraging ownership of the Company’s Common Stock by key employees, directors, and others. Options under the Plan will be either “incentive options” under Section 422A of the Internal Revenue Code of 1986, as amended, or “non-qualified stock options” which are not intended to so qualify.

F–39

Juma Technology Corp. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
June 30, 2008

NOTE 8 – STOCK OPTIONS (continued)

At June 30, 2008, the Company has 6,050,000 stock options to officers, employees and consultants outstanding at exercise prices ranging from $0.52 to $0.60 per share under the 2007 Plan. These options carry a ten year term and vest ratably over various terms. The options vested during the first twelve months shall not be available to the optionee until the first anniversary of the stock option grant. Options for officers are issued at a 15% premium over fair market value, carry a five year life and vest ratably over various terms. Using the Black-Scholes pricing model the Company has determined that the fair value of these options is approximately $635,991 based on expected volatility of 20%, expected term between five and ten years and risk-free interest between 2.96% and 3.74%.

NOTE 9 – PREFERRED STOCK

In July 2007, the Board of Directors approved an amendment to the Company’s certificate of incorporation to authorize 10,000,000 shares of $0.0001 par value preferred stock.

On August 16, 2007, the Company signed a $5,000,000, 6% convertible promissory note with Vision Opportunity Master Fund, Ltd (“Vision”). Interest on the note is due quarterly and matures within nine months. The note also carries a Mandatory Conversion Option which calls for conversion of the note into Convertible Preferred Stock once the Company is approved to issue preferred stock. The conversion price for this mandatory conversion is $0.60 per share. The Series A Convertible Preferred stock is convertible into Common Stock of the Company at a 1:1 ratio and carries a 6% dividend. The note also carries an optional conversion, at the right of the holder, into Common Stock at $0.60 per share. The note also calls for the issuance of Series A, Series B, and Series C warrants and a potential future investment at the option of the holder. During September 2007, Vision converted the promissory note into 8,333,333 shares of Series A Convertible Preferred Stock.

On June 20, 2008, the Company issued 498,000 shares of Series B Convertible Preferred Stock to Vision Opportunity Master Fund in exchange for warrants to purchase 8,300,000 shares of the Company’s common stock. All the warrants tendered were cancelled. The Series B Convertible Preferred stock is convertible into Common Stock of the Company at a 10:1 ratio.

In order to facilitate the issuance of the Series B Convertible Preferred Stock, the Company first filed with the Delaware Secretary of State a Certificate Reducing the Number of Authorized Shares of Series A Convertible Preferred Stock from 10,000,000 shares to 8,333,333 shares and then the Company filed with the Delaware Secretary of State a Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock. Under the Certificate of Designation, 1,666,667 shares of the Company’s authorized preferred stock have been designated as Series B Convertible Preferred Stock.

F–40

Juma Technology Corp. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
June 30, 2008

NOTE 10 – PURCHASE OF SOFTWARE FOR NOTE PAYABLE AND WARRANTS

On May 28, 2008, the Company purchased exclusive rights to software that is embedded in one of Nectar’s products for $100,000 in cash paid on closing, a note payable with principal amount of $200,000, and warrants to purchase an aggregate 150,000 shares of the Company’s common stock. The note does not bear interest and is payable in four consecutive monthly payments of $50,000 with the first payment due thirty days after the date of purchase.

One warrant was issued to purchase 100,000 shares of common stock at an exercise price of $1.00 per share. The warrants expire five years after the date of purchase and may be exercised at any time before the expiration date. Another warrant was issued to purchase 50,000 shares of common stock at an exercise price of $1.25 per share. The warrant expires five years after the date of purchase and may be exercised at any time before the expiration date. The warrants were assigned a value of $6,177 using the Black Scholes method.

NOTE 11 – SUBSEQUENT EVENTS

During July 2008, the terms related to $1,000,000 of Convertible Promissory Notes were changed. The Notes were extended an additional eighteen months and will mature during December 2009. The Notes can be converted at any time by the holders after July 2009 at a conversion price of $0.67 per share. As an inducement to extend and modify the terms of the note the holder was issued 1,065,790 shares of common stock.

The Company has negotiated extensions of the expiration date of the Series C warrants issued on August 16, 2007. These warrants are currently set to expire on November 16, 2008.

F–41

PART II:

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers

Our certificate of incorporation contains provisions relating to the limitation of liability. The certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives any improper personal benefit.

As permitted by Section 145 of the Delaware General Corporation Law, we may indemnify our directors to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$4,836.00
Accounting fees and expenses	10,000.00
Legal fees and expenses	32,500.00
Edgar filing fees	2,500.00
Printing Expenses	5,000.00
Total	$54,836.00

All amounts are estimates other than the Commission’s registration fee.

II–1

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling security holders. The selling security holders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

The following is a list of our securities that have been sold or issued by us within the past three years. Each of these securities was sold without registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D of the Securities Act. There were no underwriting discounts or commissions paid in connection with the sale of these securities. For sales prior to the Reverse Merger that was consummated on November 14, 2006, the Company is relying on information contained in its public filings.

On March 25, 2005, pursuant to the terms of a Stock Purchase Agreement, Glen Landry purchased 100,000 shares of the Company’s issued and outstanding common stock from Richard Neussler, the sole officer, director and shareholder of the Company. The consideration received for the shares was $36,000. Also on March 25, 2005, 28,400,000 shares were issued to Mr. Landry in exchange for services in reliance on the exemption under Section 4(2) of the Securities Act of 1933.

In the Stock Purchase Agreement, Mr. Landry acknowledged that these shares were restricted securities under Rule 144 promulgated under the Securities Act. Moreover, the Company believes that the offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered.

In April and May 2005, the Company completed an offering in which we issued a total of 370,000 shares of our common stock to 35 shareholders at a price per share of $.03 for an aggregate offering price of $11,100. The common stock was issued in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The Company believes that the private placement was conducted in accordance with the provisions of Rule 506 and the investors represented that they were either sophisticated or accredited investors.

In May 2006, the Company completed an offering in which we issued a total of 326,450 shares of our common stock to one shareholder at a price per share of $2.00 for an aggregate offering price of $652,900. The common stock was issued in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The Company believes that the private placement was conducted in accordance with the provisions of Rule 506 and the investor represented that it was an accredited investor.

In July 2006, the Company completed two offerings in which we issued a total of 1,250,000 shares of our common stock to two shareholders at a price per share of $.40 for an aggregate offering price of $500,000. The common stock was issued in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The Company believes that the private placement was conducted in accordance with the provisions of Rule 506 and the investors represented that they were accredited investors.

In July 2006, the Company completed two offerings in which we issued a total of 500,000 shares of our common stock to two shareholders at a price per share of $.50 for an aggregate offering price of $250,000. The common stock was issued in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The Company believes that the private placement was conducted in accordance with the provisions of Rule 506 and the investors represented that they were accredited investors.

II–2

In July 2006, the Company completed an offering in which we issued a total of 2,500,000 shares of our common stock to Mirus Opportunistic Fund at a price per share of $.16 for an aggregate offering price of $400,000. The common stock was issued in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The Company believes that the private placement was conducted in accordance with the provisions of Rule 506 and the investor represented that it was an accredited investor.

On November 14, 2006, XO consummated an agreement with Juma Technology, LLC, pursuant to which XO acquired 100% of Juma Technology LLC’s member interests in exchange for 33,250,731 shares of our common stock. The names of the persons whom acquired a majority of the then controlling equity interest of the Company were: David Giangano, Frances Vinci, Joseph Fuccillo, Joseph Cassano, Anthony Fernandez, Elizabeth D’Alesandro, Steven Harper, David Solomon, and Mirius Opportunistic Fund. The parties acknowledged that these shares were issued pursuant to Section 4(2) of the Securities Act as a transaction not involving a public offering of securities and Regulation D promulgated thereunder. The consideration received for the Company’s common stock was membership interests in Juma Technology, LLC and rights under a certain royalty participation agreement. These shares of common stock are restricted shares as defined in the Securities Act.

In connection with the above-described reverse merger, the Company issued 10,000 shares of its common stock to Joel Levinson, an employee.. The Company believes that this issuance did not constitute a “public offering” as defined in Section 4(2) due to the circumstance only one individual was involved in the transaction, the manner of the issuance, the sophistication of the individual involved in the transaction, and the individual’s access to information about the Company. The consideration received for the Company’s common stock was general administrative services rendered by the employee, which services were valued at $2,700.

In December 2006, Company issued warrants to purchase an aggregate of 668,000 shares of the Company’s common stock to Triumph Small Cap Fund, Inc. and three individuals in consideration of services rendered. The term of each warrant is 5 years and the exercise price is $.50 per share. The Company believes that the offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the transaction, size of the offering, manner of the offering and number of warrants offered.

Under a private placement of its securities commenced on February 7, 2007, the Company sold $2,225,000 of its convertible promissory notes (“Notes”) to “accredited investors” as such term is defined under Regulation D promulgated under the Securities Act of 1933. The Notes are non-interest bearing, mature in 18 months and are convertible, at the holder’s option, into common stock of the Company at $1.00 per share. Each investor will also receive one-half share of common stock for each dollar of the principal amount of the Notes purchased. Each of these securities holders has represented in the applicable subscription agreement that the Notes and common stock were purchased for investment and that he was an accredited investor under Regulation D. These shares of common stock are restricted shares as defined in the Securities Act.

On August 16, 2007, the Company signed a $5,000,000, 6% convertible promissory note with Vision Opportunity Master Fund, Ltd. Interest on the note is due quarterly and matures within six months. The note also carries a mandatory conversion option which calls for conversion of the note into Convertible Preferred Stock once the Company is approved to issue preferred stock. The conversion price for this mandatory conversion is $0.60 per share. The Convertible Preferred stock is convertible into common stock of the Company at a 1:1 ratio and carries a 6% dividend. The note also carries an optional conversion, at the right of the holder, into common stock at $0.60 per share. The note also calls for the issuance of Series A, Series B, and Series C warrants and a potential future investment at the option of the holder. The purchase price for the securities was $5,000,000.

II–3

The sale of the note and warrants was made in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended. In this regard, the Company relied on the representations of the purchaser contained in the Note Purchase Agreement, as amended.

In August and November 2007, the Company issued warrants to purchase an aggregate of 500,000 shares of the Company’s common stock to Westminster Securities Corp. and two of its affiliates. The five-year warrants have an exercise price of $.90 per share. 400,000 of the shares underlying these warrants are covered by this prospectus, which is a part of the registration statement. The sale of the warrants was made in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended. In this regard, the Company believes that the offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of warrants offered.

In September 2007, Company issued warrants to purchase an aggregate of 150,000 shares of the Company’s common stock to Mirus Capital Management Ltd. in consideration of services rendered. The term of each warrant is 2 years and the exercise price is $1.50 per share. The Company believes that the offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the transaction, size of the offering, manner of the offering and number of warrants offered.

In November 2007, the Company entered into second financing with Vision Opportunity Master Fund, Ltd. Under the Note and Warrant Purchase Agreement, as amended, the Company executed and delivered to Vision Opportunity Master Fund, Ltd. in connection with (a) the first tranche to close thereunder (i) the Company’s $2,500,000 principal amount, senior secured 10% convertible promissory note, (ii) the Company’s $600,000 principal amount, senior secured 10% convertible promissory note replacing an earlier issued Company note in the same amount, (iii) one warrant to purchase an aggregate of 7,300,000 shares of the Company’s common stock and (iv) one warrant to purchase an aggregate of 1,000,000 shares of the Company’s common stock, (b) the second tranche to close thereunder, the Company’s $1,450,000 principal amount, senior secured 10% convertible promissory note, and (c) the third tranche to close thereunder, the Company’s $1,450,000 principal amount, senior secured 10% convertible promissory note. The amended conversion price under the notes is $.60 per share. Under the Company’s Exchange Agreement with Vision Opportunity Master Fund, Ltd., the Fund tendered to the Company the above referenced warrants issued in November 2007 for cancellation of such warrants and the exchange of such warrants for 498,000 shares of the Company’s Series B Convertible Preferred Stock.

The sale of the notes and warrants and the subsequent cancellation of the warrants in exchange for shares of the Company’s Series B Convertible Preferred Stock were made in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended. In this regard, the Company relied on the representations of the purchaser contained in the Note Purchase Agreement, as amended, and the Exchange Agreement.

In August 2008, the Series C Warrant was amended by extending its term to October 16, 2008 which term, pursuant to a subsequent amendment, has been extended to November 16, 2008.

II–4

In September 2008, the Company and Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund, L.P., an affiliate of Vision Opportunity Master Fund, Ltd. (collectively, the “Vision entities”) again amended the Series C Warrants as well as amending the terms of the Series A Warrant and the Series B Warrant. Under the amendments (a) the exercise price per share under the Series A Warrant was reduced from $0.90 to $0.72; (b) the exercise price per share under the Series B Warrant was reduced from $1.35 to $0.75; and (c) the exercise price per share under the Series C Warrant was increased from $0.90 to $4.00. The definition of “Warrant Shares” under the Series C Warrant was amended to provide that the shares issuable upon the exercise of the Series C Warrant would be shares of the Company’s Series B Convertible Preferred Stock in lieu of shares of the Company’s common stock. In addition, the number of shares of the Company’s common stock issuable upon the exercise of the Series B Warrant was increased from 2,777,778 to 6,250,000 and the number of shares of the Company’s Series B Convertible Preferred Stock issuable upon the exercise of the Series C Warrant was decreased from 2,777,778 to 625,000.

The Company and each of the Vision entities also entered into an Exchange Agreement. Under the Exchange Agreements, the applicable holder tendered to the Company the above referenced Series A Warrants, as amended, for cancellation of such Warrants and the exchange of such Warrants for an aggregate of 500,000 shares of the Company’s Series B Convertible Preferred Stock.

On September 12, 2008, pursuant to the Series C Warrant, as amended, each of the Vision entities exercised a portion of its Series C Warrant. The holders tendered an aggregate of $1,250,000 to the Company in consideration of the Company’s issuance of an aggregate of 312,500 shares of the Company’s Series B Convertible Preferred Stock.

In late September and early October, 2008, the Company, pursuant to the applicable provisions of convertible notes described above, issued an aggregate of 1,116,705 shares of our common stock-PIK Interest Shares-to the Vision entities. The PIK Interest Shares were issued in lieu of the Company making cash interest payments on December 31, 2007, March 31, 2008, June 30, 2008, and September 30, 2008.

The cancellation of the Series A Warrants in exchange for the issuance of shares of the Company’s Series B Convertible Preferred Stock, the exercise of a portion of the Series C Warrants, and the issuance of the PIK Interest Shares were made in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended. In this regard, the Company relied on the representations of the holders contained in the Exchange Agreements.

Under our retainer agreement with Gersten Savage LLP, we issued 75,000 shares of common stock to that firm. These shares were issued pursuant to Section 4(2) of the Securities as a transaction not involving a public offering of securities, at a price of $.0001 per share, for total proceeds of $7.50. These shares of common stock are restricted shares as defined in the Securities Act. See “EXPERTS AND COUNSEL.”

Item 27. Exhibits

Exhibit Number	Description

2.1
Contribution Agreement dated as of November 14, 2006, by and among the Company and Juma Technology, LLC and the other signatories thereto (filed as an exhibit to the Company’s Form 8-K dated November 20, 2006 and incorporated herein by this reference.)

3.1	Certificate of Incorporation*

3.2	By-Laws (filed as an exhibit to the Company’s Form SB-2 dated July 18, 2005 and incorporated herein by this reference.)

II–5

Exhibit Number	Description

4.1	Specimen Stock Certificate*

4.2	Subscription Agreement dated February __, 2007*

4.3	Subordinated Convertible Note dated __, 2007*

4.4
Note and Warrant Purchase Agreement dated as of August 16, 2007 among the Company and the Purchasers Listed on Exhibit A thereto (filed as an exhibit to the Company’s Form 8-K dated August 22, 2007 and incorporated herein by this reference.)

4.5	6% Convertible Promissory Note (filed as an exhibit to the Company’s Form 8-K dated August 22, 2007 and incorporated herein by this reference.)

4.6
Form of Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock (filed as an exhibit to the Company’s Form 8-K dated August 22, 2007 and incorporated herein by this reference.)

4.7	Series A Warrant (filed as an exhibit to the Company’s Form 8-K dated August 22, 2007 and incorporated herein by this reference.)

4.8	Series B Warrant (filed as an exhibit to the Company’s Form 8-K dated August 22, 2007 and incorporated herein by this reference.)

4.9	Series C Warrant (filed as an exhibit to the Company’s Form 8-K dated August 22, 2007 and incorporated herein by this reference.)

4.10
Registration Rights Agreement dated as of August 16, 2007 among the Company and the Purchasers Listed on Schedule 1 thereto (filed as an exhibit to the Company’s Form 8-K dated August 22, 2007 and incorporated herein by this reference.)

4.11
Form of Lock-Up Agreement dated as of August 16, 2007 among the Company and certain shareholders of the Company listed on Schedule A thereto (filed as an exhibit to the Company’s Form 8-K dated August 22, 2007 and incorporated herein by this reference.)

4.12
Note and Warrant Purchase Agreement dated as of November 29, 2007 among the Company and the Purchasers Listed on Exhibit A thereto (filed as an exhibit to the Company’s Form 8-K dated December 5, 2007 and incorporated herein by this reference.)

4.13
Amendment No. 1, dated as of November 29, 2007, to Note and Warrant Purchase Agreement dated as of November 29, 2007 among the Company and the Purchasers Listed on Exhibit A thereto (filed as an exhibit to the Company’s Form 8-K dated December 5, 2007 and incorporated herein by this reference.)

4.14
10% Senior Secured Convertible Promissory Note in the aggregate principal amount of $2,500,000 dated as of November 29, 2007 (filed as an exhibit to the Company’s Form 8-K dated December 5, 2007 and incorporated herein by this reference.)

II–6

Exhibit Number	Description

4.15
10% Senior Secured Convertible Promissory Note in the aggregate principal amount of $600,000 dated as of November 14, 2007 (filed as an exhibit to the Company’s Form 8-K dated December 5, 2007 and incorporated herein by this reference.)

4.16
Security Agreement, dated as of November 29, 2007, among the Company, AGN Networks, Inc. and Vision Capital Advisors, LLC, in its capacity as collateral agent (filed as an exhibit to the Company’s Form 8-K dated December 5, 2007 and incorporated herein by this reference.)

4.17
Series A Warrant for the purchase of 7,300,000 shares of common stock issued November 29, 2007 (filed as an exhibit to the Company’s Form 8-K dated December 5, 2007 and incorporated herein by this reference.)

4.18
Series A Warrant for the purchase of 1,000,000 shares of common stock issued November 14, 2007 (filed as an exhibit to the Company’s Form 8-K dated December 5, 2007 and incorporated herein by this reference.)

4.19
Registration Rights Agreement dated as of November 29, 2007 among the Company and the Purchasers Listed on Schedule 1 thereto (filed as an exhibit to the Company’s Form 8-K dated December 5, 2007 and incorporated herein by this reference.)

4.20
Amendment No. 1, dated November 29, 2007, to Registration Rights Agreement dated as of November 29, 2007 among the Company and the Purchasers Listed on Schedule 1 thereto (filed as an exhibit to the Company’s Form 8-K dated December 5, 2007 and incorporated herein by this reference.)

4.21	Warrant for the purchase of 20,000 shares of common stock issued August 14, 2007*

4.22	Warrant for the purchase of 114,000 shares of common stock issued August 14, 2007*

4.23	Warrant for the purchase of 266,000 shares of common stock issued August 14, 2007*

4.24
10% Senior Secured Convertible Promissory Note in the aggregate principal amount of $1,450,000 dated as of March 7, 2008 (filed as an exhibit to the Company’s Form 8-K dated March 13, 2008 and incorporated herein by this reference.)

4.25	Letter agreement dated October 1, 2008 between the Company and Vision Opportunity Master Fund, Ltd. extending the effective date under the Registration Rights Agreement dated as of August 16, 2007**

4.26	Letter agreement dated October 1, 2008 between the Company and Vision Opportunity Master Fund, Ltd. concerning the number of shares to be registered under the Registration Rights Agreement**

4.27
10% Senior Secured Convertible Promissory Note in the aggregate principal amount of $1,450,000 dated as of June 20, 2008 (filed as an exhibit to the Company’s Form 8-K dated June 24, 2008 and incorporated herein by this reference.)

II–7

Exhibit Number	Description

4.28
Amendment No. 1 to Series A Warrants to Purchase Shares of Common Stock and Senior Secured 10% Convertible Promissory Notes of Juma Technology Corp. between Juma Technology Corp. and Vision Opportunity Master Fund, Ltd. dated as of June 20, 2008 (filed as an exhibit to the Company’s Form 8-K dated June 24, 2008 and incorporated herein by this reference.)

4.29
Exchange Agreement between Juma Technology Corp. and Vision Opportunity Master Fund, Ltd. dated as of June 20, 2008 (filed as an exhibit to the Company’s Form 8-K dated June 24, 2008 and incorporated herein by this reference.)

4.30
Certificate Reducing the Number of Authorized Shares of Series A Convertible Preferred Stock (filed as an exhibit to the Company’s Form 8-K dated June 24, 2008 and incorporated herein by this reference.)

4.31
Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock (filed as an exhibit to the Company’s Form 8-K dated June 24, 2008 and incorporated herein by this reference.)

4.32	Form of Amendment No. 3 to the Series C Warrant**

4.33	Amendment No. 1 to the Registration Rights Agreement dated as of August 16, 2007 among the Company and the Purchasers Listed on Schedule 1 thereto**

4.34
Form of Amendment No. 1 to Series A Warrant and Series B Warrant to Purchase Shares of Common Stock and Amendment No. 2 to Series C Warrant to Purchase Shares of Common Stock of Juma Technology Corp. between the Company and Vision Opportunity Master Fund, Ltd. (filed as an exhibit to the Company’s Form 8-K dated September 17, 2008 and incorporated herein by this reference.)

4.35
Form of Amendment No. 1 to Series A Warrant and Series B Warrant to Purchase Shares of Common Stock and Amendment No. 2 to Series C Warrant to Purchase Shares of Common Stock of Juma Technology Corp. between the Company and Vision Capital Advantage Fund, L.P. (filed as an exhibit to the Company’s Form 8-K dated September 17, 2008 and incorporated herein by this reference.)

4.36
Form of Exchange Agreement between Juma Technology Corp. and Vision Opportunity Master Fund, Ltd. dated as of September 12, 2008 (filed as an exhibit to the Company’s Form 8-K dated September 17, 2008 and incorporated herein by this reference.)

4.37
Form of Exchange Agreement between Juma Technology Corp. and Vision Capital Advantage Fund, L.P. dated as of September 12, 2008 (filed as an exhibit to the Company’s Form 8-K dated September 17, 2008 and incorporated herein by this reference.)

5.1	Consent of Gersten Savage LLP*

10.2
Employment Agreement, dated as of November 14, 2006, by and between X and O and Frances Vinci (filed as an exhibit to the Company’s Form 8-K dated November 20, 2006 and incorporated herein by this reference.)

II–8

Exhibit Number	Description

10.3
Employment Agreement, dated as of November 14, 2006, by and between X and O and Joseph Fuccillo (filed as an exhibit to the Company’s Form 8-K dated November 20, 2006 and incorporated herein by this reference.)

10.4
Employment Agreement, dated as of November 14, 2006, by and between X and O and Joseph Cassano (filed as an exhibit to the Company’s Form 8-K dated November 20, 2006 and incorporated herein by this reference.)

10.5
Employment Agreement, dated as of November 14, 2006, by and between X and O and Anthony Fernandez (filed as an exhibit to the Company’s Form 8-K dated November 20, 2006 and incorporated herein by this reference.)

10.6
Indenture of Lease dated June 1, 2006 by and between Toledo Realty, LLC and Juma Technology, LLC (filed as an exhibit to the Company’s Form 8-K dated November 20, 2006 and incorporated herein by this reference.)

10.7
Agreement and Plan of Merger dated March 6, 2007, by and among Juma Technology Corp., Juma Acquisition Corp., AGN Networks, Inc., and its shareholders (filed as an exhibit to the Company’s Form 8-K dated March 9, 2007 and incorporated herein by this reference.)

10.8
Employment Agreement dated March 6, 2007, by and between Juma Technology Corp. and Albert Rodriquez (filed as an exhibit to the Company’s Form 8-K dated March 9, 2007 and incorporated herein by this reference.)

10.9	2006 Stock Option Plan (filed as an exhibit to the Company’s Information Statement dated January 9, 2007 and incorporated herein by this reference.)

10.10	2007 Stock Option Plan (filed as an exhibit to the Company’s Definitive Proxy Statement dated August 7, 2007 and incorporated herein by this reference.)

10.11	Employment Agreement dated April 30, 2008 by and between the Company and Anthony M. Servidio*

14.1	Code of Ethics (filed as an exhibit to the Company’s Form 10-KSB for the 2005 fiscal year and incorporated herein by this reference.)

21.1	Subsidiaries of the Small Business Issuer*

23.1	Consents of Seligson & Giannattasio, LLP**

23.2	Consent of Gersten Savage LLP (Reference is made to Exhibit 5.1*

*	Previously filed.
**	Filed herewith.

II–9

Item 28. Undertakings

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

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If the small business issuer will request acceleration of the effective date of the registration statement under Rule 461 of the Securities Act include the following:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5) For determining any liability under the Securities Act of 1933, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For the purpose of determining liability under the Securities Act to any purchaser:

If the small business issuer is subject to Rule 430C, include the following:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this amended registration statement to be signed on its behalf by the undersigned, in the City of New York, New York.

Juma Technology Corp.

By:	/s/ Anthony M. Servidio
Anthony M. Servidio, CEO & Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this amended registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Robert H. Thomson	Director	October 16, 2008
Robert H. Thomson

	Director	October , 2008
Robert Rubin

/s/ Anthony M. Servidio	CEO, Chairman; Director	October 16, 2008
Anthony M. Servidio

/s/ Joseph Fuccillo	President, CTO, Director	October 16, 2008
Joseph Fuccillo

/s/ Anthony Fernandez	CFO, Principal Accounting and	October 16, 2008
Anthony Fernandez	Financial Officer

Kenneth Archer	Director	October , 2008

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EXHIBIT INDEX

Exhibit Number	Description

4.25	Letter agreement dated October 1, 2008 between the Company and Vision Opportunity Master Fund, Ltd. extending the effective date under the Registration Rights Agreement dated as of August 16, 2007

4.26	Letter agreement dated October 1, 2008 between the Company and Vision Opportunity Master Fund, Ltd. concerning the number of shares to be registered under the Registration Rights Agreement.

4.32	Form of Amendment No. 3 to the Series C Warrant

4.33	Amendment No. 1 to the Registration Rights Agreement dated as of August 16, 2007 among the Company and the Purchasers Listed on Schedule 1 thereto

23.1	Consent of Seligson & Giannattasio, LLP

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